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                                                                   EXHIBIT 10.10



                                   FORM OF

                          LOAN AND SECURITY AGREEMENT

                            DATED AS OF MAY __, 1997

                                     AMONG

                             CHIEF AUTO PARTS INC.,

                                  AS BORROWER,

                            THE LENDERS PARTY HERETO

                                      AND

                            HELLER FINANCIAL, INC.,

                                    AS AGENT
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                               TABLE OF CONTENTS


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SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.1     Certain Defined Terms  . . . . . . . . . . . . . . . . .    1
         1.2     Accounting Terms . . . . . . . . . . . . . . . . . . . .   19
         1.3     Other Definitional Provisions  . . . . . . . . . . . . .   19

SECTION 2.  LOANS AND COLLATERAL. . . . . . . . . . . . . . . . . . . . .   20
         2.1     Loans. . . . . . . . . . . . . . . . . . . . . . . . . .   20
                 (A)      Revolving Loan  . . . . . . . . . . . . . . . .   20
                 (B)      Swingline Loan  . . . . . . . . . . . . . . . .   20
                 (C)      Eligible Collateral . . . . . . . . . . . . . .   22
                 (D)      Borrowing Mechanics . . . . . . . . . . . . . .   24
                 (E)      Notes . . . . . . . . . . . . . . . . . . . . .   25
                 (F)      Evidence of Revolving Loan Obligations and
                          Swingline Loan Obligations. . . . . . . . . . .   25
                 (G)      Letters of Credit . . . . . . . . . . . . . . .   26
                          (1)    Maximum Amount . . . . . . . . . . . . .   26
                          (2)    Reimbursement  . . . . . . . . . . . . .   26
                          (3)    Conditions of Issuance . . . . . . . . .   27
                          (4)    Request for Letters of Credit  . . . . .   27
                 (H)      Other Letter of Credit Provisions . . . . . . .   27
                          (1)    Obligations Absolute . . . . . . . . . .   27
                          (2)    Nature of Lender's Duties  . . . . . . .   28
                          (3)    Liability  . . . . . . . . . . . . . . .   28
                 (I)      Defaulting Lenders  . . . . . . . . . . . . . .   29
         2.2     Interest . . . . . . . . . . . . . . . . . . . . . . . .   30
                 (A)      Rate of Interest. . . . . . . . . . . . . . . .   30
                 (B)      Interest Periods. . . . . . . . . . . . . . . .   31
                 (C)      Computation and Payment of Interest . . . . . .   31
                 (D)      Interest Laws . . . . . . . . . . . . . . . . .   32
                 (E)      Conversion or Continuation  . . . . . . . . . .   32
         2.3     Fees . . . . . . . . . . . . . . . . . . . . . . . . . .   33
                 (A)      Unused Line Fee . . . . . . . . . . . . . . . .   33
                 (B)      Letter of Credit Fees . . . . . . . . . . . . .   34
                 (C)      Audit Fees  . . . . . . . . . . . . . . . . . .   34
                 (D)      Other Fees and Expenses . . . . . . . . . . . .   34
         2.4     Payments and Prepayments . . . . . . . . . . . . . . . .   34
                 (A)      Manner and Time of Payment  . . . . . . . . . .   34
                 (B)      Mandatory Prepayments . . . . . . . . . . . . .   35
                          (1)    Overadvance. . . . . . . . . . . . . . .   35
                          (2)    Proceeds of Asset Dispositions . . . . .   35
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                 (C)      Voluntary Prepayments and Repayments  . . . . .   36
                 (D)      Payments on Business Days . . . . . . . . . . .   36
         2.5     Term of this Agreement . . . . . . . . . . . . . . . . .   36
         2.6     Statements . . . . . . . . . . . . . . . . . . . . . . .   36
         2.7     Grant of Security Interest . . . . . . . . . . . . . . .   37
         2.8     Capital Adequacy and Other Adjustments . . . . . . . . .   37
         2.9     Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .   37
                 (A)      No Deductions . . . . . . . . . . . . . . . . .   37
                 (B)      Changes in Tax Laws . . . . . . . . . . . . . .   38
                 (C)      Foreign Lenders . . . . . . . . . . . . . . . .   38
         2.10    Required Termination and Prepayment  . . . . . . . . . .   39
         2.11    Optional Prepayment/Replacement of Agent or Lenders in
                 Respect of Increased Costs   . . . . . . . . . . . . . .   39
         2.12    Compensation . . . . . . . . . . . . . . . . . . . . . .   40
         2.13    Booking of LIBOR Loans . . . . . . . . . . . . . . . . .   41
         2.14    Assumptions Concerning Funding of LIBOR Loans  . . . . .   41

SECTION 3.  CONDITIONS TO LOANS . . . . . . . . . . . . . . . . . . . . .   41
         3.1     Conditions to Loans  . . . . . . . . . . . . . . . . . .   41
                 (A)      Closing Deliveries  . . . . . . . . . . . . . .   41
                 (B)      Security Interests  . . . . . . . . . . . . . .   41
                 (C)      Closing Date Availability . . . . . . . . . . .   41
                 (D)      Representations and Warranties  . . . . . . . .   42
                 (E)      Fees. . . . . . . . . . . . . . . . . . . . . .   42
                 (F)      No Default  . . . . . . . . . . . . . . . . . .   42
                 (G)      Performance of Agreements . . . . . . . . . . .   42
                 (H)      No Prohibition  . . . . . . . . . . . . . . . .   42
                 (I)      No Litigation . . . . . . . . . . . . . . . . .   42
                 (J)      No Material Adverse Effect  . . . . . . . . . .   42
                 (K)      Opinions of Counsel . . . . . . . . . . . . . .   42
                 (L)      Financial Information . . . . . . . . . . . . .   43
                 (M)      Qualification . . . . . . . . . . . . . . . . .   43
                 (N)      Consents and Terminations . . . . . . . . . . .   43
                 (O)      Evidence of Insurance . . . . . . . . . . . . .   43
                 (P)      Examination of Books. . . . . . . . . . . . . .   43
                 (Q)      Recapitalization. . . . . . . . . . . . . . . .   43
                 (R)      Senior Notes  . . . . . . . . . . . . . . . . .   43
                 (S)      Collateral Audit. . . . . . . . . . . . . . . .   44
                 (T)      Environmental Matters . . . . . . . . . . . . .   44
                 (U)      Cash Management . . . . . . . . . . . . . . . .   44
                 (V)      Compliance with Law . . . . . . . . . . . . . .   44
                 (W)      Proceedings; Receipt of Documents . . . . . . .   44
                 (X)      Solvency  . . . . . . . . . . . . . . . . . . .   45
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                 (Y)      Capital, Organization, Legal Structure, Taxes . .  45
                 (Z)      Mortgagee  WAIVER . . . . . . . . . . . . . . . .  46
                 (AA)     Special Counsel Fees  . . . . . . . . . . . . . .  46
                 (BB)     Other Conditions Precedent  . . . . . . . . . . .  46
SECTION 4.  BORROWER'S REPRESENTATIONS AND WARRANTIES . . . . . . . . . . .  46
         4.1     Organization, Powers, Capitalization . . . . . . . . . . .  46
                 (A)      Organization and Powers . . . . . . . . . . . . .  46
                 (B)      Capitalization. . . . . . . . . . . . . . . . . .  46
         4.2     Authorization of Borrowing, No Conflict  . . . . . . . . .  47
         4.3     Financial Condition  . . . . . . . . . . . . . . . . . . .  47
                          4.4    Indebtedness and Liabilities . . . . . . .  47
         4.5     Account Warranties . . . . . . . . . . . . . . . . . . . .  48
         4.6     Names. . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         4.7     Locations; FEIN. . . . . . . . . . . . . . . . . . . . . .  48
         4.8     Title to Properties; Liens . . . . . . . . . . . . . . . .  48
         4.9     Litigation; Adverse Facts  . . . . . . . . . . . . . . . .  48
         4.10    Payment of Taxes . . . . . . . . . . . . . . . . . . . . .  49
         4.11    Performance of Agreements  . . . . . . . . . . . . . . . .  49
         4.12    Employee Benefit Plans . . . . . . . . . . . . . . . . . .  49
         4.13    Intellectual Property. . . . . . . . . . . . . . . . . . .  49
         4.14    Broker's Fees. . . . . . . . . . . . . . . . . . . . . . .  49
         4.15    Environmental Matters  . . . . . . . . . . . . . . . . . .  49
         4.16    Solvency . . . . . . . . . . . . . . . . . . . . . . . . .  51
         4.17    Disclosure . . . . . . . . . . . . . . . . . . . . . . . .  51
         4.18    Insurance. . . . . . . . . . . . . . . . . . . . . . . . .  52
         4.19    Compliance with Laws . . . . . . . . . . . . . . . . . . .  52
         4.20    Bank Accounts. . . . . . . . . . . . . . . . . . . . . . .  52
         4.21    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .  52
         4.22    Employee Matters . . . . . . . . . . . . . . . . . . . . .  52
         4.23    Governmental Regulation  . . . . . . . . . . . . . . . . .  53
         4.24    Capital Leases . . . . . . . . . . . . . . . . . . . . . .  53
         4.25    Co-Op Contracts. . . . . . . . . . . . . . . . . . . . . .  53
         4.26    INACTIVE SUBSIDIARY  . . . . . . . . . . . . . . . . . . .  54

SECTION 5.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . .  54
         5.1     Financial Statements and Other Reports . . . . . . . . . .  54
                 (A)      Monthly Financials  . . . . . . . . . . . . . . .  54
                 (B)      Quarterly Financials  . . . . . . . . . . . . . .  54
                 (C)      Year-End Financials . . . . . . . . . . . . . . .  55
                 (D)      Accountants' Certification and Reports  . . . . .  55
                 (E)      Compliance Certificate  . . . . . . . . . . . . .  55
                 (F)      Borrowing Base Certificates, Registers and
                          Journals. . . . . . . . . . . . . . . . . . . . .  56
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             (G)      Reconciliation Reports, Inventory Reports and
                      Listings and Agings . . . . . . . . . . . . . . . . .  56
             (H)      Management Report . . . . . . . . . . . . . . . . . .  56
             (I)      Appraisals. . . . . . . . . . . . . . . . . . . . . .  56
             (J)      Government Notices  . . . . . . . . . . . . . . . . .  57
             (K)      Events of Default, etc. . . . . . . . . . . . . . . .  57
             (L)      Trade Names . . . . . . . . . . . . . . . . . . . . .  57
             (M)      Locations . . . . . . . . . . . . . . . . . . . . . .  57
             (N)      Bank Accounts . . . . . . . . . . . . . . . . . . . .  57
             (O)      Litigation. . . . . . . . . . . . . . . . . . . . . .  57
             (P)      BUDGETS . . . . . . . . . . . . . . . . . . . . . . .  58
             (Q)      Senior Note Debt and Other Indebtedness Notices . . .  58
             (R)      SEC Filings and Press Releases  . . . . . . . . . . .  58
             (S)      Insurance . . . . . . . . . . . . . . . . . . . . . .  58
             (T)      Other Information . . . . . . . . . . . . . . . . . .  58
     5.2     Access to Accountants and Management . . . . . . . . . . . . .  59
     5.3     Inspection . . . . . . . . . . . . . . . . . . . . . . . . . .  59
     5.4     Collateral Records . . . . . . . . . . . . . . . . . . . . . .  59
     5.5     Account Covenants; Verification  . . . . . . . . . . . . . . .  59
     5.6     Collection of Accounts and Payments  . . . . . . . . . . . . .  60
     5.7     Endorsement. . . . . . . . . . . . . . . . . . . . . . . . . .  61
     5.8     Corporate Existence  . . . . . . . . . . . . . . . . . . . . .  61
     5.9     Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . .  61
     5.10    Maintenance of Properties; Insurance . . . . . . . . . . . . .  61
     5.11    Compliance with Laws . . . . . . . . . . . . . . . . . . . . .  62
     5.12    Further Assurances . . . . . . . . . . . . . . . . . . . . . .  62
     5.13    Collateral Locations . . . . . . . . . . . . . . . . . . . . .  63
     5.14    Bailees. . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
     5.15    Use of Proceeds and Margin Security  . . . . . . . . . . . . .  63
SECTION 6.  FINANCIAL COVENANTS . . . . . . . . . . . . . . . . . . . . . .  63
     6.1     Minimum EBITDA . . . . . . . . . . . . . . . . . . . . . . . .  63
     6.2     Fixed Charge Coverage  . . . . . . . . . . . . . . . . . . . .  64

SECTION 7.  NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . .  64
     7.1     Indebtedness and Liabilities . . . . . . . . . . . . . . . . .  64
     7.2     Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . .  65
     7.3     Transfers, Liens and Related Matters . . . . . . . . . . . . .  66
             (A)      Transfers . . . . . . . . . . . . . . . . . . . . . .  66
             (B)      Liens . . . . . . . . . . . . . . . . . . . . . . . .  66
             (C)      No Negative Pledges . . . . . . . . . . . . . . . . .  66
             (D)      No Restrictions on Subsidiary transfers to Borrower .  66
     7.4     Investments and Loans  . . . . . . . . . . . . . . . . . . . .  67
     7.5     Restricted Junior Payments . . . . . . . . . . . . . . . . . .  67
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    7.6     Restriction on Fundamental Changes . . . . . . . . . . . . . .  67
    7.7     Changes Relating to Senior Note Debt . . . . . . . . . . . . .  68
    7.8     Transactions with Affiliates . . . . . . . . . . . . . . . . .  69
    7.9     Environmental Liabilities  . . . . . . . . . . . . . . . . . .  69
    7.10    Conduct of Business. . . . . . . . . . . . . . . . . . . . . .  69
    7.11    Compliance with ERISA  . . . . . . . . . . . . . . . . . . . .  69
    7.12    Tax Consolidations . . . . . . . . . . . . . . . . . . . . . .  69
    7.13    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .  69
    7.14    Fiscal Year. . . . . . . . . . . . . . . . . . . . . . . . . .  70
    7.15    Press Release; Public Offering Materials . . . . . . . . . . .  70
    7.16    Certain Bank Accounts. . . . . . . . . . . . . . . . . . . . .  70

SECTION 8.  DEFAULT, RIGHTS AND REMEDIES . . . . . . . . . . . . . . . . .  70
    8.1     Event of Default . . . . . . . . . . . . . . . . . . . . . . .  70
            (A)      Payment . . . . . . . . . . . . . . . . . . . . . . .  70
            (B)      Default in Other Agreements . . . . . . . . . . . . .  70
            (C)      Breach of Certain Provisions  . . . . . . . . . . . .  70
            (D)      Breach of Warranty  . . . . . . . . . . . . . . . . .  70
            (E)      Other Defaults Under Loan Documents . . . . . . . . .  70
            (F)      Change in Control . . . . . . . . . . . . . . . . . .  71
            (G)      Involuntary Bankruptcy; Appointment of
                     Receiver, etc.. . . . . . . . . . . . . . . . . . . .  71
            (H)      Voluntary Bankruptcy; Appointment of
                     Receiver, etc . . . . . . . . . . . . . . . . . . . .  71
            (I)      Liens . . . . . . . . . . . . . . . . . . . . . . . .  71
            (J)      Judgment and Attachments  . . . . . . . . . . . . . .  71
            (K)      Dissolution . . . . . . . . . . . . . . . . . . . . .  72
            (L)      Solvency  . . . . . . . . . . . . . . . . . . . . . .  72
            (M)      Injunction. . . . . . . . . . . . . . . . . . . . . .  72
            (N)      Invalidity of Loan Documents  . . . . . . . . . . . .  72
            (O)      Failure of Security . . . . . . . . . . . . . . . . .  72
            (P)      Damage, Strike, Casualty  . . . . . . . . . . . . . .  72
            (Q)      Licenses and Permits  . . . . . . . . . . . . . . . .  72
            (R)      Forfeiture. . . . . . . . . . . . . . . . . . . . . .  73
    8.2     Suspension of Commitments  . . . . . . . . . . . . . . . . . .  73
    8.3     Acceleration . . . . . . . . . . . . . . . . . . . . . . . . .  73
    8.4     Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
    8.5     Appointment of Attorney-in-Fact  . . . . . . . . . . . . . . .  74
    8.6     Limitation on Duty of Agent with Respect to Collateral . . . .  74
    8.7     Application of Proceeds  . . . . . . . . . . . . . . . . . . .  74
    8.8     License of Intellectual Property . . . . . . . . . . . . . . .  75
    8.9     Waivers, Non-Exclusive Remedies. . . . . . . . . . . . . . . .  75

SECTION 9.  ASSIGNMENT AND PARTICIPATION . . . . . . . . . . . . . . . . .  75
    9.1     Assignments and Participations in Loans. . . . . . . . . . . .  75
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     9.2     Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
             (A)      Appointment . . . . . . . . . . . . . . . . . . . . .  78
             (B)      Nature of Duties  . . . . . . . . . . . . . . . . . .  78
             (C)      Rights, Exculpation, Etc. . . . . . . . . . . . . . .  79
             (D)      Reliance  . . . . . . . . . . . . . . . . . . . . . .  79
             (E)      Indemnification . . . . . . . . . . . . . . . . . . .  80
             (F)      Heller Individually . . . . . . . . . . . . . . . . .  80
             (G)      Successor Agent . . . . . . . . . . . . . . . . . . .  80
                      (1)    Resignation  . . . . . . . . . . . . . . . . .  80
                      (2)    Appointment of Successor . . . . . . . . . . .  80
                      (3)    Successor Agent  . . . . . . . . . . . . . . .  80
             (H)      Collateral Matters  . . . . . . . . . . . . . . . . .  81
                      (1)    Release of Collateral  . . . . . . . . . . . .  81
                      (2)    Confirmation of Authority; Execution of
                             Releases . . . . . . . . . . . . . . . . . . .  81
                      (3)    Absence of Duty  . . . . . . . . . . . . . . .  81
             (I)      Agency for Perfection . . . . . . . . . . . . . . . .  82
             (J)      Exercise of Remedies. . . . . . . . . . . . . . . . .  82
     9.3     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
     9.4     Set Off and Sharing of Payments  . . . . . . . . . . . . . . .  82
     9.5     Dissemination of Information . . . . . . . . . . . . . . . . .  83
     9.6     Return of Payments . . . . . . . . . . . . . . . . . . . . . .  83
     9.7     Discretionary Advances . . . . . . . . . . . . . . . . . . . .  83

SECTION 10.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . .  84
    10.1    Expenses and Attorneys' Fees. . . . . . . . . . . . . . . . . .  84
    10.2    Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
    10.3    Amendments and Waivers. . . . . . . . . . . . . . . . . . . . .  85
    10.4    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
    10.5    Survival of Warranties and Certain Agreements . . . . . . . . .  87
    10.6    Indulgence Not Waiver . . . . . . . . . . . . . . . . . . . . .  87
    10.7    Marshaling; Payments Set Aside. . . . . . . . . . . . . . . . .  87
    10.8    Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . .  87
    10.9    Independence of Covenants . . . . . . . . . . . . . . . . . . .  88
    10.10   Severability. . . . . . . . . . . . . . . . . . . . . . . . . .  88
    10.11   Lenders' Obligations Several; Independent Nature of Lenders'
            Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
    10.12   Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
    10.13   APPLICABLE LAW. . . . . . . . . . . . . . . . . . . . . . . . .  88
    10.14   Successors and Assigns. . . . . . . . . . . . . . . . . . . . .  88
    10.15   No Fiduciary Relationship; Limitation of Liabilities. . . . . .  88
    10.16   CONSENT TO JURISDICTION . . . . . . . . . . . . . . . . . . . .  89
    10.17   WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . . . . . . .  89
    10.18   Construction. . . . . . . . . . . . . . . . . . . . . . . . . .  89
    10.19   Counterparts; Effectiveness . . . . . . . . . . . . . . . . . .  89

                                                                            Page
                                                                            ----
         10.20   No Duty          . . . . . . . . . . . . . . . . . . . . .  90
         10.21   Confidentiality  . . . . . . . . . . . . . . . . . . . . .  90

SCHEDULES

Schedule 1.1(A)  Other Liens
Schedule 1.1(B)  Other Indebtedness
Schedule 1.1(C)  Lien States
Schedule 3.1(A)  List of Closing Documents
Schedule 4.1(B)  Capitalization of Loan Parties
Schedule 4.6     Trade Names (Present and Past Five Years)
Schedule 4.7     Location of Principal Place of Business, Books and Records and
                   Collateral
Schedule 4.9     Litigation
Schedule 4.13    Intellectual Property
Schedule 4.15    Environmental Matters
Schedule 4.20    Bank Accounts
Schedule 4.21    Subsidiaries
Schedule 4.22    Employee Matters
SCHEDULE 7.4     OTHER INVESTMENTS, LOANS AND ADVANCES

EXHIBITS

Exhibit A        Form of Borrowing Base Certificate
Exhibit B        Form of Compliance Certificate
Exhibit C        Form of Inventory Report
Exhibit D        Form of Assignment and Acceptance
Exhibit E        Pro Forma
Exhibit F        Form of Reconciliation Report
Exhibit G        Form of Notice of Borrowing
Exhibit H        Form of Revolving Note
Exhibit I        Form of Swingline Note
Exhibit J        Form of Notice of Conversion/Continuation
EXHIBIT 2.1(C)   INVENTORY RESERVES AS OF CLOSING DATE
EXHIBIT 5.1(D)   FORM OF ACCOUNTANTS LETTER

                          LOAN AND SECURITY AGREEMENT


                 This LOAN AND SECURITY AGREEMENT is dated as of May __, 1997 and entered into among CHIEF AUTO PARTS INC., a Delaware corporation ("Borrower"), with its principal place of business at One Lincoln Centre, Suite 200, 5400 LBJ Freeway, Dallas, Texas 75240-6223, the financial institution(s) listed on the signature pages hereof and their respective successors and assigns (each individually a "Lender" and collectively "Lenders") and HELLER FINANCIAL, INC., a Delaware corporation (in its individual capacity, "Heller"), with offices at 500 West Monroe, Chicago, Illinois 60661, for itself as a Lender and as Agent. All capitalized terms used herein are defined in Section 1 of this Agreement.

                 WHEREAS, Borrower desires that Lenders extend a credit facility to refinance Indebtedness and other amounts owing under the Existing Credit Agreement, to provide working capital financing to Borrower and to provide funds for other general corporate purposes of Borrower permitted hereunder; and

                 WHEREAS, Borrower desires to secure its obligations under the Loan Documents by granting to Agent, for benefit of Agent and Lenders, a security interest in and lien upon certain of Borrower's property;

                 NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Agent and Lenders agree as follows:


                            SECTION 1.  DEFINITIONS

                 1.1 Certain Defined Terms. The following terms used in this Agreement shall have the following meanings:

                 "Accounts" means all "accounts" (as defined in the UCC), accounts receivable, contract rights and general intangibles relating thereto, notes, drafts and other forms of obligations owed to or owned by Borrower arising or resulting from the sale of goods or the rendering of services.

                 "Adjusted EBITDA" means for any period [the sum of (a) any increase (without giving effect to any decrease) on or after April ___, 1997 but on or prior to the last day of such period in Other Accrued Liabilities plus (b) any increase (without giving effect to any decrease) on or after April ___, 1997 but on or prior to the last day of such period in those reserves and liabilities of Borrower and its Subsidiaries of the type included in Other Noncurrent Liabilities under either or both of the categories "Store-closing provision" and "Other (including legal)"] EBITDA.

                 "Affiliate" means any Person (other than Agent or a Lender):
(a) directly or indirectly controlling, controlled by, or under common control with, any Loan Party; (b) directly or indirectly owning or holding ten percent (10%) or more of any equity interest in Borrower; (c) ten percent (10%) or more of whose stock or other equity interest having ordinary voting power for the election of directors or the power to direct or cause the direction of management, is directly or indirectly owned or held by Borrower; or (d) which has a senior executive officer who is also a senior executive officer of Borrower. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other equity interest, or by contract or otherwise.

                 "Agent" means Heller in its capacity as agent for the Lenders under the Loan Documents and any successor in such capacity appointed pursuant to subsection 9.2.

                 "Agent's Account" means ABA No. 0710-0001-3, Account No. ________ at First National Bank of Chicago, One First National Plaza, Chicago, IL 60670, Reference: Heller Business Credit for the benefit of Chief Auto Parts Inc.

                 "Agreement" means this Loan and Security Agreement as it may be amended, restated, supplemented or otherwise modified from time to time.

                 "Applicable Margin" means initially one-half of one percent (.50%) with respect to Base Rate Loans and two percent (2.00%) with respect to LIBOR Loans, and from and after the first day of the month immediately following the date of delivery by Borrower to Agent of the financial statements with respect to the then most recently completed fiscal quarter (commencing with the fiscal quarter ending June 29, 1998) of Borrower as required under subsection 5.1(B) (the "Financials"), together with calculations in form and substance satisfactory to Agent supporting the calculation of the Leverage Ratio for the period of two consecutive fiscal quarters of Borrower ended with such most recently completed fiscal quarter (such two fiscal quarter period, the "Test Period") and a written certification from the chief financial officer of Borrower to such effect, the Applicable Margin shall mean that amount set forth below opposite the Leverage Ratio achieved for such Test Period:


                                                         Applicable Margin            Applicable Margin
             Leverage Ratio                             For Base Rate Loans            for LIBOR Loans
             --------------                             -------------------            ---------------
Equal to or greater than 6.00/1                                1.00                         2.50

Greater than 5.50/1 and less than 6.00/1                        .75                         2.25

Greater than 4.50/1 and less than or equal to                   .50                         2.00
5.50/1

Equal to or greater than 4.00/1 and less than or                .25                         1.75
equal to 4.50/1

Less than 4.00/1                                                .00                         1.50

;provided, that notwithstanding the foregoing the Applicable Margin shall be one percent (1.00%) with respect to Base Rate Loans and two and one-half percent (2.50%) with respect to LIBOR Loans at all times (x) on and after the occurrence and during the continuance of a Default or an Event of Default (and the Default Rate payable on overdue Obligations as provided in the second paragraph of subsection 2.2(A) shall be determined after giving effect to this proviso) or (y) after the failure of Borrower to timely deliver the Financials for any fiscal quarter of Borrower prior to and including the then most recently completed fiscal quarter of Borrower when required by subsection 5.1(B) (together with the related calculations and certification required above) and until the first day of the month following the date of delivery to Agent of the Financials for the then most recently completed fiscal quarter of Borrower (together with the related calculations and certification).

                 "Asset Disposition" means the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the assets of Borrower or any of its Subsidiaries other than sales of Inventory in the ordinary course of business.

                 "Assignee" has the meaning assigned to that term in subsection 9.1(A).

                 "Assignment and Acceptance" has the meaning assigned to that term in subsection 9.1(A).

                 "Availability" means, at any time, the excess of (A) the lesser of (x) the Revolving Loan Commitments of all Lenders and (y) the Borrowing Base over (B) the sum of (w) the Revolving Loan, (x) the Swingline Loan, (y) the Letter of Credit Reserve and (z) with respect to subsections 3.1(C), 5.1(F), 5.6 and 7.6 only, the amount of those payables of Borrower and its Subsidiaries which at such time remain unpaid beyond customary terms therefor.

                 "Bank Letter of Credit" means each letter of credit issued by a bank [REASONABLY] acceptable to and approved by Agent for the account of Borrower and supported by a Risk Participation Agreement.

                 "Base Rate" means a variable rate of interest per annum equal to the higher of (a) the highest of the "prime rate", "reference rate", "base rate", or other similar rate announced from time to time by any of The Chase Manhattan Bank, Citibank, N.A. or First National Bank of Chicago or their successors (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by any such bank), or (b) the Federal Funds Effective Rate plus one-half of one percent (.50%).

                 "Base Rate Loans" means Loans bearing interest at rates determined by reference to the Base Rate.

                 "Borrower" has the meaning assigned to that term in the preamble to this Agreement.

                 "Borrowing Base" has the meaning assigned to that term in subsection 2.1(A).

                 "Borrowing Base Certificate" means a certificate and assignment schedule duly executed by A Financial Officer of Borrower appropriately completed and in substantially the form of Exhibit A.

                 "Budgets" means Borrower's forecasted consolidated and, with respect to Borrower and each Restricted Subsidiary, consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all in such scope, detail and format acceptable to Agent and the Requisite Lenders and consistent with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

                 "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of Illinois or New York, or is a day on which banking institutions located in any such state are closed, or for the purposes of LIBOR Loans only, a day on which commercial banks are open for dealings in Dollar deposits in the London, England (U.K.) market.

                 "Capital Expenditures" means, with respect to any Person, all expenditures (including deposits) for, or contracts for expenditures (excluding contracts for expenditures under or with respect to Capital Leases, but including cash down payments for assets acquired under Capital Leases) capitalized on such Person's balance sheet in accordance with GAAP with respect to any fixed assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise.

                 "Capital Lease" means any lease of any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such capital lease shall be the capitalized amount of such obligation determined in accordance with GAAP.

                 "Cash Equivalents" means: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (b) commercial paper maturing no more than one year from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (c) certificates of deposit or bankers' acceptances maturing within one year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000 (a "Cash Equivalent Bank"); (d) Eurodollar time deposits having a maturity of less than one year purchased from a Cash Equivalent Bank (whether such deposit is with such Cash Equivalent Bank or any other Cash Equivalent Bank); and (e) investments in any mutual fund or money market fund that invests exculsively in one or more of the foregoing.

                 "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), as such law has been and hereafter may be amended or supplemented.

       "Change of Control" means, [To be conformed to Senior Note Indenture]

       "Closing Date" means May __, 1997.

       "Collateral" means, collectively, (a) all property or interests in property in which a Lien has purportedly been granted by Borrower to Agent pursuant to subsection 2.7 and (b) all other property or interests in property at any time purportedly granted by Borrower or any other Person in addition to or in substitution for any of the foregoing as security for the payment of any of the Obligations.

       "Collateral Location" means each store, distribution center, warehouse or other location, whether owned or leased by Borrower or any of the Restricted Subsidiaries, at which any Collateral is situated at any time or from time to time.

       "Commitment" or "Commitments" means the commitment or commitments of Lenders to make Loans as set forth in subsections 2.1(A) and/or 2.1(B) and to provide Lender Letters of Credit as set forth in subsection 2.1(G).

       "Commitment Percentage" means, as to any Lender, and whether or not the Revolving Loan Commitments are then in effect, the percentage for such Lender determined under clause (i) of the definition of "Pro Rata Share" (without regard to the proviso to such definition).

       "Compensation Claims" has the meaning assigned to that term in subsection 4.22.

       "Compliance Certificate" means a certificate duly executed by an Executive Officer or a Financial Officer of Borrower appropriately completed and in substantially the form of Exhibit B.

       "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

       "Default" means a condition, act or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

"Default Rate" means, with respect to any Obligations, a rate per annum equal to two percent (2%) plus the applicable Interest Rate therefor (or with respect to those Obligations for which no Interest Rate is specified, a rate per annum equal to two percent (2%) plus the Interest Rate payable on Base Rate Loans).

       "Defaulting Lender" has the meaning assigned to that term in subsection 2.1(I)(2).

       "EBITDA" means, without duplication, for any period, the following, each calculated for Borrower and its Subsidiaries on a consolidated basis, in each instance determined in accordance with GAAP, for such period: (a) Net Income; plus (b) any provision for income or franchise taxes included in the determination of Net Income; plus
(c) Interest Expense deducted in the determination of Net Income; plus (d) amortization and depreciation expenses deducted in the determination of Net Income; less (e) extraordinary gains, net of extraordinary losses; plus (f) any cost attributable to changes in the value of Borrower's Inventory caused by changes in Borrower's reserves (including purchase accounting inventory writeups); less (g) any income attributable to changes in the value of Borrower's Inventory caused by changes in Borrower's reserves (including purchase accounting inventory writeups).

       "Eligible Accounts" has the meaning assigned to that term in subsection 2.1(C).

       "Eligible Institution" means (i) a commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus in excess of $100,000,000 as of the date such Person becomes a Lender, (ii) a savings and loan association or savings bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus in excess of $100,000,000 as of the date such Person becomes a Lender, (iii) a commercial bank, savings and loan association, savings bank or similar financial institution organized under the laws of any other country or any political subdivision thereof having combined capital and surplus (or the equivalent) in excess of $100,000,000 (or the equivalent) as of the date such Person becomes a Lender, provided, that (x) such foreign bank, association or similar financial institution is acting through a branch or agency located in the United States of America or (y) such foreign bank, association or similar financial institution is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, (iv) any mutual or other fund which regularly purchases senior secured debt, (v) any financial institution having total assets on a consolidated basis of not less than $1,000,000,000 or a net worth of not less than $50,000,000 which is also an "accredited investor" (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses including, but not limited to, insurance companies, mutual funds, commercial finance companies and lease financing companies; provided that neither any Person which as of the date such Person becomes a Lender is a competitor of Borrower in the automotive replacement parts business nor any Person that as of the date such Person becomes a Lender owns more than 10% of the issued and outstanding voting capital stock of any such competitor shall be an Eligible Institution and (vi) any other financial institution or other entity which is approved in writing by Agent and Borrower.

       "Eligible Inventory" has the meaning assigned to that term in subsection 2.1(C).

       "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of any Loan Party or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of any Loan Party or any current or former ERISA Affiliate.

       "Environmental Claims" means claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders relating to Hazardous Materials.

       "Environmental Laws" means all present and future statutes, ordinances, orders, rules, regulations or decrees and the like relating to (i) environmental matters, including those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the release or threatened release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human , plant or animal health or welfare, in any manner applicable to Borrower or any of its Restricted Subsidiaries or any of their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C.
Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7
U.S.C. Section  136 et seq.), the Occupational Safety and Health Act (29 U.S.C.
Section 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), each as amended or supplemented from time to time, and any analogous present or future local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect from time to time.

       "Equipment" means all "equipment" (as defined in the UCC), including, without limitation, all furniture, furnishings, fixtures, machinery, motor vehicles, trucks, trailers, vessels, aircraft and rolling stock and all parts thereof and all additions and accessions thereto and replacements therefor.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

       "ERISA Affiliate", as applied to any Loan Party, means any Person who is a member of a group which is under common control with any Loan Party, who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) and (c) of the IRC.

       "Event of Default" means each of the events set forth in subsection 8.1. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

       "Executive Officer" means the chief executive officer, chief financial officer or general counsel of Borrower.

       "Existing Credit Agreement" means _________________.

       "Federal Funds Effective Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the immediately following Business Day by the Federal Reserve Bank of New York or, if such rate is not published for any Business Day, the average of the quotations for the day of the requested Loan received by Agent from three Federal funds brokers of recognized standing selected by Agent.

       "Financial Officer" means the chief financial officer, treasurer, assistant treasurer, controller or principal accounting officer of Borrower.

       "Fiscal Year" means the 52 or 53 week accounting period of Borrower and its Subsidiaries ending on the Sunday closest to December 31 in each year.

       "Fixed Charge Coverage" means, for any period, the quotient of (a)
Fixed Charge Adjusted EBITDA, less Unfinanced Capital Expenditures, less Other Capitalized Costs, and less any income or franchise taxes of Borrower or any of its Subsidiaries paid in cash (regardless when accrued) divided by (b) Fixed Charges. [Fixed Charge Adjusted EBITDA" means, for any period, EBITDA less the sum of (a) the aggregate amount of cash payments made by Borrower and its Subsidiaries during such period against or with respect to reserves or liabilities of the type which at any time were or are included in either or both of Other Accrued Liabilities and Other Noncurrent Liabilities (other than reserves and liabilities included therein under the category "Other (including legal)") plus (b) the greater of (i) zero and (ii) the lesser of (1) the aggregate amount of cash payments made by Borrower and its Subsidiares during such period against or with respect to reserves or liabilities of the type which at any time were or are included in either or both of Other Accrued Liabilities and Other Noncurrent Liabilities under the category "Other (including legal)" and (2) the aggregate amount of cash payments in excess of $10,000,000 made by Borrower and its Subsidiaries on or after April __, 1997 but on or prior to the last day of such period against or with respect to reserves or liabilities of the type which at any time were or are included in either or both of Other Accrued Liabilities and Other Noncurrent Liabilities under the category "Other (including legal)".]

       "Fixed Charges" means, without duplication, for any period, the total of the following for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, each calculated for such period: (a) Interest Expense; plus (b) scheduled payments of principal with respect to all Indebtedness of Borrower and its Subsidiaries on a consolidated basis (whether or not actually made), including, but not limited to, the principal component of any scheduled payments on Capital Leases, Synthetic Loans and Senior Note Debt (whether or not actually made); but excluding any repayments of the Loans.

       "Funded Debt" means the Senior Note Debt, any Indebtedness refinancing or refunding any Senior Note Debt, the Loans, Capital Leases of Borrower and its Subsidiaries and Indebtedness of Borrower and its Subsidiaries secured by a mortgage, deed of trust or any similar Liens.

       "Funding Date" means the date of each funding of a Loan or issuance of a Lender Letter of Credit.

       "GAAP" means generally accepted accounting principles in the United States of America, including those set forth (i) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) in statements and pronouncements of the Financial Accounting Standards Board, (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) in the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC. [This definition was taken from the Senior Note Indenture]

       "Guarantor" means each Restricted Subsidiary.

       "Guarantor Security Agreement" means each guarantor security agreement to be executed and delivered by one or more Guarantors, in a form acceptable to Agent, as each such agreement may be amended, restated, supplemented or otherwise modified from time to time.

       "Guaranty" means each continuing guaranty by one or more Restricted Subsidiaries of the payment of the Obligations in a form acceptable to Agent, as each such agreement may be amended, restated, supplemented or otherwise modified from time to time.

       "Hazardous Material" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws or regulations as "hazardous substances", "hazardous materials", "hazardous wastes", "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls.

       "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

       "Heller" has the meaning assigned to that term in the preamble to this Agreement.

       "Inchoate Indemnity Obligations" means, at any time after the termination of the Commitments, that portion, if any, of Borrower's Obligations under subsection 10.2 consisting of indemnities of Borrower which are at such time contingent, uncertain or unknown.

       "Indebtedness", as applied to any Person, means without duplication: (a) all indebtedness for borrowed money; (b) obligations under leases which in accordance with GAAP constitute Capital Leases; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non recourse to the credit of that Person, (f) obligations in respect of letters of credit (including in any event Lender Letters of Credit), (g) any advances under any factoring arrangement and (h) all indebtedness and obligations under any Synthetic Leases.

       "Intangible Assets" means all intangible assets (determined in conformity with GAAP) including, without limitation, goodwill, Intellectual Property, licenses, organizational costs, deferred amounts, covenants not to compete, unearned income and restricted funds.

       "Intellectual Property" means all present and future designs, patents, patent rights and applications therefor, trademarks and registrations or applications therefor, trade names, inventions, copyrights and all applications and registrations therefor, software or computer programs, license rights, trade secrets, methods, processes, know-how, drawings, specifications, descriptions, and all memoranda, notes and records with respect to any research and development, whether now owned or hereafter acquired, all goodwill associated with any of the foregoing, and proceeds of all of the foregoing, including, without limitation, proceeds of insurance policies thereon.

       "Intellectual Property Security Agreement" means each intellectual property security agreement to be executed and delivered by one or more Loan Parties, in a form acceptable to Agent, as each such agreement may be amended, restated, supplemented or otherwise modified from time to time.

       "Interest Expense" means, for any period, the total interest expense of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent incurred by Borrower or its Subsidiaries, (i) interest, (ii) non-cash interest expense, (iii) commissions, discounts and other fees and charges with respect to letters of credit and bankers' acceptance financing and (iv) net costs associated with Hedging Obligations (including amortization of fees) (v) and interest expense attributable to Synthetic Leases.

       "Interest Period" has the meaning assigned to that term in subsection 2.2(B).

       "Interest Rate" has the meaning assigned to that term in subsection
2.2(A).

       "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed solely to protect Borrower or any of its Subsidiaries against fluctuations in interest rates.

       "Inventory" means all "inventory" (as defined in the UCC), including, without limitation, finished goods, raw materials, work in process and other materials and supplies used or consumed in a Person's business, and goods which are returned or repossessed.

       "Inventory Report" means a report duly executed by a Financial Officer appropriately completed and in substantially the form of Exhibit C.

       "IRC" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

       "Lender" or "Lenders" has the meaning assigned to that term in the preamble to this Agreement.

       "Lender Letter of Credit" has the meaning assigned to that term in subsection 2.1(G).

       "Letter of Credit Liability" means, all reimbursement and other liabilities of Borrower or any of its Subsidiaries with respect to each Lender Letter of Credit, whether contingent or otherwise, including: (a) the amount available to be drawn or which may become available to be drawn; (b) all amounts which have been paid or made available by any Lender issuing a Lender Letter of Credit or any bank issuing a Bank Letter of Credit to the extent not reimbursed; and (c) all unpaid interest, fees and expenses related thereto.

       "Leverage Ratio" means for any period of four consecutive fiscal quarters of Borrower (such four fiscal quarter period, the "Test Period") the ratio of (x) the average amount of Funded Debt outstanding during such period to (y) Fixed Charge Adjusted EBITDA for such Test Period.

       "Letter of Credit Reserve" means, at any time, an amount equal to (a) the aggregate amount of Letter of Credit Liability with respect to all Lender Letters of Credit outstanding at such time plus, without duplication, (b) the aggregate amount theretofore paid by Agent or any Lender under Lender Letters of Credit and not debited to Borrower's loan account pursuant to subsection 2.1(G)(2) or otherwise reimbursed by Borrower.

       "Liabilities" shall have the meaning given that term in accordance with GAAP and shall include Indebtedness.

       "LIBOR" means, for each Interest Period, a rate of interest equal to:

              (a) the rate of interest determined by Agent at which deposits in Dollars for the relevant Interest Period are offered based on information presented on the Reuters Screen LIBOR Page as of 11:00 A.M. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period; provided that if at least two such offered rates appear on the Reuters Screen LIBOR Page in respect of such Interest Period, the arithmetic mean of all such rates (as determined by Agent) will be the rate used; provided further that if Reuters ceases to provide LIBOR quotations, such rate shall be the average rate of interest determined by Agent at which deposits in Dollars are offered for the relevant Interest Period by The Chase Manhattan Bank, Citibank, N.A. and First National Bank of Chicago or their successors to prime banks in the London interbank market as of 11:00 A.M. (London time) on the applicable interest rate determination date, divided by

              (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System:

(such rate to be adjusted to the nearest one sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%).

       "LIBOR Loans" means at any time that portion of the Loans bearing interest at rates determined by reference to LIBOR.

       "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

       "Lien State" means all those States listed on Schedule 1.1(C) plus any other State in which on or subsequent to the Closing Date a landlord's Lien for unpaid rent or a warehouseman's lien for unpaid storage charges is recognized, by statute or common law, as prior in right and claim to the rights and claims of Agent as secured party on behalf of Agent and Lenders in respect of any Inventory."Lien Waiver" means a written agreement, in form and substance acceptable to Agent, pursuant to which a Person shall waive or subordinate its rights and claims as landlord or public warehouseman, as the case may be, in any Inventory of Borrower and/or any Restricted Subsidiary, as applicable, for unpaid rents or unpaid storage charges, as appropriate, grant access to Agent for the repossession and sale of such Inventory and make other agreements relative thereto.

       "Loan" or "Loans" means an advance or advances under the Swingline Loan Commitment or the Revolving Loan Commitment.

       "Loan Documents" means this Agreement, the Revolving Notes, the Swingline Note, the Guaranties, the Guarantor Security Agreements, the Pledge Agreements, the Intellectual Property Security Agreements and all other instruments, documents and agreements executed by or on behalf of Borrower or any Guarantor or other Loan Party and delivered concurrently herewith or at any time hereafter to or for Agent or any Lender in connection with the Loans, any Lender Letter of Credit, and other transactions contemplated by this Agreement, all as amended, restated, supplemented or modified from time to time.

       "Loan Party" means each of Borrower, the Guarantors and any other Person (other than Agent or any Lender) which is or becomes a party to any Loan Document.

       "Loan Year" means each period of twelve (12) consecutive months commencing on the Closing Date and on each anniversary thereof.

       "Material Adverse Effect" means a material adverse effect upon (a) the business, operations, prospects, properties, assets or condition (financial or otherwise) of the Loan Parties taken as a whole or (b) the ability of the Loan Parties taken as a whole to perform their obligations under the Loan Documents. It is acknowledged and agreed that payment of Compensation Claims shall be deemed not to have a Material Adverse Effect unless such payments shall result in or constitute an Event of Default.

       "Maximum Revolving Loan Amount" has the meaning assigned to that term in subsection 2.1(A).

       "Net Cash Proceeds" means, with respect to any Asset Disposition, cash received by Borrower or any of its Subsidiaries from such Asset Disposition (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Disposition, and cash proceeds received by means of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received), after (a) provision for all income, title, recording or other taxes measured by or resulting from such Asset Disposition, (b) payment of all brokerage commissions, reasonable investment banking and legal fees and other fees and expenses related to such Asset Disposition, (c) deduction of appropriate amounts to be provided by Borrower or the applicable Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Disposition and retained by Borrower or such Subsidiary after such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Disposition and (d) amounts paid to satisfy Indebtedness (other than the Obligations and Senior Note Debt or any refinancing or refunding thereof) which are required to be repaid in connection with any such Asset Disposition.

       "Net Income" means, for any period, the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis after provision for or benefit from income and franchise taxes determined in accordance with GAAP.

       "Notes" means the Revolving Notes and the Swingline Note.

       "Notice of Borrowing" has the meaning assigned to that term in subsection 2.1(D).

       "Obligations" means all obligations, liabilities and indebtedness of every nature of each Loan Party from time to time owed to Agent or to any Lender under the Loan Documents including the principal amount of all debts, claims and indebtedness (whether incurred before or after the Termination
Date), accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable including, without limitation, all interest, fees, cost and expenses accrued or incurred after the filing of any petition under any bankruptcy or insolvency law.

        "Other Accrued Liabilities" means those accrued liabilities of Borrower and its Subsidiaries which are of the type that would be included as part of "Other accrued liabilities" on a Fiscal Year-end audited balance sheet of Borrower.

       "Other Capitalized Costs" for Borrower and its Subsidiaries means, to the extent not included in Capital Expenditures, (i) all site selection costs,
(ii) all pre-opening expenses in excess of, in the aggregate, the percent of new stores open year to date multiplied by $10,000 and (iii) all internal and external software costs as they relate to projects outside the ordinary course of business.

        "Other Noncurrent Liabilities" mean those noncurrent liabilities of Borrower and its Subsidiaries which are of the type that would be included as part of "Other noncurrent liabilities" on a Fiscal Year-end audited balance sheet of Borrower.

       "Permitted Encumbrances" means the following types of Liens: (a) Liens (other than Liens relating to Environmental Claims or ERISA) for taxes, assessments or other governmental charges (i) not yet delinquent or (ii) which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted for which appropriate reserves in accordance with GAAP are established on the books of Borrower or the appropriate Restricted Subsidiary and which do not in Agent's judgment create a risk of foreclosure or sale of any property; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen and other similar Liens imposed by law, which are incurred in the ordinary course of business (i) for sums not more than thirty (30) days delinquent or (ii) which are being diligently contested in good faith by appropriate proceedings for which appropriate reserves in accordance with GAAP are established on the books of Borrower or the appropriate Restricted Subsidiary and which do not in Agent's judgment create a risk of foreclosure or sale of any property and which secure amounts not to exceed $________ in the aggregate at any time; provided that Agent may, in the reasonable exercise of its credit judgment, or at the direction of the Requisite Lenders, acting in the reasonable exercise of their collective judgment, Agent shall, establish a reserve (including, as applicable, a Rent Reserve), bond or other appropriate provision reasonably satisfactory to Agent or the Requisite Lenders, as appropriate, therefor; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (d) minor title defects, easements, licenses, zoning restrictions, encroachments, rights-of-way, restrictions, and other similar charges or encumbrances on real property not interfering in any material respect with the ordinary conduct of the business of any Loan Party or any of its Subsidiaries; (e) Liens for purchase money obligations, provided that (i) the purchase of the asset subject to any such Lien is not prohibited under this Agreement, (ii) the Indebtedness secured by any such Lien is permitted under subsection 7.1, (iii) the principal amount secured by each such Lien does not exceed the unpaid purchase price for such asset, (iv) such Lien secures the obligation to pay the purchase price of such asset only and (v) such Lien encumbers only the asset so purchased; (f) Liens in favor of Agent, on behalf of Agent and Lenders, (g) Liens set forth on Schedule 1.1(A) (but not any increase in the principal amount secured by any such Liens or the coverage to other property or assets); (h) Liens to secure any refinancing of the Indebtedness set forth on Schedule 1.1(B) relating to the Industrial Revenue Bonds on the Seagoville, Texas facility, provided that (i) the Indebtedness refinancing such bond Indebtedness is permitted under subsection 7.1 and (ii) the Liens securing such new Indebtedness secure only such new Indebtedness and do not extend to or cover any property or assets other than the property and assets securing the refinanced bond Indebtedness; (i) Liens in favor of Agent or the issuer of a Bank Letter of Credit encumbering documents of title and the property covered thereby securing obligations in respect of letters of credit permitted to be outstanding hereunder (it being understood that, so long as any such Lien covers Inventory, in no event shall such Inventory be Eligible Inventory); (j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business of Borrower or its Restricted Subsidiaries (the aggregate amount of all such custom duties at any one time not to exceed $_____); (k) condemnation, eminent domain or similar proceedings affecting any real property which are not reasonably expected to have a Material Adverse Effect; (l) any attachment or judgment Lien so long as
(i) no Event of Default is continuing as a result of or with respect to such attachment or judgment and (ii) the enforcement of such Lien is effectively stayed; (m) operating leases or subleases of real property and Equipment, including restrictions, subordinations and other encumbrances incidental thereto, granted to or by others not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Restricted Subsidiaries; (n) Liens arising from filing precautionary UCC financing statements relating solely to operating leases not prohibited hereby; and (o) other Liens on assets and properties not constituting Collateral or capital stock of any of the Borrower's Subsidiaries securing Indebtedness permitted hereunder (other than Subordinated Debt, the Senior Note Debt or any replacement, refunding or refinancing thereof) in an aggregate principal amount not exceeding $5,000,000 at any time outstanding.

       "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

       "Pledge Agreement" means each equity pledge agreement executed and delivered by Borrower or one or more Restricted Subsidiaries, in favor of Agent, on behalf of Agent and Lenders, in form and substance satisfactory to Agent.

       "Pro Forma" means the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the end of the monthly accounting period of Borrower most recently closed prior to the Closing Date after giving effect to the transactions contemplated by this Agreement. The Pro Forma is annexed hereto as Exhibit E.

       "Pro Rata Share" means with respect to any Lender the percentage obtained by dividing (i) the Revolving Commitment of such Lender by (ii) the Revolving Commitments of all Lenders, as such percentage may be adjusted by assignments permitted pursuant to subsection 9.1; provided, however, if the Revolving Commitments are terminated pursuant to the terms hereof, then "Pro Rata Share" means the percentage obtained by dividing (x) the aggregate amount of such Lender's portion of the Revolving Loan by (y) the aggregate amount of the Revolving Loan.

       "Purchase Money Indebtedness" means any Indebtedness of Borrower or any Subsidiary of Borrower incurred in connection with its purchase, construction or improvement of any machinery, equipment, or real property solely for the purpose of financing such purchase, construction or improvement constituting either the deferred purchase price of the property so purchased, constructed or improved or money borrowed in respect thereof; but, expressly excluding herefrom any Capital Leases or Loans.

       "Recapitalization" means the recapitalization of Borrower as of the Closing Date as described in the Form S-1 filed by Borrower with the SEC on May 5, 1997, prepared in connection with the issuance of the Senior Notes.

       "Reconciliation Report" means a report duly executed by an Executive Officer or Financial Officer appropriately completed and in substantially the form of Exhibit F.

       "Rent Reserve" means a reserve established by Agent, in the reasonable exercise of its credit judgment, or the direction of the Requisite Lenders, acting in the reasonable exercise of their collective judgment, of up to the sum of three (3) months' rent at each affected leased Collateral Location and three (3) months' average storage charges at each affected Collateral Location which is a public warehouse, as determined in accordance with clauses (7) and
(8) of the definition of Eligible Inventory.

       "Requisite Lenders" means Lenders holding or being responsible for fifty-one percent (51%) or more of the Revolving Commitments (or if the Revolving Commitments are terminated, of the Revolving Loan); provided that if at any time there are only two Lenders, then "Requisite Lenders" means both such Lenders.

       "Restricted Junior Payment" means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely with shares of the class of stock on which such dividend is declared; (b) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Senior Note Debt , any Indebtedness refinancing or refunding any Senior Note Debt or any subordinated debt or any shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding, or the issuance of a notice of an intention to do any of the foregoing; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding; and (d) any payment by Borrower or any of its Subsidiaries of any management, consulting or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise.

       "Restricted Subsidiary" means each Subsidiary of Borrower other than any Subsidiary of Borrower created or acquired after the Closing Date which the Requisite Lenders (in their sole discretion) agree in writing shall not constitute a Restricted Subsidiary; provided that so long as CAP Merger Sub Inc. shall not own any cash and other assets and properties with an aggregate value in excess of $_______________, such Subsidiary shall not constitute a Restricted Subsidiary.

       "Retail Store Inventory" means at any time, with respect to Inventory of Borrower, Inventory of Borrower which is located at any store of Borrower and, with respect to any Restricted Subsidiary, Inventory of such Restricted Subsidiary which is located at any store of such Restricted Subsidiary.

       "Revolving Advance" means each advance made by Lender(s) pursuant to subsection 2.1(A).

       "Revolving Loan" means the outstanding balance of all Revolving Advances and any amounts added to the principal balance of the Revolving Loan pursuant to this Agreement.

       "Revolving Loan Commitment" means (a) as to any Lender, the commitment of such Lender to make Revolving Advances pursuant to subsection 2.1(A), and to purchase participations in Swingline Advances pursuant to subsection 2.1(B)(2)(ii) and in Lender Letters of Credit pursuant to subsection 2.1(G) in the aggregate amount set forth on the signature page of this Agreement opposite such Lender's signature or in the most recent Assignment and Acceptance (or after giving effect thereto), if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Advances and to purchase participations in Swingline Advances and Lender Letters of Credit.

       "Revolving Note" means each promissory note of Borrower in substantially the form of Exhibit H, issued pursuant to subsection 2.1(E).

       "Risk Participation Agreement" has the meaning assigned to that term in subsection 2.1(G).

       "SEC" means the Securities and Exchange Commission. "Senior Note Debt" means all Indebtedness owing by Borrower and its Subsidiaries under the Senior Notes and other Senior Note Documents.

       "Senior Note Documents" mean the Senior Notes, the Senior Note Indenture and all documents, instruments and agreements executed and delivered in connection therewith, each as amended, modified, supplemented or restated from time to time in accordance with the terms thereof and hereof.

       "Senior Note Indenture" means the Indenture, dated as of May __, 1997, between Borrower and First Trust National Association, as trustee, as amended, modified, supplemented or restated from time to time in accordance with the terms thereof and hereof.

       "Senior Notes" means the ___% Senior Notes due 2005 to be issued by Borrower pursuant to the Senior Note Indenture, as amended, modified, supplemented, restated, replaced or substituted for from time to time in accordance with the terms thereof and hereof.

       "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

       "Subordinated Debt" means any unsecured Indebtedness of Borrower which
(a) is junior in right of payment to the Obligations in a manner satisfactory to the Requisite Lenders, (b) bears interest at no more than an amount acceptable to, and approved in writing by, the Requisite Lenders and (c) is governed by provisions (including subordination provisions, interest payment provisions, amortization schedules, covenants, events of default and maturity date) acceptable to the Requisite Lenders; provided, that in no event shall any Subordinated Debt have any scheduled amortization prior to one year after the earlier of (A) the Termination Date or (B) the repayment in full of the Obligations and termination of the Commitments.

       "Swingline Advance" means each advance made by Swingline Lender under the Swingline Loan Commitment pursuant to subsection 2.1(B).

       "Swingline Lender" means Heller, or if Heller shall resign as Swingline Lender, another Lender selected by Agent and reasonably acceptable to Borrower which is agreeable to make Swingline Advances under the Swingline Loan Commitment.

       "Swingline Loan" means the outstanding balance of all Swingline
Advances.

       "Swingline Loan Commitment" means at any time the lesser of (i) $[10,000,000], (ii) the Revolving Loan Commitments of all Lenders at such time and (iii) that amount which is the Borrowing Base at such time less the sum of
(x) the Revolving Loan at such time, plus (y) the Letter of Credit Reserve at such time.

       "Swingline Note" means the promissory note of Borrower in substantially the form of Exhibit I, issued pursuant to subsection 2.1(E).

       "Synthetic Lease" means [definition to be determined].

       "Termination Date" means the date this Agreement is terminated as set forth in subsection 2.5.

       "Transaction Documents" has the meaning assigned to that term in subsection 4.1(A).

       "UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute.

       "Unfinanced Capital Expenditures" means Capital Expenditures of Borrower and its Subsidiaries which do not constitute Capital Leases and which were not financed with Purchase Money Indebtedness.

       "Valuation Method" means with respect to any Inventory of Borrower or a Restricted Subsidiary in respect of which the value thereof is to be determined for purposes of the defined term "Eligible Inventory", the following method of valuation calculated in accordance with GAAP applied on a consistent basis: (i) for Warehouse Inventory, cost (as reflected in the perpetual inventory) as calculated on a weighted average cost basis and (ii) for Retail Store Inventory, the lower of (a) cost (as reflected in Borrower's or the Restricted Subsidiary's, as appropriate, general ledger) at such time or (b) market value at such time, each as determined on the basis of the retail method of accounting. It is understood and agreed that, for purposes of the calculation in clause (ii) above, the cost of such

Retail Store Inventory amount shall be calculated based on the total amount of such inventory at retail multiplied by the Cost Complement as at any date of determination, [where the Cost Complement shall mean the ratio of cost dollars to retail dollars for the sum of the Retail Store Inventory balance as at any date of determination plus year to date purchases and markups].

       "Warehouse Inventory" means at any time, with respect to Inventory of Borrower, Inventory of Borrower which is located at Borrower's Cerritos, California or Seagoville, Texas warehouses or at any other warehouse owned or leased by Borrower and, with respect to Inventory of any Restricted Subsidiary, Inventory of such Restricted Subsidiary which is located at a warehouse owned or leased by such Restricted Subsidiary.

       1.2 Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Agent or any Lender pursuant to subsection 5.1 shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis. In the event any "Accounting Changes" (as defined below) shall occur and such changes affect financial covenants, standards or terms in this Agreement, then Borrower and Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Borrower and its Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by Borrower and Requisite Lenders, (A) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (B) Borrower shall prepare separate footnotes to accompany each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). "Accounting Changes" means: (a) changes in accounting principles required by GAAP and implemented by Borrower or any of its Subsidiaries; (b) changes in accounting principles recommended by Borrower's certified public accountants, or concurred in by such accountants, and implemented by Borrower or any of its Subsidiaries; and (c) changes in carrying value of Borrower's or any of its Subsidiaries' assets, liabilities or equity accounts resulting from any adjustments that, in each case, were applicable to, but not included in, the Pro Forma. All such adjustments resulting from expenditures made subsequent to the Closing Date (including, but not limited to, capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period.

       1.3 Other Definitional Provisions. References to "Sections", "subsections", "Exhibits" and "Schedules" shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.


                        SECTION 2.  LOANS AND COLLATERAL

              2.1    Loans.

              (A) Revolving Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower and the other Loan Parties set forth herein and in the other Loan Documents, each Lender, severally, agrees to lend to Borrower from time to time its Pro Rata Share of each Revolving Advance. The aggregate amount of all Revolving Loan Commitments shall not exceed at any time $100,000,000 as reduced by Section 2.4(B). Amounts borrowed under this subsection 2.1(A) may be repaid and reborrowed at any time prior to the earlier of (i) the termination of the Revolving Loan Commitment pursuant to subsection 8.3 or (ii) the Termination Date. Except as otherwise provided herein (including, without limitation, subsection 2.1(B)), no Lender shall have any obligation to make an advance under this subsection 2.1(A) to the extent such advance would cause the Revolving Loan (after giving effect to any immediate application of the proceeds thereof) to exceed the Maximum Revolving Loan Amount.

                     (1) "Maximum Revolving Loan Amount" means, as of any date of determination, the lesser of (a) the Revolving Loan Commitments of all Lenders minus the Letter of Credit Reserve, and the Swingline Loan and (b) the Borrowing Base minus the Letter of Credit Reserve and the Swingline Loan; provided that for purposes of repayment to Swingline Lender of a Swingline Advance with proceeds of a Revolving Advance pursuant to subsection 2.1(B)(2)(i)(III), "Maximum Revolving Loan Amount" means, after giving effect to the concurrent repayment of such Swingline Advance with the proceeds of a Revolving Advance under such subsection 2.1(B)(2)(i)(III), $100,000,000 minus the Letter of Credit Reserve and the Swingline Loan.

                     (2) "Borrowing Base" means, as of any date of determination, an amount equal to the sum of (a) from and after the date Borrower and Agent agree in writing that this clause (a) shall become effective (which agreement of Agent shall be in its absolute and sole discretion), up to eighty percent (80%) of Eligible Accounts plus (b) subject to the last sentence of subsection 2.1(C), sixty percent (60%) of Eligible Inventory, and less in each case such reserves as Agent in its reasonable discretion may elect to establish.

              (B) Swingline Loan. (1) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower and the other Loan Parties set forth herein and in the other Loan Documents, Swingline Lender, in its individual capacity, agrees to lend to Borrower, from time to time on and after the Closing Date and before the earlier of (i) the termination of the Swingline Loan Commitment pursuant to subsection 8.3 or (ii) the Termination Date, Swingline Advances, which Swingline Advances (i) shall be solely Base Rate Loans, (ii) shall not exceed in the aggregate at any time outstanding the Swingline Loan Commitment, (iii) shall be payable as provided in subsection 2.1(B)(2) or as otherwise provided herein, (iv) shall be in an amount not less than $100,000, and (v) shall be made on the dates specified in the written or telephonic notice described in subsection 2.1(D).

              (2) (i) (I) Subject to subsection 2.1(B)(2)(ii) below, in the event that on any Business Day Swingline Lender desires that all or any portion of one or more Swingline Advances be paid (Swingline Lender agreeing that it shall require that the Swingline Loan be paid down to $250,000 or less at least once every week), Swingline Lender shall promptly notify Agent to that effect and indicating the portion of the Swingline Advance(s) to be paid.

              (II) Agent agrees to promptly transmit to Lenders the information contained in each notice received by Agent under subsection 2.1(B)(2)(i)(I), and shall concurrently notify Lenders of each Lender's Pro Rata Share of the obligation to make a Revolving Advance to pay the Swingline Advance(s) (or portion thereof) to be paid.

              (III) Each of the Lenders hereby unconditionally and irrevocably agrees to fund to Agent for the benefit of Swingline Lender, in lawful money of the United States and in same day funds, not later than 1:00 p.m. Central time on the Business Day immediately following the Business Day of such Lender's receipt of such notice from Agent (provided that if any Lender shall receive such notice at or prior to 11:00 a.m. Central time on a Business Day, such funding shall be made by such Lender on such Business Day), such Lender's Pro Rata Share of a Revolving Advance (which Revolving Advance shall initially be a Base Rate Loan and shall be deemed to be requested by Borrower) in the principal amount of such portion of the Swingline Advances which are required to be paid under subsection 2.1(B)(2)(i)(I) above pursuant to the terms of this Agreement relating to the borrowing of Revolving Advances (regardless, however, of whether the conditions precedent thereto set forth in Section 3 are then satisfied and whether or not Borrower has provided a notice of borrowing under subsection 2.1(D) and whether or not any Revolving Loan Commitment is then in effect, any Default or Event of Default exists or all or any of the Loans have been accelerated, but subject to subsection 2.1(B)(2)(ii) and subject to the limitation contained in the definition of Maximum Revolving Loan Amount), and the proceeds of such Revolving Advance shall be immediately paid over to Agent for the benefit of Swingline Lender for application to the Swingline Loan.

                     (ii) In the event that an Event of Default of the type described in subsection 8.1(G) or (H) hereof shall occur with respect to Borrower, no further Revolving Advances of the type described in subsection 2.1(B)(2)(i) shall be made (so long as any such Event of Default shall be continuing), and each of the Lenders (other than Swingline Lender) shall be deemed to have irrevocably, unconditionally and immediately purchased from Swingline Lender such Lender's pro rata share of the Swingline Loan outstanding as of the date of the occurrence of such Event of Default. Each Lender shall effect such purchase by making available an amount equal to its participation on the date of such purchase in U.S. dollars in immediately available funds at the office of Swingline Lender located at 500 West Monroe, Chicago, Illinois 60661 or such other office as Swingline Lender may from time to time direct for the account of Swingline Lender. In the event any Lender fails to make available to Swingline Lender when due the amount of such Lender's participation in the Swingline Loan, Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Effective Rate (unless such amount is not paid within three Business Days of such demand, in which case such interest shall be payable (both before and after such third Business Day) at the Base Rate).

                     (iii) Each purchase made pursuant to subsection 2.1(B)(2)(ii) by a Lender shall be made without recourse to Swingline Lender, and, except as to the absence of liens created by Swingline Lender on the Swingline Loan and Swingline Lender's right to effect such sale, without representation or warranty of any kind, and shall be effected and evidenced pursuant to documents reasonably acceptable to Swingline Lender.

                     (iv) The obligations of the Lenders under this subsection 2.1(B)(2) shall be absolute, irrevocable and unconditional, shall be made under all circumstances and shall not be affected, reduced or impaired for any reason whatsoever, including (without limitation): (1) any Default, Event of Default, misrepresentation, negligence, misconduct or other action or inaction of any kind by any of the Loan Parties or any other Person, whether in, under or in connection with this Agreement or any other of the Loan Documents; (2) any extension, renewal, release or waiver of the time of performance of or compliance with any of the obligations or other provisions hereof or of any other Loan Document; (3) any settlement, compromise or subordination of any or all of the Obligations to the claims of others, or any failure by Agent, Swingline Lender or other Lenders to mitigate damages; (4) any amendment, modification or other waiver of any one or more of the Loan Documents; (5) the insolvency, bankruptcy, reorganization or cessation of existence of any of the Loan Parties; (6) impossibility or illegality of performance or the lack of genuineness, validity, legality or enforceability of any of this Agreement or the other Loan Documents, or any term thereof or any other agreement or instrument relating thereto for any reason, or the lack of power or authority of any party to enter into any of the Loan Documents; (7) any defect in the title to or lien on the Collateral in favor of Agent; (8) any dispute, setoff, recoupment, counterclaim or other defense or right any Lender may have at any time, whether against Agent, Swingline Lender, any other Lender or any of the Loan Parties; (9) any merger or consolidation of any of the Loan Parties or any Lender, or any sale, lease or transfer of any or all of the assets of any such Person; or (10) any other circumstances whether similar or dissimilar to any of the foregoing.

              (C) Eligible Collateral. "Eligible Accounts" means, as at any date of determination, the aggregate of all Accounts that Agent, in the reasonable exercise of its credit judgment, deems to be eligible or, at the direction of the Requisite Lenders, acting in the reasonable exercise of their collective credit judgment, deems to be eligible, for borrowing purposes.

              "Eligible Inventory" means, as at any date of determination, the value (determined at the applicable Valuation Method) of all Inventory consisting of goods held for sale in the ordinary course of Borrower's or a Restricted Subsidiary's, as appropriate, business which have been scheduled to Agent in accordance with subsection 5.1(G) owned by and in the possession of Borrower or such Restricted Subsidiary, respectively, and located in the United States of America; except that the following Inventory shall not be considered "Eligible Inventory":

                     (1) Inventory with respect to which Agent does not have a valid, first priority (subject to Permitted Encumbrances) and fully perfected security interest;

                     (2) Inventory with respect to which there exists any Lien (other than Permitted Encumbrances) in favor of any Person other than Agent on behalf of Agent and Lenders;

                     (3) Inventory produced in violation of the Fair Labor Standards Act and subject to the so-called "hot goods" provisions contained in Title 29 U.S.C. 215(a);

                     (4) Inventory which consists of supplies or warranty returns, or which is obsolete, unmerchantable or otherwise not in good and saleable condition;

                     (5) Inventory with respect to which any covenant, representation or warranty contained in this Agreement or in any other Loan Document has been breached (unless cured or waived in writing);

                     (6) Inventory which was purchased by Borrower or a Restricted Subsidiary in or as part of a "bulk" transfer of assets of the seller (unless (a) there are no "bulk" transfer laws applicable thereto or (b) the seller and Borrower or such Restricted Subsidiary, as appropriate, have complied with all applicable "bulk" transfer laws or Borrower or such Restricted Subsidiary, as appropriate, has been provided an indemnity agreement reasonably acceptable to, and assigned to, Agent);

                     (7) If declared to be an eligibility factor by Agent in the reasonable exercise of its credit judgment or at the direction of the Requisite Lenders in the reasonable exercise of their collective credit judgment, Inventory located at any leased location or public warehouse that was a Collateral Location on the Closing Date and is in a Lien State unless (A) a Rent Reserve applies thereto or (B) Borrower has provided Agent with a Lien Waiver with respect thereto;

                     (8) If declared to be an eligibility factor by Agent in the reasonable exercise of its credit judgment or at the direction of the Requisite Lenders in the reasonable exercise of their collective credit judgment, Inventory located at any leased location or public warehouse that was not a Collateral Location on the Closing Date, whether or not in a Lien State, unless (A) a Rent Reserve applies thereto or (B) Borrower has provided Agent with a Lien Waiver with respect thereto;

                     (9)    Inventory which is consigned;

                     (10) Inventory which is subject to any purchase money Lien other than in Agent's favor (including, in this respect, any Lien otherwise constituting a Permitted Encumbrance); and

                     (11) Any other Inventory which from time to time Agent, in the reasonable exercise of its credit judgment, may declare to be ineligible or, at the direction of the Requisite Lenders, acting in the reasonable exercise of their collective credit judgment, shall declare to be ineligible, for purposes hereof, in each instance after notice thereof by Agent to Borrower delivered to Borrower not less than five (5) Business Days prior to the effective date of such declaration;

less the Rent Reserve and any other reserves on the amount of Eligible Inventory imposed by Agent, in the reasonable exercise of its credit judgment or, at the direction of the Requisite Lenders, acting in the reasonable exercise of their collective credit judgment, at any time or from time to time (it being agreed that the reserves established by Agent on the Closing Date for
Eligible Inventory shall be as set forth on Exhibit  2.1(C)).   Notwithstanding
anything in this Agreement to the contrary, in no event shall any Inventory of a Restricted Subsidiary or any Inventory acquired by Borrower pursuant to a Permitted Acquisition be considered for inclusion as part of the Borrowing Base unless and until Agent shall have conducted such appraisals and other due diligence with respect to any such Inventory as Agent shall deem necessary to make with respect to the inclusion of such Inventory in the Borrowing Base, including, without limitation, as to eligibility, borrowing base percentages and reserves therefor, and then only upon such terms, including, without limitation, as to eligibility, borrowing base percentages and reserves therefor, as Agent shall determine in the reasonable exercise of its credit judgment or the Requisite Lenders shall determine in the reasonable exercise of their collective credit judgment; provided, that as a condition to providing any financial accommodations based upon any Inventory of a Restricted Subsidiary, Agent or the Requisite Lenders, in its or their sole discretion, may require that (i) this Agreement be amended in a manner acceptable to Agent and the Requisite Lenders to add such Restricted Subsidiary as a direct borrower hereunder with a separate borrowing base for its Inventory available solely to such Restricted Subsidiary and (ii) such other amendments to then existing Loan Documents be made and such other Loan Documents, opinions, certificates and other agreements be executed and/or delivered, each of the foregoing to be in form, scope and substance satisfactory to Agent and the Requisite Lenders, as Agent or the Requisite Lenders may request or deem necessary with respect to such separate borrowing base arrangements, including, without limitation, amending Guaranties to additionally guarantee all obligations and liabilities of such Restricted Subsidiary under the Loan Documents, causing Borrower to enter into a guaranty of such obligations and liabilities of such Restricted Subsidiary and amending security documentation to secure such additional guarantee obligations.

              (D) Borrowing Mechanics. (1) LIBOR Loans made on any Funding Date shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of such amount. (2) On any day when Borrower desires an advance under subsection 2.1(A), Borrower shall give Agent written or telephonic notice of the proposed borrowing by 11:00 a.m. Central time on the Funding Date of a Base Rate Loan and three (3) Business Days in advance of the Funding Date of a LIBOR Loan, which notice shall be substantially in the form of Exhibit G (a "Notice of Borrowing") and shall also specify the proposed Funding Date (which shall be a Business Day), whether such Loans shall consist of Base Rate Loans or LIBOR Loans, and for LIBOR Loans the Interest Period applicable thereto; provided, however, that if Borrower shall be deemed to request a Revolving Advance under subsection 2.1(B)(2), no notice of a borrowing by Borrower shall be necessary and any such Revolving Advance shall be in the amount of the reimbursement obligation of Borrower for the Swingline Advance(s) (or portion thereof) which shall have become due and payable. Any such telephonic notice shall be confirmed in writing to Agent on or before the date and time notice of the proposed borrowing is required to be delivered to Agent therefor as provided above. (3) On any day when Borrower desires an advance under subsection 2.1(B)(1), Borrower shall give Swingline Lender and Agent written or telephonic notice of the proposed borrowing by 11:00 a.m. Central time on the Funding Date, which notice shall be substantially similar to a Notice of Borrowing and shall also specify the proposed Funding Date (which shall be a Business Day). Any such telephonic notice shall be confirmed in writing to Agent on or before the date and time notice of the proposed borrowing is required to be delivered to Agent therefor as provided above. Unless Swingline Lender receives notice by 11:00 a.m. Central time from Agent that the conditions precedent to the making of the requested Swingline Advance have not been satisfied, Swingline Lender may presume that all such conditions precedent have been satisfied and all Lenders, Agent and Borrower shall be bound thereby.
(4) Neither Agent nor any Lender (including, without limitation, Swingline Lender) shall incur any liability to Borrower for acting upon any telephonic notice Agent or Swingline Lender believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this subsection 2.1(D). Neither Agent nor any Lender (including, without limitation, Swingline Lender) will make any advance pursuant to any telephonic notice unless Agent has also received the most recent Borrowing Base Certificate and all other documents required under subsection 5.1(E) by 11:00 a.m. Central time on the date of the making of such telephonic notice. Each Revolving Advance and each Swingline Advance shall be deposited on the appropriate Funding Date requested by Borrower by wire transfer in immediately available funds in such account as Borrower may from time to time designate to Agent in writing, except that with respect to a Revolving Advance to be used to repay all or a portion of a Swingline Advance as provided in subsection 2.1(B)(2), such Revolving Advance shall be paid to Agent on behalf of Swingline Lender. (5) The becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, accrued interest and fees shall be deemed irrevocably to be a request by Borrower for a Base Rate Revolving Loan on the due date of, and in the amount required to pay, such principal, accrued interest and fees, and the proceeds of each such Revolving Advance if made by Agent or any Lender shall be disbursed by Agent or such Lender by way of direct payment of the relevant obligation.

              (E) Notes. Borrower shall execute and deliver to (i) each Lender a Revolving Note to evidence such Lender's Revolving Loan Commitment and
(ii) Swingline Lender the Swingline Note to evidence Swingline Lender's Swingline Loan Commitment. In the event of an assignment under subsection 9.1, Borrower shall, upon surrender of the assigning Lender's Revolving Note or Swingline Note, issue a new Revolving Note or Swingline Note, as appropriate, to reflect the interest held by the assigning Lender and its assignee.

              (F) Evidence of Revolving Loan Obligations and Swingline Loan Obligations. Each Revolving Advance shall be evidenced by this Agreement, the Revolving Notes and notations made from time to time by Agent in its books and records, including computer records. Agent shall record in its books and records, including computer records, the principal amount of the portion of the Revolving Loan owing to each Lender from time to time. Each Swingline Advance shall be evidenced by this Agreement, the Swingline Note and notations made from time to time by Swingline Lender in its books and records, including computer records. Swingline Lender shall record in its books and records, including computer records, the Swingline Loan owing to Swingline Lender from time to time. Agent's and Swingline Lender's books and records shall constitute presumptive evidence, absent manifest error, of the accuracy of the information contained therein. Failure by Agent or Swingline Lender to make any such notation or record shall not affect the obligations of Borrower to Lenders or of Borrower or Lenders to Swingline Lender with respect to the Revolving Loans or Swingline Loans.

              (G) Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower and the other Loan Parties set forth herein and in the other Loan Documents, the Revolving Loan Commitments may, in addition to Revolving Advances be utilized, upon the request of Borrower, for (i) the issuance of letters of credit by Agent; or with Agent's consent any Lender, or (ii) the issuance by Agent of risk participations (a "Risk Participation Agreement") to banks to induce such banks to issue letters of credit for the account of Borrower (each of (i) and (ii) above a "Lender Letter of Credit"). Each Lender shall be deemed to have purchased a participation in each Lender Letter of Credit issued on behalf of Borrower in an amount equal to its Pro Rata Share thereof. In no event shall any Lender Letter of Credit be issued to the extent that the issuance of such Lender Letter of Credit would cause the sum of the Letter of Credit Reserve (after giving effect to such issuance) plus the Revolving Loan and the Swingline Loan to exceed the lesser of (x) the Borrowing Base and (y) the Revolving Loan Commitments of all Lenders.

                     (1) Maximum Amount. The aggregate amount of Letter of Credit Liability with respect to all Lender Letters of Credit outstanding at any time shall not exceed $10,000,000.

                     (2) Reimbursement. Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse Agent or the issuer for any amounts paid with respect to a Lender Letter of Credit including all fees, costs and expenses paid to any bank that issues a Bank Letter of Credit. Borrower hereby authorizes and directs Agent, at Agent's option, to debit Borrower's account (by increasing the Revolving Loan) in the amount of any payment made with respect to any Lender Letter of Credit. Agent agrees to use reasonable efforts to notify Borrower of any such debit made to Borrower's account; provided that the failure of Agent to give such notice shall not affect the validity of such debit or create any cause of action or liability against Agent or any Lender. All amounts paid with respect to any Lender Letter of Credit that are not immediately repaid by Borrower with the proceeds of a Revolving Advance or otherwise shall bear interest at the Default Rate applicable to Base Rate Revolving Loans. In the event that Borrower shall fail to reimburse Agent on the date of any payment under a Lender Letter of Credit in an amount equal to the amount of such payment, Agent shall promptly notify each Lender of the unreimbursed amount of such payment together with accrued interest thereon and each Lender, on the next Business Day, shall deliver to Agent an amount equal to its respective participation in same day funds. The obligation of each Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section
3. In the event any Lender fails to make available to Agent when due the amount of such Lender's participation in such Lender Letter of Credit, Agent shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Effective Rate (unless such amount is not paid within three Business Days of such demand, in which case such interest shall be payable (both before and after such third Business Day) at the Base
Rate).

                     (3) Conditions of Issuance. In addition to all other terms and conditions set forth in this Agreement, the issuance of any Lender Letter of Credit shall be subject to the satisfaction of all conditions applicable to Revolving Advances, and the conditions that the letter of credit which Borrower requests be in such form, be for such amount, contain such terms and support such transactions as are reasonably satisfactory to Agent. The expiration date of each Lender Letter of Credit shall be on a date which is at least thirty (30) days prior to the Termination Date.

                     (4) Request for Letters of Credit. Borrower shall give Agent at least three (3) Business Days prior notice specifying the date a Lender Letter of Credit is to be issued, identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby.
The notice shall be accompanied by the form of the letter of credit being requested.

              (H)    Other Letter of Credit Provisions.

                     (1) Obligations Absolute. The obligation of Borrower to reimburse Agent or any Lender for payments made under, and other amounts payable in connection with, any Lender Letter of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including the following circumstances:

                            (a)    any lack of validity or enforceability of
any Lender Letter of Credit, Bank Letter of Credit or any other agreement;

                            (b)    the existence of any claim, set-off, defense
or other right which Borrower, any of its Affiliates, Agent or any Lender, on the one hand, may at any time have against any beneficiary or transferee of any Lender Letter of Credit or Bank Letter of Credit (or any Persons for whom any such transferee may be acting), Agent, any Lender or any other Person, on the other hand, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or any of its Affiliates and the beneficiary of the letter of credit);

                            (c)    any draft, demand, certificate or any other
document presented under any Lender Letter of Credit or Bank Letter of Credit is alleged to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                            (d)    payment under any Lender Letter of Credit or
Bank Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such letter of credit; provided that, in the case of any payment by Agent or a Lender under any Lender Letter of Credit, Agent or such Lender has not acted with gross negligence or willful misconduct (as determined by a court of competent jurisdiction) in determining that the demand for payment under such Lender Letter of Credit complies on its face with any applicable requirements for a demand for payment under such Lender Letter of Credit;

                            (e)    any other circumstance or happening
whatsoever, which is similar to any of the foregoing; or

                            (f)    the fact that a Default or an Event of
Default shall have occurred and be continuing.

                     (2) Nature of Lender's Duties. As between Agent and Lenders, on the one hand, and Borrower, on the other hand, Borrower assumes all risks of the acts and omissions of, or misuse of any Lender Letter of Credit by the beneficiary thereof. In furtherance and not in limitation of the foregoing, neither Agent nor any Lender shall be responsible: (a) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document by any party in connection with the application for and issuance of any Lender Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Lender Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) for failure of the beneficiary of any Lender Letter of Credit to comply fully with conditions required in order to demand payment thereunder; provided that, in the case of any payment by Agent or any Lender under any Lender Letter of Credit, Agent or Lender has not acted with gross negligence or willful misconduct (as determined by a court of competent jurisdiction) in determining that the demand for payment under such Lender Letter of Credit complies on its face with any applicable requirements for a demand for payment thereunder; (d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) for errors in interpretation of technical terms; (f) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Lender Letter of Credit; (g) for the credit of the proceeds of any drawing under any Lender Letter of Credit; and (h) for any consequences arising from causes beyond the control of Agent or any Lender as the case may be. None of the above shall affect, impair, or prevent the vesting of any of Agent's or any Lender's rights or powers hereunder.

                     (3) Liability. In furtherance and extension of and not in limitation of, the specific provisions herein above set forth, any action taken or omitted by Agent or any Lender under or in connection with any Lender Letter of Credit, if taken or omitted without gross negligence or willful misconduct (any gross negligence or willful misconduct to be determined by a court of competent jurisdiction), shall not put Agent or any Lender under any resulting liability to Borrower.

              (I)    Defaulting Lenders.

                     (1) Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Revolving Advance after the Closing Date, at least one Business Day prior to the date of such Loan, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender's Commitment Percentage of such Loan, Agent may assume that each Lender has made such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower (or Swingline Lender, if applicable) on such date a corresponding amount.

                     (2) If and to the extent any Lender shall not have made its full Commitment Percentage of any Revolving Advance available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Federal Funds Effective Rate (unless such amount is not made available by that Lender to Agent within three Business Days of when due, in which case such interest shall be payable (both before and after such third Business Day) at the Base Rate) for each day during the period commencing on such Funding Date and ending on the date such Lender makes such amount available to Agent. A notice of Agent submitted to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender's share of such Revolving Advance on the Funding Date for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loan made by the other Lenders on such Funding Date. The failure of any Lender to make available its Commitment Percentage of any Revolving Advance on any Funding Date or to fund its participation in a Swingline Advance under subsection 2.1(B)(ii) or to fund its participation in a Lender Letter of Credit under subsection 2.2(G)(ii) (any such Lender, prior to the cure of such failure, being hereinafter referred to as a "Defaulting Lender") shall not relieve any other Lender of any obligation hereunder to fund such Lender's Commitment Percentage of a Loan on such Funding Date or to fund any such participation, but no Lender shall be responsible for the failure of any other Lender to make such other Lender's Commitment Percentage of the Loan to be made by such other Lender on any Funding Date or to fund any participation to be funded by any other Lender.

                     (3) Agent shall not be obligated to transfer to a Defaulting Lender any payment made by Borrower to Agent or any amount otherwise received by Agent for application to the Obligations nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (whether under subsection 9.4 or otherwise). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. Any amounts so re-lent to Borrower shall bear interest at the rate applicable to Base Rate Loans and for all other purposes of this Agreement shall be treated as if they were Revolving Advances. At any time, Agent may apply any such amounts to the Obligations held by Lenders which are not Defaulting Lenders to the extent that such Lenders (which are not Defaulting Lenders) hold Loans or participations in Swingline Advances or Lender Letters of Credit in each case in excess of their Commitment Percentages thereof. No Defaulting Lender shall acquire any participation or other interest in any Obligations held by any other Lender by virtue of any such application, the result of any such application being the subordination of the interest of a Defaulting Lender with respect to the Obligations to the interest therein of the Lenders which are not Defaulting Lenders.

                     (4) For purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares and Commitment Percentages, a Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitments shall be deemed to be zero (-0-). Until a Defaulting Lender cures its failure to fund its Pro Rata Share of any Loan and to fund its participation in any Swingline Advance or Lender Letter of Credit (1) such Defaulting Lender shall not be entitled to any portion of the Unused Line Fee or any Letter of Credit Fees referred to in subsection 2.3 and
(2) the Unused Line Fee and Letter of Credit Fees shall accrue in favor of Lenders which are not Defaulting Lenders and shall be allocated among such Lenders ratably based upon their relative Revolving Loan Commitments, and shall be calculated based upon the average amount by which the aggregate Revolving Loan Commitments of such Lenders exceeds the sum of outstanding Loans and the Letter of Credit Reserve. The provisions of this subsection 2.1(I) shall remain effective with respect to a Defaulting Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement. The terms of this subsection 2.1(I) shall not be construed to increase or otherwise affect any Commitment of any Lender, or relieve or excuse the performance by Borrower of its duties and obligations hereunder.

                     (5) At such time as there is a Defaulting Lender, any one or more other Lenders may commit to make Loans or fund participations in Swingline Advances or Lender Letters of Credit, in an amount necessary to permit Borrower to repay in full the Defaulting Lender's defaulted obligations hereunder. In such event, and upon Borrower making such repayment, the Default Lender's Commitments shall be terminated, such Lender shall no longer be a "Lender" hereunder and each such other Lender or Lenders shall acquire a percentage of the Commitments of such Defaulting Lender equal to the percentage of Loans and participations funded by such other Lender.

              2.2    Interest.

              (A) Rate of Interest. The Loans shall bear interest from the date such Loans are made to the date paid at a rate per annum equal to (i) in the case of Base Rate Loans , the Base Rate plus the Applicable Margin for Base Rate Loans and (ii) in the case of LIBOR Loans, LIBOR plus the Applicable Margin for LIBOR Loans (the "Interest Rate"). The applicable basis for determining the rate of interest (other than with respect to Swingline Advances, which shall be Base Rate Loans only) shall be selected by Borrower initially at the time a Notice of Borrowing is given pursuant to subsection 2.1(D). The basis for determining the interest rate with respect to any Loan (other than

Swingline Advances) or a portion of any Loan (other than Swingline Advances) may be changed from time to time pursuant to subsection 2.2(E). If on any day a Loan or a portion of any Loan is outstanding with respect to which notice has not been delivered to Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for that day that Loan or portion thereof shall bear interest determined by reference to the Base Rate.

              Any Loans, interest or fees not paid when due and payable and any other Obligations not paid within 10 Business Days of when due and payable shall, at the option of Requisite Lenders (or with respect to Swingline Advances or interest thereon, at the option of Swingline Lender), bear interest at the Default Rate. After the occurrence and during the continuance of an Event of Default (i) each LIBOR Loan shall automatically convert to a Base Rate Loan at the end of any applicable Interest Period and (ii) no Loans may be converted to LIBOR Loans.

              (B) Interest Periods. In connection with each LIBOR Loan, Borrower shall elect an interest period (each an "Interest Period") to be applicable to such Loan, which Interest Period shall be either a one, two, three, six or (if and when available to all Lenders) nine month period; provided that:

                     (1) the initial Interest Period for any LIBOR Loan shall commence on the Funding Date of such Loan;

                     (2) in the case of successive Interest Periods, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires;

                     (3) if an Interest Period expiration date is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period expiration date is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

                     (4) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to part (5), below, end on the last Business Day of a calendar month;

                     (5) no Interest Period shall extend beyond the Termination Date; and

                     (6) there shall be no more than ten (10) Interest Periods relating to LIBOR Loans outstanding at any time.

              (C) Computation and Payment of Interest. Interest on the Loans and all other Obligations shall be computed on the daily principal balance on the basis of a 365 or 366 day year, as the case may be (360 day year for LIBOR Loans), for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of funding of the Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, shall be included; and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan, or with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan. Interest on Base Rate Loans (including, without limitation, Swingline Advances) and all other Obligations other than LIBOR Loans shall be payable to Agent for benefit of Lenders monthly in arrears on the first day of each month, on the date of any prepayment of Loans, and at maturity, whether by acceleration or otherwise. Interest on LIBOR Loans shall be payable to Agent for benefit of Lenders on the last day of the applicable Interest Period for such Loan, on the date of any prepayment of the Loans, on the date of any prepayment of any portion of the relevant LIBOR Loan (with respect to the portion of such LIBOR Loan being prepaid), and at maturity, whether by acceleration or otherwise. In addition, for each LIBOR Loan having an Interest Period longer than three (3) months, interest accrued on such Loan shall also be payable on the last day of each three (3) month interval during such Interest Period.

              (D) Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document, Borrower shall not be required to pay, and neither Agent nor any Lender shall be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then in such event: (1) the provisions of this subsection shall govern and control; (2) neither Borrower nor any other Loan Party shall be obligated to pay any Excess Interest; (3) any Excess Interest that Agent or any Lender may have received hereunder shall be, at such Lender's option, (a) applied as a credit against the outstanding principal balance of the appropriate Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein for the applicable Obligations shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) neither Borrower nor any Loan Party shall have any action against Agent or any Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until each Lender or Swingline Lender, as appropriate, shall have received the amount of interest which such Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.

              (E) Conversion or Continuation. Subject to the provisions of subsections 2.2(A) and (B), Borrower shall have the option to (1) convert at any time all or any part of outstanding Loans (other than Swingline Advances, which shall at all times be Base Rate Loans) equal to $1,000,000 and integral multiples of $250,000 in excess of that amount from Base Rate Loans to

LIBOR Loans or (2) upon the expiration of any Interest Period applicable to a LIBOR Loan, to (a) continue all or any portion of such LIBOR Loan equal to $1,000,000 and integral multiples of $250,000 in excess of that amount as a LIBOR Loan or (b) convert all or any portion of such LIBOR Loan to a Base Rate Loan. The succeeding Interest Period(s) of such continued or converted Loan commence on the last day of the Interest Period of the Loan to be continued or converted; provided that no outstanding Loan may be continued as, or be converted into, a LIBOR Loan, when any Event of Default or Default has occurred and is continuing.

              Borrower shall deliver a notice of conversion/continuation substantially in the form of Exhibit J ("Notice of Conversion/Continuation") to Agent no later than 11:00 a.m. Central time at least one Business Day in advance of the proposed date of conversion of all or any portion of a LIBOR Loan to a Base Rate Loan and no later than 11:00 a.m Central time at least three (3) Business Days in advance of the proposed date of the conversion to, or continuation of, a LIBOR Loan. A Notice of Conversion/Continuation shall certify: (1) the proposed conversion/continuation date (which shall be a Business Day); (2) the amount of the Loan to be converted/continued; (3) the nature of the proposed conversion/continuation (i.e. whether converting to a Base Rate Loan or LIBOR Loan or continuing a LIBOR Loan); (4) in the case of conversion to, or a continuation of, a LIBOR Loan, the requested Interest Period; and (5) that no Default or Event of Default has occurred and is continuing or would result from the proposed conversion/continuation.

              In lieu of delivering the Notice of Conversion/Continuation, Borrower may give Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2(E); provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Agent on or before the proposed conversion/continuation date.

              Neither Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Borrower or for otherwise acting in good faith under this subsection 2.2(E) and upon conversion/continuation by Lenders in accordance with this Agreement pursuant to any telephonic notice, Borrower shall have effected such conversion or continuation, as the case may be, hereunder.

              2.3    Fees.

              (A) Unused Line Fee. Borrower shall pay to Agent, for the benefit of Lenders, a fee in an amount equal to the Revolving Loan Commitments of all Lenders less the sum of the average daily balance of the Loans plus the average daily face amount of the Letter of Credit Reserve during the preceding calendar quarter (or shorter period) multiplied by three-eighths of one percent (3/8%) per annum, such fee to be calculated on the basis of a 365 or 366 day year, as the case may be, for the actual number of days elapsed and to be payable quarterly in arrears on July 1, 1997 and the first day of each October, January, April and July thereafter and on the Termination Date or such earlier date of termination of the Revolving Loan Commitment.

              (B) Letter of Credit Fees. Borrower shall pay to Agent, for the benefit of Lenders, a fee with respect to the Lender Letters of Credit in the aggregate amount of the daily amount of Letter of Credit Liability outstanding during each day in the preceding calendar quarter (or shorter period) multiplied by for each such day a per annum rate equal to the Applicable Margin (as adjusted from time to time pursuant to the definition thereof) for LIBOR Loans for each such day during such preceding calendar quarter (or shorter period). Such fees will be calculated on the basis of a 365 or 366 day year, as the case may be, for the actual number of days elapsed and will be payable quarterly in arrears on the first day of each July, October, January and April and on the Termination Date or such earlier date of termination of the Revolving Loan Commitment. Borrower shall also reimburse Agent for any and all fees and expenses, if any, paid by Agent or any Lender to the issuer of any Bank Letter of Credit and, without duplication, shall pay Agent for any and all administrative, issuance, amendment, payment and negotiation fees, charges and expenses invoiced or charged by Agent in connection with Lender Letter of Credit.

              (C) Audit Fees. Borrower agrees to pay to Agent for its own account an audit fee for each inspection equal to the customary fee per auditor per day or any portion thereof then charged by Agent (which audit fee on the date hereof is $650 per auditor per day or any portion thereof), together with reasonable out of pocket costs and expenses incurred by Agent in connection therewith (or with respect to any inspection as to which Agent utilizes third party auditors, the reasonable out of pocket fees, costs and expenses paid by Agent to such auditors therefor); provided that Borrower shall pay for no more than two such inspections in any Loan Year (other than those inspections which are ordered or commenced during the continuance of an Event of Default, for which Borrower shall also be liable to pay such fees, costs and expenses) and Borrower shall not be liable for more than $25,000 in fees in respect of any such inspection.

              (D) Other Fees and Expenses. Borrower shall pay to Agent, for its own account, all charges for returned items and all other bank charges incurred by Agent, as well as Agent's standard wire transfer charges for each wire transfer made under this Agreement. Borrower shall pay to Heller when due all fees referred to in a separate Fee Letter dated May __, 1997 between Borrower and Heller, for Heller's own account or as otherwise specified therein.

              2.4    Payments and Prepayments.

              (A) Manner and Time of Payment. In its sole discretion, Agent may charge interest and other amounts payable hereunder to the Revolving Loan (including, without limitation, amounts payable under subsection 10.1), all as set forth on Agent's or Swingline Lender's books and records. Agent agrees to use reasonable efforts to notify Borrower of any such charge made to the Revolving Loan; provided that the failure of Agent to give such notice shall not affect the validity of such charge or create any cause of action or liability against Agent or any Lender. If Agent elects to bill Borrower for any amount due hereunder, such amount shall be immediately due and payable with interest thereon as provided herein. All payments made by Borrower with respect to the Obligations shall be made without deduction, defense, setoff or counterclaim. All payments to Agent hereunder shall, unless otherwise directed by Agent, be made to Agent's Account. Proceeds remitted to Agent's Account by wire transfer or otherwise in immediately available Federal funds shall be credited to the Obligations on the Business Day received and for the purpose of calculating interest on the Obligations such funds shall be deemed received on such Business Day received. Proceeds remitted to Agent's Account in any other manner shall be credited to the Obligations on the second Business Day following the day such proceeds were received in Agent's Account and for the purpose of calculating interest on the Obligations, such funds shall be deemed received on the second Business Day after such receipt in Agent's Account. Unless otherwise provided herein (including, without limitation, under subsections 2.1(B), 2.3, 2.4(B), 2.4(C), 2.8, 2.12 and 8.7) or in the
absence of a specific determination by Agent and Lenders with respect thereto, all payments made to Agent with respect to the Obligations shall, when in the form of immediately available funds, be applied in the following order: (i) then due and payable fees and expenses owing under the Loan Documents; (ii) then due and payable interest payments on the Obligations owing under the Loan Documents; (iii) then due and payable principal payments on the Loans; (iv) principal outstanding under the Swingline Loan until paid in full and then principal outstanding under the Revolving Loan until paid in full; and (v) other Obligations outstanding under the Loan Documents then due and payable.

              (B)    Mandatory Prepayments.

                     (1) Overadvance. At any time that the Revolving Loan exceeds the Maximum Revolving Loan Amount, Borrower shall immediately repay the Revolving Loan to the extent necessary to reduce the principal balance to an amount equal to or less than the Maximum Revolving Loan Amount. At any time that the Swingline Loan exceeds the Swingline Loan Commitment, Borrower shall immediately repay the Swingline Loan to the extent necessary to reduce the principal balance to an amount equal to or less than the Swingline Loan Commitment. At any time the sum of the Letter of Credit Reserve plus the Swingline Loan and Revolving Loan shall exceed the lesser of (x) the Borrowing Base and (y) the Revolving Loan Commitments of all Lenders, Borrower shall immediately eliminate such excess by first repaying the Swingline Loan until the Swingline Loan is paid in full, then repaying the Revolving Loan until the Revolving Loan is paid in full, and, to the extent then necessary to eliminate any remaining excess, by depositing with Agent cash in an amount equal to the remaining excess in a cash collateral account established by Agent on such terms as are satisfactory to Agent.

                     (2) Proceeds of Asset Dispositions. Immediately upon receipt by Borrower or any of its Subsidiaries of the Net Cash Proceeds of any Asset Disposition (in one or a series of related transactions), which Net Cash Proceeds exceed $1,000,000 (it being understood that if the Net Cash Proceeds exceed $1,000,000, the entire amount and not just the portion above $1,000,000 shall be subject to this subsection 2.4(B)(2)), Borrower shall prepay the Obligations in an amount equal to such Net Cash Proceeds. All such prepayments shall first be applied in repayment of the Swingline Loan until paid in full and then in repayment of the Revolving Loan. Notwithstanding anything contained in this subsection 2.4(B) or any other provision of this Agreement to the contrary, Borrower shall in any event make mandatory prepayments on the Obligations (to be first applied in repayment of the Revolving Loan until paid in full and then in repayment of the Swingline Loan) with respect to Asset Dispositions within such time periods and in such amounts so that Borrower shall not, with respect to any one or more Asset Dispositions, have any obligation under the Senior Note Indenture or any documentation governing any Indebtedness refinancing or refunding any Senior Note Debt to make an offer to purchase any Senior Note Debt or any such refinancing or refunding Indebtedness. Any prepayments of the Revolving Loan pursuant to the immediately preceding sentence shall on the date of such prepayment permanently reduce the Revolving Loan Commitments of the Lenders in an amount equal to such prepayment (with the Revolving Loan Commitment of each Lender being permanently reduced on the date of such prepayment by such Lender's Pro Rata Share of such permanent reduction in the Revolving Loan Commitments of the Lenders).

              (C) Voluntary Prepayments and Repayments. Borrower's Obligations may at any time and from time to time be prepaid or repaid in full or in part, without penalty or premium. Any prepayment of all or a portion of a LIBOR Loan prior to the last day of the Interest Period therefor shall be accompanied by those payments required therefor pursuant to subsection 2.12. Borrower may, at any time upon not less than three Business Days' prior notice to Agent, terminate (in full and not in part) the Revolving Loan Commitment (at which time the Swingline Loan Commitment shall terminate automatically) or terminate the Swingline Loan Commitment. Upon termination of the Revolving Loan Commitment, Borrower shall cause Agent and each Lender to be released from all liability under any Lender Letters of Credit or, at Agent's option, Borrower will deposit cash collateral with Agent in an amount equal to 105% of the Letter of Credit Liability that will remain outstanding after termination of the Revolving Loan Commitment.

              (D) Payments on Business Days. Whenever any payment to be made hereunder (other than payment of principal or interest on a LIBOR Loan which is due and payable on the last day of the Interest Period for such LIBOR
Loan) shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest or fees due hereunder.

              2.5 Term of this Agreement. This Agreement shall be effective until the fifth anniversary of the Closing Date (the "Termination Date"). The Commitments shall (unless earlier terminated) terminate upon the earlier of (i) the occurrence of an event specified in subsection 8.3 or (ii) the Termination Date. Upon termination in accordance with subsection 8.3 or on the Termination Date, all Obligations shall become immediately due and payable without notice or demand. Notwithstanding any termination, until all Obligations (other than Inchoate Indemnity Obligations) have been fully paid and satisfied, Agent, on behalf of Agent and Lenders, shall be entitled to retain security interests in and liens upon all Collateral, and even after payment of all Obligations hereunder, Borrower's obligation to indemnify Agent and each Lender in accordance with the terms hereof shall continue.

              2.6 Statements. Agent and Swingline Lender (with respect to Swingline Loans) shall each render a monthly statement of account to Borrower within twenty (20) days after the end of each month. Each such statement of account shall constitute an account stated unless Borrower makes written objection thereto to Agent or Swingline Lender, as appropriate, within thirty
(30) days from the date such statement is mailed to Borrower. Borrower promises to pay all of its Obligations as such amounts become due or are declared due pursuant to the terms of this Agreement.

              2.7 Grant of Security Interest. To secure the payment and performance of the Obligations, including all renewals, extensions, restructurings and refinancings of any or all of the Obligations, Borrower hereby grants to Agent, on behalf of Agent and Lenders, a continuing security interest, lien and mortgage in and to all right, title and interest of Borrower in the following property of Borrower, whether now owned or existing or hereafter acquired or arising and regardless of where located: (A) Accounts, and all guaranties and security therefor, and all goods and rights represented thereby or arising therefrom including the rights of stoppage in transit, replevin and reclamation; (B) Inventory; (C) general intangibles (as defined in the UCC); (D) documents (as defined in the UCC) or other receipts covering, evidencing or representing goods; (E) instruments (as defined in the UCC) and investment property; (F) chattel paper (as defined in the UCC); (G) Intellectual Property; (H) all deposit accounts of Borrower maintained with any bank or financial institution; (I) all cash and other monies and property of Borrower in the possession or under the control of Agent, any Lender or any participant; (J) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the property described above or are otherwise necessary or helpful in the collection thereof or realization thereon; and (K) proceeds of all or any of the property described above, including, without limitation, the proceeds of any insurance policies covering any of the above described property.

              2.8 Capital Adequacy and Other Adjustments. In the event Agent or any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Agent or such Lender or any corporation controlling Agent or such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Agent or such Lender or any corporation controlling Agent or such Lender and thereby reducing the rate of return on Agent's or such Lender's or such corporation's capital as a consequence of its obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from such Lender (with a copy to Agent) or Agent (together with the certificate referred to in the next sentence) pay to Agent or such Lender additional amounts sufficient to compensate Agent or such Lender for such reduction. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by Agent or any Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

              2.9    Taxes.

              (A) No Deductions. Any and all payments or reimbursements made hereunder or under any of the Notes shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: income, franchise or similar taxes imposed on any Lender or Agent by the jurisdiction under the laws of which Agent or such Lender, as appropriate, is organized or doing business or any political subdivision thereof and income, franchise or similar taxes imposed by the jurisdiction of Agent's or such Lender's applicable lending office or any political subdivision thereof (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding such income, franchise or similar taxes, herein "Tax Liabilities"). If Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Agent or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made.

              (B) Changes in Tax Laws. In the event that, subsequent to the Closing Date, (i) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by any Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality:

                     (1) does or shall subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Loans made or Lender Letters of Credit issued hereunder, or change the basis of taxation of payments to Agent or such Lender of principal, fees, interest or any other amount payable hereunder (except for income taxes, or franchise taxes imposed in lieu of income taxes, or similar taxes imposed generally by federal, state or local taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of such tax); or

                     (2) does or shall impose on Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein; and the result of any of the foregoing is to increase the cost to Agent or such Lender of issuing any Lender Letter of Credit or making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Agent or such Lender, upon its demand, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Agent or such Lender with respect to this Agreement or the other Loan Documents. If Agent or any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower of the event by reason of which Agent or such Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

              (C) Foreign Lenders. Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement or under any of the Notes are exempt from United States withholding tax or are subject to United States withholding tax at a reduced rate under an applicable statute or tax treaty shall provide to Borrower and Agent (i) a properly completed and executed Internal Revenue Service Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the Internal

Revenue Service of the United States certifying as to such Foreign Lender's entitlement to such exemption or reduced rate of withholding with respect to payments to be made to such Foreign Lender under this Agreement and under the Notes (a "Certificate of Exemption"), or (ii) a letter from any such Foreign Lender stating that it is not entitled to any such exemption or reduced rate of withholding (a "Letter of Non-Exemption"). Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrower or Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption or a Letter of Non-Exemption to Borrower and Agent.

              If a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Lender under this Agreement (or to a reduced rate of withholding) and does not provide a Certificate of Exemption to Borrower and Agent within the time periods set forth in the preceding paragraph, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a result of such withholding; provided, however, that all such withholding shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to Borrower and Agent.

              2.10 Required Termination and Prepayment. If on any date any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that the making or continuation of its LIBOR Loans has become unlawful or impossible by compliance by such Lender in good faith with any law, governmental rule, regulation or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, and in any such event, that Lender shall promptly give notice (by telephone confirmed in writing) to Borrower and Agent of that determination. Subject to prior withdrawal of a Notice of Borrowing or a Notice of Conversion/Continuation or prepayment of LIBOR Loans as contemplated by the subsection 2.11, the obligation of such Lender to make or maintain its LIBOR Loans during any such period shall be terminated at the earlier of the termination of the Interest Period then in effect or when required by law and Borrower shall no later than the termination of the Interest Period in effect at the time any such determination pursuant to this subsection 2.10 is made or, earlier when required by law, repay or prepay LIBOR Loans together with all interest accrued thereon or convert LIBOR Loans to Base Rate Loans.

              2.11 Optional Prepayment/Replacement of Agent or Lenders in Respect of Increased Costs. Within fifteen (15) days after receipt by Borrower of written notice and demand from Agent or any Lender (an "Affected Lender") for payment of additional costs as provided in subsection 2.8 or subsection 2.9(B), Borrower may, at its option, notify Agent and such Affected Lender of its intention to do one of the following:

              (A) Borrower may obtain, at Borrower's expense, a replacement Lender ("Replacement Lender") for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent. In the event Borrower obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell and assign its Loans and Commitments to such Replacement Lender without recourse to or warranty by, or expense to, such Affected Lender for a purchase price equal to the outstanding principal amount of the portion of the

Loans owing to such Affected Lender plus any accrued but unpaid interest on its portion of the Loans and accrued but unpaid fees and other Obligations accrued or owing to such Affected Lender through the date of sale and assignment, including, in any event, reimbursement to such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. Upon such sale and assignment, such Affected Lender shall no longer be a party hereto or have any rights or benefits hereunder (except for rights or benefits that such Affected Lender would retain hereunder and under the other Loan Documents upon payment in full of all of the Obligations) and the Replacement Lender shall succeed to the rights and benefits, and shall assume the obligations, of such Affected Lender hereunder and thereunder. In no event may Borrower replace a Lender which is also an issuer of a Lender Letter of Credit unless (x) all Lender Letters of Credit issued by such Lender (whether as Agent, if applicable, or otherwise) have expired or have been terminated or cancelled and such Lender shall have been reimbursed for all payments made by it under the Lender Letters of Credit issued by it or (y) such Lender shall have been indemnified in a manner satisfactory to it for any outstanding Lender Letters of Credit issued by it and other obligations, absolute or contingent, with respect to Lender Letters of Credit issued by it.

              (B) Borrower may prepay in full all outstanding Obligations owed to such Affected Lender and terminate such Affected Lender's Commitments. Borrower shall, within ninety (90) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including such Affected Lender's increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment) and terminate such Affected Lender's Commitments. In no event may Borrower prepay in full all outstanding Obligations owed to a Lender which is also an issuer of a Lender Letter of Credit and terminate such Lender's Commitments unless (x) all Lender Letters of Credit issued by such Lender (whether as Agent, if applicable, or otherwise) have expired or have been terminated or cancelled and such Lender shall have been reimbursed for all payments made by it under the Lender Letters of Credit issued by it or (y) such Lender shall have been indemnified in a manner satisfactory to it for any outstanding Lender Letters of Credit issued by it and other obligations, absolute or contingent, with respect to Lender Letters of Credit issued by it.

              2.12 Compensation. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amounts and which shall, absent manifest error, be conclusive and binding upon all parties hereto), for all reasonable losses, expenses and liabilities (other than lost profits) including, without limitation, any loss sustained by such Lender in connection with the re-employment of such funds: (i) if for any reason (other than a default by such Lender) a borrowing or continuation or conversion of any LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing, a Notice of Conversion/Continuation or a telephonic request for borrowing or Conversion/Continuation; (ii) if any prepayment of any of its LIBOR Loans occurs on a date that is not the last day of an Interest Period applicable to that Loan; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by Borrower; or (iv) as a consequence of any other default by Borrower to repay its LIBOR Loans when required by the terms of this Agreement; provided that during the period while any such amounts have not been paid, such Lender shall reserve an equal amount from amounts otherwise available to be borrowed under the Revolving Loan. In addition to and not in limitation of the foregoing, if the credit facility provided under this Agreement has not been syndicated to the satisfaction of Heller prior to the Closing Date, Borrower agrees to immediately reimburse Heller upon demand for all breakage costs, charges or fees incurred by Heller with respect to LIBOR Loans on account of Heller's syndication of this credit facility made during the sixty (60) day period immediately following the Closing Date.

              2.13 Booking of LIBOR Loans. Each Lender may make, carry or transfer LIBOR Loans at, to, or for the account of, any of its branch offices or the office of an affiliate of such Lender.

              2.14   Assumptions Concerning Funding of LIBOR Loans.
Calculation of all amounts payable to any Lender under subsection 2.12 shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a LIBOR deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office to a domestic office in the United States of America; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under subsection 2.12.


                        SECTION 3.  CONDITIONS TO LOANS

              3.1 Conditions to Loans. The obligations of Agent and each Lender to make Loans and the obligation of Agent or any Lender to issue Lender Letters of Credit on the Closing Date and on each Funding Date are subject to satisfaction of all of the conditions set forth below.

              (A) Closing Deliveries. Agent shall have received, in form and substance reasonably satisfactory to Agent, all documents, instruments and information identified on Schedule 3.1(A) and all other agreements, notes, certificates, orders, authorizations, financing statements and other documents which Agent may at any time reasonably request.

              (B) Security Interests. Agent shall have received satisfactory evidence that all security interests and liens granted to Agent for the benefit of Agent and Lenders pursuant to this Agreement or the other Loan Documents have been duly perfected and constitute first priority liens on the Collateral, subject only to Permitted Encumbrances.

              (C) Closing Date Availability. After giving effect to the consummation of the transactions contemplated herein on the Closing Date (including, without limitation, the Recapitalization and the borrowings of Loans on the Closing Date) and the payment by Borrower of all costs, fees and expenses relating thereto, Availability on the Closing Date shall be no less than $55,000,000.

              (D) Representations and Warranties. The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date and taking into account any amendments to the Schedules or Exhibits as a result of any disclosures made by Borrower to Agent after the Closing Date and approved by Agent.

              (E) Fees. With respect to Loans or Lender Letters of Credit to be made or issued on the Closing Date, Borrower shall have paid the fees payable on the Closing Date referred to in Fee Letter, dated May __, 1997 between Borrower and Heller.

              (F) No Default. No event shall have occurred and be continuing or would result from the consummation of the requested borrowing or notice requesting issuance of a Lender Letter of Credit that would constitute an Event of Default or a Default.

              (G) Performance of Agreements. Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which any Loan Document provides shall be performed by it on or before that Funding Date.

              (H) No Prohibition. No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain Agent or any Lender from making any Loans or issuing any Lender Letters of Credit.

              (I) No Litigation. Agent shall be satisfied that there shall not be pending, entered or threatened any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, arbitration, inquiry, injunction or restraining order (i) with respect to the Recapitalization or any other transactions contemplated herein or (ii) which, if there is a probability of an adverse determination, is reasonably likely to have a Material Adverse Effect or a material adverse effect on the Recapitalization or any other transactions contemplated herein.

              (J) No Material Adverse Effect. There shall not have been any change or development or event which has or is reasonably likely to have a Material Adverse Effect or a material adverse effect on the Recapitalization or any other transactions contemplated herein.

              (K) Opinions of Counsel. Agent shall have received favorable opinions of Mary H. Mahon, general counsel of the Loan Parties, and Gibson, Dunn & Crutcher LLP, special counsel to the Loan Parties, in form and substance reasonably satisfactory to Agent (and such other opinions of counsel, including, without limitation, of local counsel and of intellectual property counsel, each in form and substance reasonably satisfactory to Agent, as Agent may reasonably request); it being understood that to the extent that such opinions of counsel shall rely upon any other opinion of counsel, each such other opinion shall be in form and substance reasonably satisfactory to Agent and shall provide that Agent and Lenders may rely thereon.

              (L) Financial Information. The quantity and quality of current financial and other information provided to Lenders will be satisfactory for the Lenders' evaluation of the creditworthiness of Borrower and its Subsidiaries.

              (M) Qualification. Each Loan Party shall be duly qualified and in good standing in each jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify, except where the failure to so qualify could not be reasonably expected to have a Material Adverse Effect.

              (N) Consents and Terminations. Agent shall have received (i) all necessary consents relating to the Loan Documents, the Recapitalization and the other transactions contemplated herein from third parties so that the same shall be valid and not result in any violation of any material agreement running in favor of such third party, (ii) a payout and termination agreement in form and substance reasonably satisfactory to Agent with respect to the Existing Credit Agreement and all other Indebtedness of Borrower and the Restricted Subsidiaries existing on the Closing Date which is not permitted hereunder to survive the Closing Date and all satisfactions of mortgages, termination statements under the UCC and other instruments releasing Liens as may be necessary or desirable to release any Liens created under or securing any of the foregoing, all in form and substance reasonably satisfactory to Agent and (iii) evidence reasonably satisfactory to Agent that all the Indebtedness referred to in clause (ii) above has been paid in full.

              (O) Evidence of Insurance. Agent shall have received evidence, in form, scope and substance and with such insurance carriers reasonably satisfactory to Agent of all insurance policies required pursuant to this Agreement and the other Loan Documents. Such insurance coverage shall have been issued by responsible carriers reasonably acceptable to Agent and shall include, without limitation, loss payee endorsements that name Agent as loss payee and require at least thirty (30) days' prior written notice be provided to Agent in the event of cancellation or material change thereof.

              (P) Examination of Books. Agent shall have had the opportunity to examine the governing documents, books, records, contracts, leases, leases, pension plans, insurance coverage and properties of Borrower and its Subsidiaries, and to perform such other due diligence regarding Borrower and its Subsidiaries as Agent shall have requested, the results of all of which shall have been satisfactory to Agent in all respects.

              (Q) Recapitalization. Agent shall have approved the terms, structure, effect, fees and expenses and all documentation and corporate proceedings relating to the Recapitalization, the issuance of the Senior Notes and the other transactions contemplated herein, and all charters, bylaws and other corporate governance documents relating to Borrower and its Subsidiaries.

              (R) Senior Notes. Borrower shall have issued the Senior Notes in an aggregate principal amount of not less than $125,000,000 and shall have received not less than $120,000,000 as net cash proceeds thereof. The Senior Note Debt shall be unsecured and have terms and conditions pursuant to an agreement which shall be in form and substance (including payment terms) reasonably acceptable to Agent. The proceeds of the Senior Note Debt shall be used, among other things, to fund the entire amount of dividends or other distributions contemplated under the Recapitalization. Borrower shall have made available, in preliminary and final form, as and when created, all documentation pertaining to the Senior Note Debt, which documentation would be subject to Agent's review and approval.

              (S) Collateral Audit. Agent shall have received a collateral audit and valuation conducted by it or its representatives of Borrower's and the Restricted Subsidiaries' (as applicable) business, operations, financial condition, assets and liabilities and the systems of Borrower and the Restricted Subsidiaries providing for the ordering and monitoring of inventory (all of which shall be satisfactory in all respects to Agent). Additionally, Agent or its representatives shall have had the opportunity to meet with Borrower's management to discuss the results of such collateral audit and valuation.

              (T) Environmental Matters. Agent shall be reasonably satisfied that there are no existing environmental liabilities which would have a Material Adverse Effect. Agent shall have reviewed and found satisfactory the indemnification by The Southland Corporation in favor of Borrower against losses by Borrower associated with any environmental contamination existing on the date of the sale of Borrower by The Southland Corporation.

              (U) Cash Management. On or prior to the Closing Date, Borrower and the Restricted Subsidiaries shall have established a cash management and collection system complying with subsection 5.6. In any event, Agent shall have received on or prior to the Closing Date [to be determined].

              (V) Compliance with Law. Agent shall be satisfied that (a) Borrower and each other Loan Party is in compliance with, and shall have obtained appropriate approvals pertaining to, all applicable governmental, environmental, labor, ERISA and other requirements, regulations and laws, except to the extent noncompliance or the failure to obtain such approvals is not reasonably likely to have a Material Adverse Effect; and (b) the credit facilities herein provided, the issuance of the Senior Note Debt, the Recapitalization and all other transactions contemplated herein shall be in compliance in all material respects with all applicable laws and regulations and shall not contravene any term or condition of any charter, bylaw, debt instrument or other material agreement of Borrower or any of the other Loan Parties.

              (W) Proceedings; Receipt of Documents. All requisite corporate action and proceedings in connection with the borrowings, the issuance of Lender Letters of Credit and the execution and delivery of the Loan Documents and the documents relating to the issuance of the Senior Note Debt and the Recapitalization shall be satisfactory in form and substance to Agent and Agent shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings, which Agent may have requested in connection therewith, such documents where requested by Agent to be certified by appropriate corporate Persons or governmental authorities. Without limiting the generality of the foregoing, Agent shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to Agent (unless otherwise specified):

              (i) A copy of the certificate of incorporation of each Loan Party, and all amendments thereto, certified (as of a date reasonably near the date of the initial financial accommodation to be made hereunder), by the Secretary of State of each of their respective states as being a true and correct copy thereof.

              (ii) Certified copies of the resolutions of the Board of Directors of each Loan Party approving this Agreement, the Notes and the other Loan Documents and documents with respect to the issuance of the Senior Note Debt and the Recapitalization to which it is a party or by which it is bound, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes and the other Loan Documents and documents with respect to the issuance of the Senior Note Debt and the Recapitalization.

              (iii) A copy of a certificate of the Secretary of State of each State where each Loan Party is doing business dated a date reasonably near the date of the initial financial accommodations to be made hereunder, stating that each Loan Party, as the case may be, is duly qualified and in good standing as a foreign entity in such State.

              (iv) A certificate of each Loan Party signed on behalf of such Person by its vice president or secretary, certifying as to (A) the absence of any amendments to the charter of such Person since the date of the Secretary of State's certificate for such Person referred to above and (B) a true and correct copy of the by-laws of such Person as in effect on the date of the initial financial accommodations to be made hereunder.

              (v) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Person authorized to sign, on behalf of such Person, this Agreement, the Notes and each other Loan Document to which such Person is a party or by which it is bound.

              (X) Solvency. Agent shall have received evidence satisfactory to Agent that on the Closing Date after giving effect to the Recapitalization and other transactions contemplated herein to occur on the Closing Date Borrower and the Restricted Subsidiaries on a consolidated basis are solvent, able to meet their obligations as they mature and have sufficient capital to enable them to operate their business. Agent shall have received an opinion of Houlihan, Lokey Howard & Zukin or another appraisal or valuation firm reasonably satisfactory to Agent, in form and substance satisfactory to Agent, which shall document the compliance of Borrower and the Restricted Subsidiaries with the foregoing after giving effect to the consummation of Recapitalization and other transactions contemplated herein to occur on the Closing Date.

              (Y) Capital, Organization, Legal Structure, Taxes. Borrower's tax assumptions, capital, organization, ownership and legal structure shall be satisfactory to Agent and not impair the ability of Agent to enforce its claims against the Collateral. All Collateral shall be freely pledgeable to Agent, for the benefit of Agent and Lenders, as collateral security for the Obligations, subject to Permitted Encumbrances.

              (Z) Mortgagee Waiver. Agent shall have received evidence satisfactory to Agent that Borrower used commercially reasonable efforts to obtain a mortgagee waiver, in form and substance satisfactory to Agent, duly executed by the mortgagee with respect to Borrower's Seagoville, Texas facility.

              (AA) Special Counsel Fees. Messrs. Kaye, Scholer, Fierman, Hays & Handler, LLP, special counsel to Agent, shall have received payment in full of all fees, costs and expenses billed on or prior to the Closing Date with respect to the transactions herein contemplated.

              (BB) Other Conditions Precedent. Such other conditions precedent requested by Agent as are customary in the view of Agent for secured financings of this type.


             SECTION 4.  BORROWER'S REPRESENTATIONS AND WARRANTIES

              To induce Agent and each Lender to enter into this Agreement, and to make Loans and to issue Lender Letters of Credit, Borrower represents and warrants to Agent and each Lender that the following statements are , and on each Funding Date shall (except for any representation or warranty limited by its terms to a specific date, in which case such representation or warranty shall be made as of such specific date) be, true, correct and complete:

              4.1    Organization, Powers, Capitalization.

              (A) Organization and Powers. Each of the Loan Parties is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and qualified to do business in all states where such qualification is required except where failure to be so qualified could not be reasonably expected to have a Material Adverse Effect. Each of the Loan Parties has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted and to enter into and perform its obligations under each of the Loan Documents, Senior Note Documents and documents with respect to the Recapitalization (collectively, the "Transaction Documents") to which it is a party.

              (B) Capitalization. The authorized capital stock of each of the Loan Parties is as set forth on Schedule 4.1(B) as updated from time to time in a writing delivered by Borrower to Agent to reflect events, acts or conditions permitted hereunder and which do not otherwise constitute or result in a Default or Event of Default. All issued and outstanding shares of capital stock of each of the Loan Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders, and such shares were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The capital stock of each of the Loan Parties is owned by the stockholders and in the amounts set forth on Schedule 4.1(B) as updated from time to time as aforesaid. No shares of the capital stock of any Loan Party, other than those described above, are issued and outstanding. Except as set forth on Schedule 4.1(B) as updated from time to time as aforesaid, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party, of any shares of capital stock or other securities of any such entity.

              4.2 Authorization of Borrowing, No Conflict. Borrower has the corporate power and authority to incur the Obligations and to grant security interests in the Collateral. On the Closing Date, the execution, delivery and performance of the Loan Documents and other Transaction Documents by each Loan Party signatory thereto will have been duly authorized by all necessary corporate and shareholder action. The execution, delivery and performance by each Loan Party of each Loan Document and other Transaction Document to which it is a party and the consummation of the transactions contemplated by this Agreement and the other Loan Documents and Transaction Documents by each Loan Party do not contravene and will not be in contravention of any applicable law, the corporate charter or bylaws of any Loan Party or any material agreement or order by which any Loan Party or any Loan Party's property is bound. This Agreement is, and the other Loan Documents and Transaction Documents when executed and delivered will be, the legally valid and binding obligations of the applicable Loan Parties respectively, each enforceable against the Loan Parties, as applicable, in accordance with their respective terms, subject, as to enforceability, to the effect of any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors' rights generally, and to the discretionary nature of specific performance, injunctive relief and other equitable remedies, including the appointment of a receiver.

              4.3 Financial Condition. All financial statements concerning Borrower and its Subsidiaries which have been or will hereafter be furnished by Borrower and its Subsidiaries to Agent or any Lender pursuant to this Agreement have been or will be prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and do or will present fairly in all material respects the financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject in the case of interim statements, to normal year-end audit adjustments and the omission of footnote disclosure. The Pro Forma was prepared by Borrower based on the unaudited consolidated balance sheet of Borrower as of the end of the monthly accounting period of Borrower most recently closed prior to the Closing Date. The Budgets delivered and to be delivered have been and will be prepared by Borrower in light of the past operations of the business of Borrower and its Subsidiaries, and such Budgets represent and will represent the good faith estimate of Borrower and its senior management concerning the most probable course of its business as of the date such Budgets are prepared and delivered. There has been no material adverse change in the business, operations, liabilities, assets, properties, prospects, projected cash flows or condition (financial or otherwise) of Borrower or Borrower and the Restricted Subsidiaries taken as a whole since May 5, 1997.

              4.4 Indebtedness and Liabilities. As of the Closing Date, neither Borrower nor any of the Restricted Subsidiaries has (a) any Indebtedness except as reflected on the Pro Forma or

Schedule 1.1(B); or (b) any Liabilities other than as reflected on the Pro Forma or as incurred in the ordinary course of business following the date of the Pro Forma.

              4.5 Account Warranties. Borrower represents, warrants and covenants as to each Account that, at the time of its creation, the Account is a valid, bona fide account, representing an undisputed indebtedness incurred by the named account debtor for goods actually sold and delivered or for services completely rendered; there are no setoffs, offsets or counterclaims, genuine or otherwise, against the Account; the Account does not represent a sale to an Affiliate or a consignment, sale or return or a bill and hold transaction; no agreement exists permitting any deduction or discount (other than the discount stated on the invoice); Borrower is the lawful owner of the Account and has the right to assign the same to Agent, for the benefit of Agent and Lenders; the Account is free of all security interests, liens and encumbrances other than those in favor of Agent, on behalf of Agent and Lenders, and the Account is due and payable in accordance with its terms.

              4.6 Names. Schedule 4.6 sets forth all names, trade names, fictitious names and business names under which Borrower currently conducts business or has at any time during the past five years conducted business other than those names for which written notice has been delivered to Agent pursuant to and in accordance with subsection 5.1(L).

              4.7 Locations; FEIN. Schedule 4.7 sets forth the location of Borrower's principal place of business, the location of Borrower's books and records, the location of all other offices of Borrower and all Collateral locations other than those locations for which a written notice or report has been delivered to Agent pursuant to and in accordance with subsection 5.1(M), and such locations are Borrower's sole locations for its business and the Collateral. Borrower's federal employer identification number is set forth on the signature page hereof.

              4.8 Title to Properties; Liens. Borrower and each of the Restricted Subsidiaries has good, sufficient and legal title, subject to Permitted Encumbrances, to all its respective material properties and assets. Except for Permitted Encumbrances, all such properties and assets are free and clear of Liens. To the knowledge of Borrower , there are no actual, threatened or alleged defaults with respect to any leases of real property under which Borrower or any of the Restricted Subsidiaries is lessee or lessor which would have a Material Adverse Effect.

              4.9    Litigation; Adverse Facts.  Except as set forth on
Schedule 4.9, there are no judgments, injunctions or restraining orders outstanding against any Loan Party or affecting any property of any Loan Party or the Recapitalization or any of the other transactions contemplated herein nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the knowledge of Borrower , threatened against any Loan Party or affecting any property of any Loan Party or the Recapitalization or any of the other transactions contemplated herein which could reasonably be expected to result in any Material Adverse Effect or have a material adverse effect on the Recapitalization or any of the other transactions contemplated herein.





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
              4.10 Payment of Taxes. All material tax returns and reports of Borrower and each of the Restricted Subsidiaries required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges upon such Persons and upon their respective properties, assets, income and franchises which are shown on such returns as due and payable have been paid when due and payable. As of the Closing Date, none of the United States income tax returns of Borrower or any of the Restricted Subsidiaries are under audit. No tax liens have been filed and no claims (except as otherwise permitted by Section 5.9) are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of Borrower and each of the Restricted Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

              4.11 Performance of Agreements. None of the Loan Parties and none of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material contractual obligation of any such Person, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default.

              4.12 Employee Benefit Plans. Borrower, each of its Subsidiaries and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof with respect to all Employee Benefit Plans. No material liability has been incurred by Borrower, any Subsidiaries or any ERISA Affiliate which remains unsatisfied for any funding obligation, taxes or penalties with respect to any Employee Benefit Plan.

              4.13 Intellectual Property. Borrower and each of the Restricted Subsidiaries owns, is licensed to use or otherwise has the right to use, all material Intellectual Property used in or necessary for the conduct of its business as currently conducted, and all such Intellectual Property is identified on Schedule 4.13.

              4.14 Broker's Fees. No broker's or finder's fee or commission will be payable with respect to any of the transactions contemplated hereby.

              4.15   Environmental Matters.

              (a) Borrower and each of the Restricted Subsidiaries has obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a Material Adverse Effect. Borrower and each of the Restricted Subsidiaries is in compliance with (i) the terms and conditions of all such permits, licenses and authorizations, and (ii) all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except, in each case or in the aggregate, to the extent failure to comply would not have a Material Adverse Effect.





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
              (b) Except as set forth in Schedule 4.15, no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of Borrower, threatened by any governmental body or authority or other Person with respect to any alleged failure by Borrower or any Restricted Subsidiary to have any permit, license or authorization required in connection with the conduct of its business or with respect to any Environmental Laws, including, without limitation, Environmental Laws relating to the generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Materials, except to the extent such notice, notification, demand, request for information, citation, summons, order, complaint, penalty, investigation or review would not have a Material Adverse Effect. Except as set forth on
Schedule 4.15, none of Borrower or any Restricted Subsidiary has been identified as a potentially responsible party (as that term has been construed pursuant to CERCLA, or any similar applicable Environmental Law), the effect of which identification or anticipated or actual exposure of Borrower or any Restricted Subsidiary is reasonably likely to result in material liability to Borrower or any Restricted Subsidiary or otherwise have a Material Adverse Effect.

              (c) Except as set forth in Schedule 4.15, no material oral or written notification of a release of a Hazardous Material has been filed by or on behalf of Borrower or any Restricted Subsidiary, except to the extent such notification would not have a Material Adverse Effect. No property now owned, leased or used by Borrower or any Restricted Subsidiary is listed or proposed for listing on the National Priorities List under CERCLA or on any similar applicable foreign, federal or state list of sites requiring investigation or clean-up, the effect of which listing or proposed listing or anticipated or actual exposure of Borrower or any Restricted Subsidiary is reasonably likely to result in material liability to Borrower or any Restricted Subsidiary or otherwise have a Material Adverse Effect. To the knowledge of Borrower, no property previously owned, leased, or used by Borrower or any Restricted Subsidiary is listed or is proposed for listing on the National Priorities List under CERCLA or on any similar applicable foreign, federal or state list of sites requiring investigation or clean-up for any Hazardous Material, actually or allegedly, generated, treated, stored, recycled, transported, disposed or released on the property during the time of Borrower's or any Restricted Subsidiary's ownership, lease or use, the effect of which listing or proposed listing or anticipated or actual exposure of Borrower or any Restricted Subsidiary is reasonably likely to result in material liability to Borrower or any Restricted Subsidiary or otherwise have a Material Adverse Effect.

              (d) Neither Borrower, any Restricted Subsidiary nor, to the knowledge of Borrower, any previous owner, tenant, occupant or user of (1) any property now owned, leased or used by Borrower or any Restricted Subsidiary or
(2) any property formerly owned, leased or used by Borrower or any Restricted Subsidiary, during the time of Borrower's or any Restricted Subsidiary's ownership, lease or use has (i) engaged in or permitted any operations or activities upon or any use or occupancy of such property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal (whether legal or illegal, accidental or intentional) of any Hazardous Materials on, under, in or about such property, except to the extent commonly used in day-to-day operations of such property or in the ordinary course of business of Borrower or any Restricted Subsidiary and in such case, only in compliance with all Environmental Laws except to the extent failure to comply would not have a Material Adverse Effect, or (ii) transported any Hazardous Materials to, from or across such property except to the extent commonly used in day-to-day operations of such property or in the ordinary course of business of Borrower or any Restricted Subsidiary and, in such case, in compliance with all Environmental Laws except to the extent failure to comply would not have a Material Adverse Effect; nor, to the knowledge of Borrower, have any Hazardous Materials migrated from other properties upon, about or beneath such property, nor, to the knowledge of the Borrower, are any Hazardous Materials presently constructed, deposited, stored or otherwise located on, under, in or about such property except to the extent commonly used in day-to-day operations of such property or in the ordinary course of business of Borrower or any Restricted Subsidiary and, in such case, in compliance with all Environmental Laws except to the extent failure to comply would not have a Material Adverse Effect.

              (e) There are no Liens arising under or pursuant to any Environmental Laws on any of the real or personal property or properties now owned, leased or used by Borrower or any Restricted Subsidiary and no governmental actions have been taken or are in process which could subject any of such properties to such Liens or, as a result of which Borrower or any Restricted Subsidiary would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property, except for deed restrictions listed and described in
Schedule 4.15 and Permitted Encumbrances.

              4.16 Solvency. After giving effect to the transactions contemplated by the Loan Documents and other Transaction Documents, and as of each of the date of this Agreement and the date of the consummation of each Permitted Acquisition, Borrower: (a) owns and will own assets the fair salable value of which are (i) greater than the total amount of its liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of Borrower as they mature; (b) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due. There is no material fact known to Borrower that is reasonably likely to have a Material Adverse Effect and that has not been fully disclosed herein or in such other documents, certificates and statements furnished to Agent or Lenders for use in connection with the transactions contemplated hereby.

              4.17 Disclosure. No representation or warranty of Borrower or any other Loan Party contained in this Agreement, the financial statements, the other Loan Documents, the other Transaction Documents or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. The Budgets and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by Agent and Lenders that such forecasts as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such or forecasts may differ from the forecasted results. There is no material fact known to Borrower that has had or will have a Material Adverse Effect or a material adverse effect with respect to the Recapitalization or any of the other transactions contemplated herein and that has not been disclosed herein or in such other documents, certificates and statements furnished to Agent or any Lender for use in connection with the transactions contemplated herein.

              4.18 Insurance. Borrower and each of the Restricted Subsidiaries maintains or has caused to be maintained adequate insurance policies for public liability, property damage for its business and properties, product liability, and business interruption, no notice of cancellation has been received with respect to such policies and Borrower and each of the Restricted Subsidiaries is in compliance in all material respects with all conditions contained in such policies.

              4.19 Compliance with Laws. Neither Borrower nor any of the Restricted Subsidiaries is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, including, without limitation, any violation relating to any use, release, storage, transport or disposal of any Hazardous Material, which violation would subject Borrower or any of the Restricted Subsidiaries, or any of their respective officers to criminal liability or have a Material Adverse Effect and no such violation has been alleged. The Recapitalization and the other transactions contemplated herein have been consummated in all material respects in accordance with all applicable laws.

              4.20 Bank Accounts. Schedule 4.20 sets forth the account numbers and locations of all bank accounts of Borrower and the Restricted Subsidiaries other than those bank accounts for which Agent has received notice pursuant to and in accordance with subsection 5.1(N).

              4.21 Subsidiaries. Borrower has no Subsidiaries other than as set forth on Schedule 4.21 or those permitted to be created or acquired under
Section 7.

              4.22   Employee Matters.  Except as set forth on Schedule 4.22,
(a) no Loan Party nor any of such Loan Party's employees is subject to any collective bargaining agreement except those for which Agent has received written notice thereof, (b) no petition for certification or union election is pending with respect to the employees of any Loan Party, no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Loan Party, no union representation question exists with respect to employees of any Loan Party and no union organizing activities are taking place, in each instance, except those for which Agent has received written notice thereof, (c) there are no labor disputes, strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of Borrower , threatened between any Loan Party and its respective employees, other than employee grievances arising in the ordinary course of business which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (d) no Loan Party is engaged in any unfair labor practice and there is no unfair labor practice complaint pending or threatened against any Loan Party before the National Labor Relations Board or other governmental body or authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Loan Party or, to the knowledge of Borrower, threatened against any of them, in each instance, which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 4.22, neither Borrower nor any of the Restricted Subsidiaries is subject to an employment contract except those for which Agent has received written notice thereof. The potential liability of Borrower with respect to all actual, threatened and potential claims relating to the allegation that Borrower failed to pay its store managers and associate store managers overtime compensation as required by California (collectively, the "Compensation Claims") law would not, if adversely determined to Borrower in excess of the amounts reserved therefor by Borrower in accordance with GAAP, reasonably be expected to have a Material Adverse Effect. None of the information and material with respect to Compensation Claims furnished to Agent or any Lender by or on behalf of Borrower contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading in light of the circumstances in which the same were made.

              4.23 Governmental Regulation. None of the Loan Parties is, or after giving effect to any loan will be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money. No action of, or filing with, any governmental or public body or authority (other than normal reporting requirements or filing with respect to perfection of Liens in Collateral) is required to authorize, or is otherwise required in connection with, the execution, delivery or performance of any of this Agreement, the Notes, the other Loan Documents and Transaction Documents or any of the instruments or documents to be delivered pursuant hereto or thereto, except such as have been made.

              4.24 Capital Leases. Except as to future Capital Leases of Borrower and the Restricted Subsidiaries permitted hereunder, Schedule 1.1(B) contains a complete list as of the Closing Date of all Capital Leases of Borrower and the Restricted Subsidiaries and all amendments thereto and all other documents affecting rights and obligations thereunder, including without limitation, assignments and subleases pursuant to which Borrower or any Restricted Subsidiary leases equipment. The copies of the Capital Leases heretofore delivered by Borrower to Agent are true, correct and complete copies thereof and each of such Capital Leases is in full force and effect in accordance with the terms thereof. None of Borrower nor any Restricted Subsidiary nor, to the best knowledge of Borrower, the lessor, under any Capital Lease is in default under the applicable Capital Lease or has given or received any notice of cancellation or termination of such Capital Lease other than the cancellation or termination of a Capital Lease by Borrower or Restricted Subsidiary party thereto in the ordinary course of its business and not due to or arising out of the occurrence of a default by Borrower or such Restricted Subsidiary thereunder. Neither Borrower nor any Restricted Subsidiary has assigned any of their interest in any of the Capital Leases, as collateral or otherwise, or granted any license with respect thereto, except as may be otherwise disclosed on Schedule 1.1(B).

              [4.25 Co-Op Contracts. Neither Borrower nor any of its Subsidiaries is party to any co-op advertising contracts or arrangements requiring Borrower's performance of advertising or other marketing functions, except as disclosed on





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
Schedule 4.25; and, except as disclosed on Schedule 4.25, neither Borrower nor any of its Subsidiaries is in default in the observance or performance of any duties or obligations under any such contracts.]

              4.26 Inactive Subsidiary. As of the Closing Date and at all times thereafter so long as CAP Merger Sub Inc. is not a Restricted Subsidiary, CAP Merger Sub Inc. does not own cash and other assets and properties with an aggregate value in excess of $________________.

              Borrower may, at any time and from time to time and subject to subsection 5.13, amend any one or more of the Schedules referred in this
Section 4 and any representation or warranty contained herein which refers to any such Schedule shall from and after the date of any such amendment refer to such Schedule as so amended, provided, however, that in no event may the Borrower amend any such Schedule if such amendment would reflect or evidence a Default or Event of Default.


                       SECTION 5.  AFFIRMATIVE COVENANTS

              Borrower covenants and agrees that, so long as any of the Commitments hereunder shall be in effect and until payment in full of all Obligations (other than Inchoate Indemnity Obligations) and termination of all Lender Letters of Credit, unless Requisite Lenders shall otherwise give their prior written consent, Borrower shall perform, and shall cause each of the Restricted Subsidiaries to perform, all covenants in this Section 5.

              5.1 Financial Statements and Other Reports. Borrower will maintain, and cause each of the Restricted Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. In any event and without limitation of the foregoing, each consolidated balance sheet of Borrower and its Subsidiaries as at the end of any fiscal quarter or Fiscal Year of Borrower required to be delivered pursuant to subsection 5.1(B) or (C) shall classify and present those liabilities of the type which are included within "Other accrued liabilities" and "Other noncurrent liabilities" in the audited balance sheet of Borrower as at December 29, 1996 and the corresponding notes to the financial statements therefor in a manner consistent with the classification and presentation of such liabilities in such audited balance sheet and notes, including, without limitation, by including the aggregate of such liabilities as of the relevant balance sheet date as a line item in such balance sheet with a summary break-down of each sub-category of liabilities (using the same categories as in the notes to such audited financial statements, including, without limitation, "Store-closing provision" and "Other (including legal)") included within each such line item in notes which shall be delivered with or as part of each such balance sheet. Borrower will deliver to Agent and each Lender (unless specified to be delivered solely to Agent) the financial statements and other reports described below.

              (A) Monthly Financials. As soon as available and in any event within thirty (30) days after the end of each monthly accounting period of Borrower, Borrower will deliver the consolidated balance sheet of Borrower and its Subsidiaries and the consolidating balance sheet of Borrower and the Restricted Subsidiaries, in either instance, as at the end of such monthly accounting period and the related consolidated and, with respect to Borrower and the Restricted Subsidiaries, consolidating statements of operations, stockholders' equity and cash flow for such monthly accounting period and for the period from the beginning of the then current Fiscal Year to the end of such monthly accounting period.

              (B) Quarterly Financials. As soon as available and in any event within forty-five (45) days after the end of each quarterly accounting period of a Fiscal Year, Borrower will deliver the consolidated balance sheet of Borrower and its Subsidiaries and the consolidating balance sheet of Borrower and the Restricted Subsidiaries, in either instance, as at the end of such quarterly accounting period and the related consolidated and, with respect to Borrower and the Restricted Subsidiaries, consolidating statements of operations, stockholders' equity and cash flow for such quarterly accounting period of a Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such quarterly accounting period of a Fiscal Year.

              (C) Year-End Financials. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, Borrower will deliver: (1) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of operations, stockholders' equity and cash flow for such Fiscal Year; (2) a schedule of the outstanding Indebtedness of Borrower and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan; (3) a report with respect to the financial statements from a firm of independent certified public accountants selected by Borrower and acceptable to Agent, which report shall be unqualified as to going concern and scope of audit of Borrower and its Subsidiaries and shall state that (a) such consolidated financial statements present fairly in all material respects the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (b) that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; (4) copies of the consolidating financial statements of Borrower and its Subsidiaries, including (a) consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year showing intercompany eliminations and (b) related consolidating statements of earnings of Borrower and its Subsidiaries showing intercompany eliminations; and (5) a schedule of the book and physical inventory adjustments of Borrower and its Subsidiaries in reasonable detail.

              (D) Accountants' Certification and Reports. Together with each delivery of consolidated financial statements of Borrower and its Subsidiaries pursuant to subsection 5.1(C), Borrower will deliver (1) a written statement by its independent certified public accountants (a) stating that the examination has included a review of the terms of this Agreement as same relate to accounting matters and (b) stating whether, in connection with the examination, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof and
(2) a copy of the letter sent by Borrower to its independent certified public accountants, via certified mail return requested, in the form of Exhibit 5.1(D) for such consolidated financial statements of Borrower and its Subsidiaries (Borrower hereby agreeing to send such letter to its independent certified public accountants upon each delivery to Borrower by such accountants of such accountant's report under subsection 5.1(C)(3) with respect to the annual financial statements of Borrower for each Fiscal Year). Concurrently with the delivery required hereby of the financial statements involved, Borrower will deliver copies of all management reports submitted to Borrower by independent public accountants in connection with each annual, interim or special audit of the financial statements of Borrower made by such accountants.

              (E) Compliance Certificate. Together with the delivery of each set of financial statements referenced in subparts (B) and (C) of this subsection 5.1, Borrower will deliver a Compliance Certificate, together with support in reasonable detail to determine Borrower's compliance or noncompliance with the financial covenants set forth in Section 6.





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
              (F) Borrowing Base Certificates, Registers and Journals. As soon as available and in any event within 10 days after the last day of each monthly accounting period of Borrower, Borrower shall deliver to Agent a Borrowing Base Certificate for the monthly accounting period of Borrower just ended; provided that so long as Availability shall be less than or equal to $15,000,000, Borrower shall deliver to Agent a Borrowing Base Certificate on a weekly basis, such Borrowing Base Certificate to be delivered as soon as available and in any event within 5 Business Days after the end of each week for such week just ended.

              (G) Reconciliation Reports, Inventory Reports and Listings and Agings. On the Closing Date and within ten (10) days after the last day of each monthly accounting period of Borrower (but with respect to clause (1), only after Eligible Accounts are includable within the Borrowing Base as provided in subsection 2.1(A)(2)(a)); and from time to time upon the request of Agent, Borrower will deliver to Agent: (1) an aged trial balance of all then existing Accounts; and (2) an Inventory Report as of the last day of such monthly accounting period. As soon as available and in any event within ten
(10) days after the last day of each monthly accounting period of Borrower, and from time to time upon the request of Agent, Borrower will deliver to
Agent: (1) a Reconciliation Report as at the last day of such monthly accounting period; (2) an aged trial balance of all then existing accounts payable; and (3) a detailed inventory listing and cover summary report. All such reports shall be in form and substance reasonably satisfactory to Agent.

              (H) Management Report. Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to subdivisions
(B) and (C) of this subsection 5.1, Borrower will deliver a management discussion and analysis report: (1) describing the operations and financial condition of Borrower and its Subsidiaries for the quarterly accounting period of Borrower then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials); (2) setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Budgets for the current Fiscal Year delivered to Lenders pursuant to 5.1(P); (3) discussing the reasons for any significant variations;
(4) [including a report on sales revenue and contribution to profits on a regional basis (including comparisons of same store revenue activity month-to-month)]; and (5) including a report on new stores, closed stores and relocated stores of Borrower and its Subsidiaries in such detail as Agent may reasonably request. The information above shall be presented in reasonable detail and shall be certified by a Financial Officer to the effect that such information fairly presents the results of operations and financial condition of Borrower and its Subsidiaries as at the dates and for the periods indicated. Together with each delivery of the financial statements of Borrower and its Subsidiaries pursuant to subdivision (B) of this subsection 5.1, Borrower will deliver cycle counts and shrink performance data with respect to Borrower and its Subsidiaries in such form, scope and detail as Agent shall request.

              (I) Appraisals. From time to time, upon the request of Agent, Borrower will obtain and deliver to Agent, at Borrower's expense, appraisal reports in form and substance and from appraisers satisfactory to Agent, stating the then current fair market and orderly liquidation values of all or any portion of the Collateral; provided, however, so long as no Event of Default is continuing, Agent shall not request an appraisal as to any particular category of Collateral to be performed more than once every Loan Year at Borrower's expense.

              (J) Government Notices. Borrower will deliver to Agent promptly after receipt (but in any event within five (5) Business Days after such receipt) copies of all notices, requests, subpoenas, inquiries or other demands received from any governmental agency concerning any Employee Benefit Plan, the violation or alleged violation of any Environmental Laws, the storage, use or disposal of any Hazardous Material, the violation or alleged violation of the Fair Labor Standards Act or Borrower's payment or non-payment of any taxes including any tax audit.

              (K) Events of Default, etc. Promptly upon any Executive Officer or Financial Officer obtaining knowledge of any of the following events or conditions (but in any event within five (5) Business Days after any such officer obtains any such knowledge), Borrower shall deliver a certificate of an Executive Officer or Financial Officer specifying the nature and period of existence of such condition or event and what action Borrower has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; (2) any notice of material default that any Person has given to Borrower or any of its Subsidiaries or any other action taken with respect to a claimed material default; or (3) any Material Adverse Effect or material adverse effect with respect to the Recapitalization or any of the other transactions contemplated herein.

              (L) Trade Names. Borrower and each of the Restricted Subsidiaries will give Agent at least thirty (30) days advance written notice of any change of name or of any new trade name or fictitious business name. Borrower's use of any trade name or fictitious business name will be in compliance in all material respects with all laws regarding the use of such names.

              (M) Locations. Borrower will give Agent at least thirty (30) days advance written notice of any change in Borrower's principal place of business or any change in the location of its books and records or any new location for its books and records . Borrower will give Agent at least thirty
(30) days advance written notice of the opening of any new store or warehouse or of any other new Collateral Location in which Agent's Lien on the Collateral at such store, warehouse or other location has not been perfected by the filing of a financing statement, and Borrower will give Agent within ten (10) Business Days after the end of each fiscal quarter of Borrower, a report in reasonable detail setting forth all changes in the location of the Collateral and each new location of Collateral.

              (N) Bank Accounts. Borrower will give Agent prompt notice of any new bank accounts Borrower or any of the Restricted Subsidiaries intends to establish prior to its opening same; provided that Borrower shall be required to give Agent notice of any new store operating account only within ten (10) Business Days after the end of the fiscal quarter of Borrower in which such account was opened.

              (O) Litigation. Promptly upon any Executive Officer or Financial Officer obtaining knowledge (but in any event within five (5) Business Days of any such officer obtaining such knowledge) of (1) any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party, any property of any Loan Party, the Recapitalization or any of the other transactions contemplated herein, in each instance, not previously disclosed by Borrower to Agent or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party, any property of any Loan Party, the Recapitalization or any of the other transactions contemplated herein, in each instance, which, if (i) not fully covered by insurance (except for customary deductibles) for which the insurer admits liability and has assumed the defense thereof and (ii) adversely determined, could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Recapitalization or any of the other transactions contemplated herein, Borrower will promptly give notice thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and its counsel to evaluate such matter.

              (P) Budgets. As soon as available and in any event no later than thirty (30) days after the commencement of each Fiscal Year of Borrower, Borrower will deliver a Budget for such Fiscal Year.

              (Q) Senior Note Debt and Other Indebtedness Notices. Borrower shall promptly deliver copies of all notices given or received by Borrower and any of the Restricted Subsidiaries with respect to noncompliance with any term or condition related to any Senior Note Debt or other Indebtedness outstanding in the principal amount of $1,000,000 or more, and shall promptly notify Lenders and Agent of any potential or actual event of default with respect to any Senior Note Debt or any such other Indebtedness.

              (R) SEC Filings and Press Releases. Promptly but in any event within five (5) Business Days after their becoming available, Borrower will deliver copies of: (1) all financial statements, reports, notices and proxy statements sent or made available by Borrower or any of its Subsidiaries to their security holders generally; (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority; and (3) all press releases and other statements made generally available by Borrower or any of its Subsidiaries to the public concerning material developments in the business of any such Person.

              (S) Insurance. As soon as available, but in any event not later than ten (10) Business Days prior to the end of each Fiscal Year of Borrower, Borrower will deliver a report in form and substance reasonably satisfactory to Agent outlining all material insurance coverage maintained as of the date of such report by Borrower and its Subsidiaries .

              (T) Other Information. With reasonable promptness, Borrower will deliver such other information and data with respect to any Loan Party, any Subsidiary of any Loan Party or the Collateral as Agent or any Lender may reasonably request from time to time.

         [OTHER REPORTING AND INFORMATIONAL REQUIREMENTS TO BE ADDED]

              5.2 Access to Accountants and Management. Borrower authorizes Agent and Lenders to discuss the financial condition and financial statements of Borrower and its Subsidiaries with Borrower's independent public accountants upon reasonable notice to Borrower of its intention to do so, and authorizes such accountants to respond to all of Agent's and Lenders' inquiries. Each Lender may with the consent of Agent, which will not be unreasonably denied, confer with Borrower's management directly regarding Borrower's and its Subsidiaries' business, operations and financial condition.

              5.3 Inspection. Upon reasonable notice from Agent (provided that no such notice is necessary during the continuance of an Event of Default), Borrower shall permit Agent and any authorized representatives designated by Agent to visit and inspect any of the properties of Borrower or any of its Subsidiaries, including its financial and accounting records, and in conjunction with such inspection, to make copies and take extracts therefrom, and to discuss its affairs, finances and business with its officers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested. Borrower acknowledges that Agent intends to make such inspections on at least a quarterly basis. Each Lender may with the consent of Agent, which will not be unreasonably denied, accompany Agent on any such visit or inspection. Without in any way limiting the foregoing, Borrower will participate and will cause its key management personnel to participate in a meeting of Agent and Lenders at least once during each Fiscal Year to be held at such time and at such place as may be agreed to by Borrower and Agent. In addition, Agent shall have the right (whether through its own or third party auditors selected by Agent) to conduct periodic audits (which, unless the Requisite Lenders otherwise approve, shall be done at least twice each Loan Year) of the Collateral and the financial and accounting records relating thereto; and the audit fees referred to in subsection 2.3(C) and the reasonable out-of-pocket costs and expenses of Agent in regard to two such audits in any Loan Year (and such other audits ordered or commenced during the continuance of an Event of Default), including, without limitation, travel, meals and lodging, shall be paid or reimbursed to Agent by Borrower provided that Borrower shall not be liable for more than $25,000 in fees in respect of any such audit.

              5.4 Collateral Records. Borrower shall, and shall cause the Restricted Subsidiaries to, keep full and accurate books and records relating to the Collateral.

              5.5 Account Covenants; Verification. Borrower shall, at its own expense: (a) cause all invoices evidencing Accounts and all copies thereof to bear a notice that such invoices are payable to the bank accounts established in accordance with subsection 5.6 and (b) use its best efforts to assure prompt payment of all amounts due or to become due under the Accounts. No discounts, credits or allowances will be issued, granted or allowed by Borrower to customers and no returns will be accepted outside Borrower's ordinary course of business without Agent's prior written consent; provided, that until Agent notifies Borrower to the contrary, Borrower may presume consent. Borrower will immediately notify Agent in the event that a customer alleges any dispute or claim with respect to an Account as to which the amount due is more than $250,000 or of any other circumstances known to Borrower that may impair the validity or collectibility of such an Account. Agent shall have the right, at any time or times hereafter, to verify the validity, amount or any other matter relating to an Account, by mail, telephone or in person. After the occurrence and during the continuance of a Default or an Event of Default, Borrower shall not, without the prior consent of Agent, adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereof, or allow any credit or discount thereon, other than in the ordinary course of business (unless Agent shall otherwise direct).

              5.6 Collection of Accounts and Payments. Borrower will, at its own cost and expense, cause all payments received by or on behalf of Borrower and the Restricted Subsidiaries on account of Accounts, Inventory and other Collateral and all other payments received by or on behalf of Borrower or any Restricted Subsidiary from whatever source (other than cash needed to operate Borrower's or any such Restricted Subsidiary's stores in the ordinary course of business consistent with past practice), whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise (referred to herein as "Payments"), (i) to be deposited not less often than once each business day in one or more bank accounts maintained by Borrower or such Restricted Subsidiary and which meet criteria reasonably acceptable to Agent and (ii) to be transferred on each business day (to the extent practicable but in any event by no later than the immediately succeeding business day) from the accounts referred to in clause (i) to one or more concentration accounts designated by Borrower or such Restricted Subsidiary with a bank which meets criteria reasonably acceptable to Agent. Each bank reasonably requested by Agent at which an account referred to in clause (i) of the first sentence of this subsection 5.6 is maintained and each bank at which a concentration account referred to in clause (ii) of such sentence is maintained shall execute and deliver to Agent such agreements, in form and substance reasonably satisfactory to Agent, as Agent shall reasonably request with respect to such accounts, including, without limitation, with respect to prohibitions on Borrower or such Restricted Subsidiary, upon notice from Agent to the bank (it being agreed that Agent may give such notice after the occurrence of a Triggering Event), withdrawing funds from such accounts or otherwise directing or modifying actions with respect to such accounts. Each agreement with a bank at which a concentration account is established shall provide, among other things, that (i) all payments made to the concentration account are pledged to Agent, for benefit of Agent and Lenders, (ii) such bank shall have no right of setoff against such concentration account except as agreed to by Agent and
(iii) upon notice from Agent to such bank, all funds deposited into such account shall be transferred directly to the Agent's Account on a daily basis (it being agreed that Agent may give such notice if a Triggering Event (as defined below) is continuing). Agent or Agent's designee may, at any time after the occurrence and during the continuance of a Triggering Event, notify account debtors that Accounts and other accounts receivable of Loan Parties have been assigned to Agent and of Agent's security interest therein, and may collect them directly and charge the collection costs and expenses to Borrower's loan account as a Revolving Advance. Borrower hereby agrees that all payments received by Agent, whether by cash, check, wire transfer, ACH transfer or any other instrument, made to such concentration accounts or otherwise received by Agent and whether on the Accounts or as proceeds of other Collateral or otherwise and whether or not a Triggering Event has occurred are and will be pledged to Agent, for the benefit of Agent and Lenders. Whether or not a Triggering Event has occurred, Borrower and any of its Affiliates, employees, agents or other Persons acting for or in concert with Borrower or any Restricted Subsidiary, shall, acting as trustee for Agent, receive, in trust for Agent and Lenders, any monies, checks, notes, drafts, any other payments relating to and/or proceeds of

Accounts or other Collateral or any other Payments which come into the possession or under the control of Borrower or any of Borrower's Affiliates, employees, agents or other Persons acting for or in concert with Borrower or any Restricted Subsidiary, and immediately upon receipt thereof, Borrower or such Persons shall remit the same or cause the same to be remitted, in kind, to the above bank accounts or to Agent at its address set forth in subsection 10.4 below. For purposes of this subsection 5.6, a "Triggering Event" means any of
(i) an Event of Default under any of subsections                       shall
have occurred and be continuing, (ii) Availability shall be less than $15,000,000 or (iii) the Obligations shall have been declared immediately due and payable. [NOTE: To the extent an existing bank is unwilling to provide a bank account agreement satisfactory to Agent, ample time will be given for Borrower to replace bank and get bank account agreement executed with new bank.]

              5.7 Endorsement. Borrower hereby constitutes and appoints, while a Triggering Event is continuing, Agent and all Persons designated by Agent for that purpose as Borrower's true and lawful attorney-in-fact, with power to endorse Borrower's name to any of the items of payment or proceeds described in subsection 5.6 above and all proceeds of Collateral that come into Agent's possession or under Agent's control. Both the appointment of Agent as Borrower's attorney and Agent's rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations (other than Inchoate Indemnity Obligations) and termination of the Revolving Loan Commitment.

              5.8 Corporate Existence. Borrower will, and will cause each of the Restricted Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business. Borrower will promptly notify Agent of any change in its or any Restricted Subsidiary's ownership or corporate structure.

              5.9 Payment of Taxes. Borrower will, and will cause each of the Restricted Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues thereon provided that no such tax need be paid if Borrower or one of the Restricted Subsidiaries is contesting same in good faith by appropriate proceedings promptly instituted and diligently conducted , Borrower or such Subsidiary, as appropriate, has established appropriate reserves as shall be required in conformity with GAAP and in Agent's judgment the failure to pay same will not create a risk of foreclosure or sale of any property.

              5.10 Maintenance of Properties; Insurance. Borrower will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used in the business of Borrower and the Restricted Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower will and will cause the Restricted Subsidiaries to (i) keep its insurable properties adequately insured at all times by financially sound and reputable insurers having an A.M. Best rating of "B+" or higher and being in a financial size category of XII or larger, (ii) maintain or cause to be maintained in full force and effect with financially sound and reputable insurers casualty insurance, to such extent and against such risks (including fire and other risks insured against by extended coverage), as is customary with companies similarly situated and in the same or similar businesses, provided, however, that in any event such insurance shall insure the property (including, without limitation, Inventory and books and records) of Borrower and each Restricted Subsidiary against all risk of physical damage, including, without limitation, loss by fire, explosion and such other casualties as may be reasonably requested by Agent, and all individual and aggregate limits of coverage under such insurance shall be acceptable to Agent in its sole discretion, (iii) maintain in full force and effect with financially sound and reputable insurers having an A.M. Best rating of "B+" or higher and being in a financial size category of XII or larger public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by Borrower or any Restricted Subsidiary, in such amount as Agent shall reasonably deem necessary and request, but in no event shall the minimum limit of such liability insurance be less than $1,000,000 per occurrence with excess coverage under umbrella liability insurance policies with a minimum limit of $1,000,000 per occurrence and $10,000,000 in the aggregate, (iv) maintain in full force and effect with financially sound and reputable insurers having an A.M. Best rating of "B+" or higher and being in a financial size category of XII or larger business interruption insurance covering each of Borrower and the Restricted Subsidiaries with policy limits that are reasonably acceptable to Agent (and such policies shall be collaterally assigned to Agent, for the benefit of Agent and Lenders, pursuant to one or more assignment agreements acceptable in form and substance to Agent), (v) maintain such other insurance as may be required by law or as may be reasonably requested by Agent for purposes of assuring compliance with this subsection 5.10 and (vi) furnish to each Lender, upon request, full information as to all insurance carried (including, without limitation, full copies of all policies). All casualty insurance, credit insurance and other insurance covering tangible personal property subject to a Lien in favor of Agent for the benefit of Agent and the Lenders granted pursuant to the Loan Documents shall provide that Heller, as agent of the Lenders, is a loss payee and in the case of each separate loss the full amount of insurance proceeds shall be payable to Agent and Borrower as their interests may appear (which proceeds shall be applied to the Obligations in accordance with the provisions of this Agreement) and shall further provide for at least 30 days' prior written notice by certified mail to Agent of the cancellation or substantial modification thereof. All liability insurance shall provide that Agent shall be an additional insured thereunder. Notwithstanding the foregoing, Borrower and its Subsidiaries may carry such deductibles and self-insurance as is customary with companies similarly situated and in the same or similar businesses.

              5.11 Compliance with Laws. Borrower will, and will cause each of the Restricted Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect and which may be imposed in the future in all jurisdictions in which Borrower or any of the Restricted Subsidiaries is now doing business or may hereafter be doing business, other than those laws the noncompliance with which would not have a Material Adverse Effect.

              5.12 Further Assurances. Borrower shall, and shall cause each of the Restricted Subsidiaries to, from time to time, execute such guaranties, financing or continuation statements, documents, security agreements, reports and other documents or deliver to Agent such instruments, certificates of title or other documents as Agent at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations provided for in the Loan Documents. At Agent's request, Borrower shall cause any Restricted Subsidiaries promptly to guaranty the Obligations pursuant to a Guaranty and to grant pursuant to a Guarantor Security Agreement and such other security agreements in a form acceptable to Agent to Agent, on behalf of Agent and Lenders, security interests in the personal property of such Subsidiary of the same type granted by Borrower to Agent under subsection
2.7 to secure the Obligations.

              5.13 Collateral Locations. Borrower will keep (or cause to be kept) the Collateral at the locations specified on Schedule 4.7 or in the notices delivered pursuant to subsection 5.1(M). With respect to any new location, Borrower will and will cause the Restricted Subsidiaries to execute such documents and take such actions as Agent deems necessary to perfect and protect the security interests of the Agent, on behalf of Agent and Lenders, in the Collateral prior to the transfer or removal of any Collateral to such new location.

              5.14 Bailees. If any Collateral is at any time in the possession or control of any warehouseman, bailee or any of Borrower's or any Subsidiary's agents or processors, Borrower shall, upon the request of Agent or Lenders, notify or cause to be notified such warehouseman, bailee, agent or processor of the security interests in favor of Agent, for the benefit of Agent and Lenders, created hereby or by the other Loan Documents and shall instruct such Person to hold all such Collateral for Agent's account subject to Agent's instructions.

              5.15 Use of Proceeds and Margin Security. Borrower shall use the proceeds of all Loans for proper business purposes (as described in the recitals to this Agreement) consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of any Loan shall be used by Borrower or any of its Subsidiaries for the purpose of purchasing or carrying margin stock within the meaning of Regulation G or Regulation U, or in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act.


                        SECTION 6.  FINANCIAL COVENANTS

              Borrower covenants and agrees that so long as any of the Commitments remain in effect and until payment in full of all Obligations (other than Inchoate Indemnity Obligations) and termination of all Lender Letters of Credit, unless Borrower has received the prior written consent of Requisite Lenders, Borrower shall comply with and shall cause each of its Subsidiaries to comply with all covenants in this Section 6.

              6.1 Minimum EBITDA. Borrower shall maintain EBITDA for each period of four consecutive fiscal quarters of Borrower ending in any of Borrower's Fiscal Years set forth below of at least the amount set forth opposite the Fiscal Year set forth below in which such four fiscal quarter period ends.

              Fiscal Year                           Amount
              -----------                         -----------
                1997                              $22,500,000
                1998                               22,500,000
                1999                               25,500,000
                2000                               25,500,000
                2001                               28,000,000

              6.2 Fixed Charge Coverage. If at any time Availability shall be less than $20,000,000 (and until such time thereafter that Availability shall be equal to or greater than $30,000,000) Borrower shall not permit its Fixed Charge Coverage for any period of four consecutive fiscal quarters of Borrower to be less than 1.0/1.0 for such period.

                         SECTION 7.  NEGATIVE COVENANTS

              Borrower covenants and agrees that so long as any of the Commitments remain in effect and until payment in full of all Obligations (other than Inchoate Indemnity Obligations) and termination of all Lender Letters of Credit, unless Borrower has received the prior written consent of Requisite Lenders, Borrower shall not and will not permit any of the Restricted Subsidiaries to:

              7.1 Indebtedness and Liabilities. Directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except: (a) the Obligations and Indebtedness in respect of Bank Letters of Credit; (b) unsecured intercompany Indebtedness among Borrower and the Restricted Subsidiaries; provided that such Indebtedness is subordinated in right of payment to the Obligations on terms reasonably satisfactory to Agent;
(c) Indebtedness (excluding Capital Leases) not to exceed $15,000,000 in the aggregate principal amount at any time outstanding secured by purchase money Liens on Equipment and real estate; (d) Indebtedness under Capital Leases with respect to Equipment and real estate not to exceed $30,000,000 outstanding at any time in the aggregate; (e) the Senior Note Debt and any unsecured refinancing or refunding thereof; provided that (1) the terms and conditions of such new Indebtedness are satisfactory to the Requisite Lenders (it being agreed that such terms and conditions shall be deemed satisfactory to the Requisite Lenders if (A) the principal amount of such new Indebtedness is not greater than that of the Senior Note Debt (at the time of such refinancing or refunding) plus any premiums payable at such time on the Senior Note Debt as a result of such refinancing or refunding as stated and as provided in the Senior Note Documents and any customary fees and expenses required to be paid at such time with respect to the new Indebtedness, (B) the terms and conditions of such new Indebtedness, including each of the effective cash interest rate, the amortization schedule, the covenants and the events of default, are no less favorable to Borrower or its Subsidiaries or to the Lenders' interests under the Loan Documents, and
(C) the maturity of the new Indebtedness does not occur prior to the maturity of the Senior Note Debt) and (2) upon the refinancing or refunding of any Senior Note Debt, such new Indebtedness and the documents governing or evidencing same shall be subject to the same restrictions in subsections 7.5 and 7.7 as if such new Indebtedness were Senior Note Debt; (f) [Indebtedness under Synthetic Leases not to exceed $30,000,000 outstanding at any one time],
(g) unsecured Hedging Obligations; (h) Indebtedness existing on the Closing Date and identified on Schedule 1.1(B) (but not any increase in any of the amounts thereof) and any refinancing or refunding thereof; provided that in any event (A) the principal amount of such new Indebtedness is not greater than that of the Indebtedness being refinanced or refunded (at the time of such refinancing or refunding) plus any premiums payable at such time on such refinanced or refunded Indebtedness as a result of such refinancing or refunding as stated and as provided in the documents governing same and any customary fees and expenses required to be paid at such time with respect to the new Indebtedness (except that with respect to the refinancing or refunding of the Indebtedness relating to the Industrial Revenue Bonds on the Seagoville, Texas facility, if such new Indebtedness is unsecured the principal amount thereof shall not exceed $10,000,000), (B) the terms and conditions of such new Indebtedness, including each of the effective cash interest rate, the amortization schedule, the covenants and the events of default, are not less favorable to Borrower or its Subsidiaries or to the Lenders' interests under the Loan Documents, (C) the maturity of the new Indebtedness does not occur prior to the maturity of the Indebtedness being refinanced or refunded, (D) to the extent the Indebtedness being refinanced or refunded is subordinated to other Indebtedness, the new Indebtedness is likewise subordinated to such other Indebtedness and the terms of subordination with respect to such new Indebtedness are no less favorable to the beneficiaries of such other Indebtedness than were the terms of subordination under the Indebtedness being refinanced or refunded and (E) with respect to the refinancing or refunding of the Indebtedness relating to the Industrial Revenue Bonds on the Seagoville, Texas facility, Agent shall have received a mortgagee waiver, in form and substance satisfactory to Agent, with respect to the Seagoville, Texas facility duly executed by the mortgagee , if any, of such facility; and (i) unsecured Subordinated Debt not to exceed $[40,000,000] in principal amount at any time outstanding. Except for Indebtedness described permitted in the preceding sentence, Borrower will not, and will not permit any of the Restricted Subsidiaries to, incur any Liabilities except for trade payables and normal accruals in the ordinary course of business not yet due and payable or with respect to which Borrower or any of the Restricted Subsidiaries is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent that Borrower or any of the Restricted Subsidiaries has established adequate reserves therefor, if appropriate under GAAP.

              7.2 Guaranties. Except for endorsements of instruments or items of payment for collection in the ordinary course of business, except for unsecured guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisers and licensers of Borrower and its Subsidiaries in an aggregate amount not exceeding at any time $2,000,000 and except for the Guaranties, guaranty, endorse or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly by agreement to purchase the indebtedness of any





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other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise.

                  7.3    Transfers, Liens and Related Matters.

              (A) Transfers. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or any of the other assets of any Restricted Subsidiary except that Borrower and the Restricted Subsidiaries may (i) sell inventory in the ordinary course of business and effect other Asset Dispositions in the ordinary course of business to Persons who are not Affiliates of Borrower or any of its Subsidiaries, including sales and other dispositions of owned or leased real property and the improvements thereon and retail stores in the ordinary course of business, provided that the consideration for sales or other dispositions of real property, improvements thereon or retail stores shall be not less than the fair market value thereof, (ii) sell and lease-back owned real property and improvements thereon in sale-leaseback transactions with Persons who are not Affiliates of Borrower or any of its Subsidiaries, provided that (1) the Net Cash Proceeds thereof are applied as required by subsection 2.4(B) and (2) no Default or Event of Default shall then exist or result from such disposition; and (iii) make Asset Dispositions outside the ordinary course of business if all of the following conditions are met: (1) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $1,000,000 and the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $10,000,000; (2) the consideration received is at least equal to the fair market value of such assets; (3) 75% of the consideration received is cash and Cash Equivalents; (4) the Net Cash Proceeds of such Asset Disposition are applied as required by subsection 2.4(B); (5) after giving effect to the sale or other disposition of the assets included within the Asset Disposition and the repayment of the Obligations with the proceeds thereof, Borrower is in compliance on a pro forma basis with the covenants set forth in Section 6 recomputed for the most recently ended month for which information is available and is in compliance with all other terms and conditions contained in this Agreement; and (6) no Default or Event of Default shall then exist or result from such sale or other disposition.

              (B) Liens. Except for Permitted Encumbrances, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of the Collateral or any of the other assets of any Restricted Subsidiary or any proceeds, income or profits therefrom.

              (C) No Negative Pledges. Enter into or assume any agreement (other than the Loan Documents , the Senior Note Documents and any documents governing Indebtedness permitted hereunder which refinances or refunds the Senior Note Debt) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

              (D) No Restrictions on Subsidiary Transfers to Borrower. Except as provided herein, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay





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dividends or make any other distribution on any of such Subsidiary's capital stock owned by Borrower or any Subsidiary of Borrower; (2) subject to subordination provisions, pay any indebtedness owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or
(4) transfer any of its property or assets to Borrower or any other Subsidiary; except with respect to this clause (4), (i) encumbrances or restrictions consisting of Permitted Encumbrances granted by the applicable Subsidiary of Borrower, (ii) encumbrances or restrictions (A) consisting of customary non-assignment provisions in leases or subleases with respect to the lease or sublease of the property leased or subleased, (B) relating to property financed with purchase money Indebtedness permitted by subsection 7.1 or (C) in documentation granting a Permitted Encumbrance, restricting the transfer of property subject to such Permitted Encumbrance, and (iii) any restriction imposed by an agreement for the sale or other disposition of property or securities permitted hereunder pending the closing of such sale or other disposition.

              7.4 Investments and Loans. Make or permit to exist investments in or loans to any other Person, except: (a) Cash Equivalents; (b) loans and advances to employees for moving, entertainment, travel and other expenses in the ordinary course of business ; (c) investments permitted by subsection 7.6(d); (d) investments in and loans or advances to any Restricted Subsidiary in order to effectuate a Permitted Acquisition and additionally after such Permitted Acquisition for such Restricted Subsidiary's working capital needs, but only if such Restricted Subsidiary shall have executed and delivered or caused to be executed and delivered to Agent such documentation as is required hereunder with respect to such Restricted Subsidiary (including, without limitation, under subsections 5.12 and 7.6); (e) investments in and loans and advances to Subsidiaries that are not Restricted Subsidiaries and Persons that are not Subsidiaries in an aggregate amount, net of all returns of capital and other distributions, not exceeding $5,000,000 at any time outstanding, provided that no Default or Event of Default shall then exist or result therefrom; (f) extensions of trade credit in the ordinary course of business; (g) loans to employees, officers or directors in connection with stock option plans or other stock plans not in excess of $5,000,000 as to all employees, officers and directors at any one time outstanding, but only so long as no cash is transferred to any such Person as part of any such loan; and (h) investments, loans and advances outstanding on the Closing Date and identified on Schedule 7.4 (but not any increase in any of the amounts thereof) and all refinancings or refundings thereof (but no increases in any of the amounts thereof).

              7.5 Restricted Junior Payments. Directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that: (a) Restricted Subsidiaries of Borrower may make Restricted Junior Payments to Borrower or other Restricted Subsidiaries; (b) Borrower may make scheduled interest payments on the Senior Note Debt in accordance with the express terms of the Senior Notes ; (c) Borrower may on the Closing Date make Restricted Junior Payments constituting part of the Recapitalization with the proceeds of the Senior Notes; and (d) Borrower may repay, purchase or redeem Subordinated Debt or capital stock of Borrower out of proceeds of a substantially concurrent sale of Subordinated Debt or common stock of Borrower.

              7.6 Restriction on Fundamental Changes. (a) Enter into any transaction of merger or consolidation, except as permitted by subsection (d) below or into Borrower or any Restricted





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
Subsidiary; (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except the liquidation, winding-up or dissolution of any Restricted Subsidiary, as a result of which Borrower or another Restricted Subsidiary acquires all the assets thereof; (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of, or stock or other evidence of beneficial ownership of, any Person, except that Borrower may effect the purchase (each, a "Permitted Acquisition") of (x) assets of any Person which constitute an operating unit or business of such Person or (y) the capital stock or other beneficial ownership interests in another Person, so long as (A) no Default or Event of Default shall have occurred and be continuing on the date of any such Permitted Acquisition or would occur after giving effect thereto, (B) immediately after giving effect thereto, Availability (as modified as provided below) shall be greater than or equal to $20,000,000, (C) Borrower shall have notified Agent thereof not less than 10 days prior to the proposed closing date for any such acquisition, (D) the business to be acquired by such Permitted Acquisition shall be substantially similar to a business of Borrower permitted by subsection 7.10, (E) Borrower shall cause such assets, capital stock or other ownership interests to be purchased by, or concurrently with the purchase of such assets, capital stock or other ownership interests shall cause such assets, capital stock or other ownership interests to be transferred to, Borrower or any Restricted Subsidiary, (F) the terms of such Permitted Acquisition involving consideration (other than common stock of Borrower) in excess of $10,000,000 shall be reasonably acceptable to Agent, and (G) Borrower shall take or cause to be taken such actions as Agent shall reasonably request in order that Agent be granted a first priority perfected security interest (free and clear of any and all other Liens) in all assets of the type granted by Borrower to Agent under subsection 2.7 of any Person whose stock or other ownership interest is acquired through the Permitted Acquisition, and a Guaranty of the Obligations shall be issued by any new Subsidiary (it being
understood and agreed, notwithstanding the foregoing, that  the   inclusion of
any assets of a new Restricted Subsidiary in the Borrowing Base shall be subject in all respects to the last sentence of subsection 2.1(C)). For purposes of this subsection 7.6, clause (z) of the defined term "Availability" shall be modified to be the sum of (i) the amount of those payables of Borrower and its Subsidiaries (after giving effect to the consummation of the Permitted Acquisition) which shall, immediately after giving effect to the consummation of the Permitted Acquisition, remain unpaid beyond customary terms therefor and
(ii) all accrued interest owing on the Senior Notes (and, if any of the Senior Notes are refinanced or refunded with new Indebtedness permitted hereunder, such new Indebtedness) and all payments made by Borrower or any of its Subsidiaries with respect to any Compensation Claims.

              7.7 Changes Relating to Senior Note Debt. Change or amend the terms of the Senior Note Debt or any Senior Note Documents if the effect of such amendment is to: (a) increase the interest rate on such Indebtedness; (b) change the dates upon which payments of principal or interest are due on such Indebtedness; (c) change any event of default or add any covenant with respect to such Indebtedness; (d) change the payment provisions of such Indebtedness; or (e) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Borrower, any of its Subsidiaries, Agent or any Lender.





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              7.8    Transactions with Affiliates.  Directly or indirectly,
enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of any Loan Party, except for transactions in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Restricted Subsidiary's business and upon fair and reasonable terms which are fully disclosed to Agent and Lenders and which are no less favorable to Borrower or the relevant Restricted Subsidiary, as appropriate, than it would obtain in a comparable arm's length transaction with an unaffiliated Person; provided that nothing set forth in this subsection
7.8 shall prohibit (i) (A) the purchase of any capital stock of Borrower or any Subordinated Debt by any Affiliate of Borrower that controls Borrower or (B) any Restricted Junior Payment permitted by subsection 7.5(d), (ii) the payment of reasonable compensation or fees to officers or directors of Borrower and its Subsidiaries, (iii) loans to employees, officers or directors in connection with stock option plans or other stock plans not in excess of $5,000,000 as to all employees, officers and directors at any one time outstanding so long as no cash is transferred to any such Person as part of any such loan, (iv) loans and advances to employees for moving, entertainment, travel and other expenses in the ordinary course of business, (v) indemnification of officers and directors to the full extent permitted by applicable law or (vi) any transaction between Borrower and any of its Restricted Subsidiaries or between Restricted Subsidiaries which is permitted by other sections of this Agreement.

              7.9 Environmental Liabilities. (a) Violate any applicable Environmental Law, except to the extent the same is not reasonably likely to result in a material liability to Borrower or any of its Subsidiaries; (b) dispose of any Hazardous Materials (except in accordance with applicable law) into or onto or from, any real property owned, leased or operated by any Loan Party, except to the extent the same is not reasonably likely to result in a material liability to Borrower or any of its Subsidiaries; or (c) permit any Lien imposed pursuant to any Environmental Law to be imposed or to remain on any real property owned, leased or operated by any Loan Party.

              7.10 Conduct of Business. From and after the Closing Date, engage in any business other than businesses of the type engaged in by Borrower on the Closing Date or related or incidental thereto, including oil change, lubrication, brake repair and similar businesses relating to the maintenance or repair of cars, trucks and other vehicles.

              7.11 Compliance with ERISA. Establish any new Employee Benefit Plan or amend any existing Employee Benefit Plan if the liability or increased liability resulting from such establishment or amendment is reasonably likely to have a Material Adverse Effect. Neither Borrower nor any Subsidiary shall fail to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof.

              7.12 Tax Consolidations. File or consent to the filing of any consolidated income tax return with any Person other than Borrower or any of its Subsidiaries.

              7.13 Subsidiaries. Establish, create or acquire any new Subsidiaries, except as permitted under subsection 7.6(d).





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
              7.14   Fiscal Year.  Change its Fiscal Year.

              7.15 Press Release; Public Offering Materials. Disclose the name of Agent or any Lender in any press release or in any prospectus, proxy statement or other materials filed with any governmental entity relating to a public offering of the capital stock of any Loan Party except as may be required by law or with the prior written consent of Agent or such Lender, as applicable.

              7.16 Certain Bank Accounts. Establish , amend or terminate any blocked account or concentration account or lockbox agreement without Agent's prior written consent, which consent shall not be unreasonably withheld so long as subsection 5.6 shall be complied with.


                    SECTION 8.  DEFAULT, RIGHTS AND REMEDIES

              8.1 Event of Default. "Event of Default" shall mean the occurrence or existence of any one or more of the following:

              (A) Payment. Failure to make payment of any of the Obligations when due and , in the case of any payment (other than on account of principal on any Loan or reimbursement with respect to any Lender Letter of Credit), such failure shall not be cured within five (5) days of the applicable due date; or

              (B) Default in Other Agreements. (1) Failure of Borrower, any of the Restricted Subsidiaries or any other Loan Party to pay when due any principal or interest on any Indebtedness (other than the Obligations) or (2) breach or default of Borrower, any of the Restricted Subsidiaries or any other Loan Party with respect to any Indebtedness (other than the Obligations); if such failure to pay, breach or default entitles the holder or holders (or trustee or agent on behalf of such holder or holders) to cause such Indebtedness having an individual or aggregate principal amount in excess of $1,000,000 to become or be declared due prior to its stated maturity; or

              (C) Breach of Certain Provisions. Failure of Borrower to perform or comply with any term or condition contained in subsections 5.1 (B) and (C), 5.3, 5.5 or 5.6 or contained in Section 6 or Section 7; or

              (D) Breach of Warranty. Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or other Transaction Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document or other Transaction Document is false in any material respect on the date made; or

              (E) Other Defaults Under Loan Documents. Borrower or any other Loan Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents and such default is not remedied or waived within twenty (20) days after the earlier of (x) Borrower or any other Loan Party obtaining knowledge of such default or (y) receipt by





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Borrower of notice from Agent or Requisite Lenders of such default (other than occurrences described in other provisions of this subsection 8.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); or

              (F)    Change in Control. A Change of Control shall occur; or

              (G) Involuntary Bankruptcy; Appointment of Receiver, etc. (1) A court enters a decree or order for relief with respect Borrower, any of the Restricted Subsidiaries or any other Loan Party in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against Borrower, any of the Restricted Subsidiaries or any other Loan Party under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower, any of the Restricted Subsidiaries or any other Loan Party or over all or a substantial part of their respective property is entered; or (c) an interim receiver, trustee or other custodian is appointed without the consent of Borrower, any of the Restricted Subsidiaries or any other Loan Party for all or a substantial part of the property of Borrower, any such Subsidiary or any other Loan Party; or

              (H) Voluntary Bankruptcy; Appointment of Receiver, etc. (1) An order for relief is entered with respect to Borrower, any of the Restricted Subsidiaries or any other Loan Party or Borrower, any of the Restricted Subsidiaries or any other Loan Party commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or
(2) Borrower, any of the Restricted Subsidiaries or any other Loan Party makes any assignment for the benefit of creditors; or (3) the board of directors of Borrower, any of the Restricted Subsidiaries or any other Loan Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 8.1(H); or

              (I) Liens. Any lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the assets of Borrower, any of the Restricted Subsidiaries or any other Loan Party by the United States or any department or instrumentality thereof or by any state, county, municipality or other governmental agency (other than Permitted Encumbrances) and such lien, levy or assessment is not stayed, vacated, paid or discharged within thirty (30) days; or

              (J) Judgment and Attachments. (x) Any money judgment, writ or warrant of attachment, or similar process involving (1) an amount in any individual case in excess of $2,500,000 or (2) an amount in the aggregate at any time in excess of $5,000,000 (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage)





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is entered or filed against Borrower, any of the Restricted Subsidiaries or any other Loan Party or any of their respective assets and remains undischarged, unvacated, unbonded , unstayed or unpaid for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or (y) the aggregate amount of payments (whether relating to judgments, settlements or otherwise) made by Borrower and its Subsidiaries with respect to Compensation Claims (including, without limitation, any claims which may be raised after the Closing Date) shall exceed the aggregate amount of reserves established therefor by Borrower in accordance with GAAP.

              (K) Dissolution. Any order, judgment or decree is entered against Borrower, any of the Restricted Subsidiaries or any other Loan Party decreeing the dissolution or split up of Borrower, that Subsidiary or any other Loan Party and such order remains undischarged or unstayed for a period in excess of twenty (20) days; or

              (L) Solvency. Borrower ceases to be solvent (as represented by Borrower in subsection 4.17) or admits in writing its present or prospective inability to pay its debts as they become due; or

              (M) Injunction. Borrower, any of the Restricted Subsidiaries or any other Loan Party is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for more than thirty (30) days; or

              (N) Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

              (O) Failure of Security. Agent, on behalf of Agent and Lenders, does not have or ceases to have a valid and perfected first priority security interest in the Collateral (subject to Permitted Encumbrances), in each case, for any reason other than the failure of Agent or any Lender to take any action within its control; or

              (P) Damage, Strike, Casualty. Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of Borrower, any of the Restricted Subsidiaries or any other Loan Party if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.

              (Q) Licenses and Permits. The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by Borrower, any of the Restricted Subsidiaries or any other Loan Party, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect.





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              (R)    Forfeiture.  There is filed against Borrower, any
Restricted Subsidiary or any other Loan Party any criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (1) is not dismissed within one hundred twenty
(120) days; and (2) could result in the confiscation or forfeiture of any material portion of the Collateral.

              8.2 Suspension of Commitments. Upon the occurrence of any Default or Event of Default, notwithstanding any grace period or right to cure, Agent and/or Swingline Lender may or upon demand by Requisite Lenders shall, without notice or demand, immediately cease making additional Loans and the Commitments shall be suspended; provided that, in the case of a Default, if the subject condition or event is waived or cured within any applicable grace or cure period, the Commitments shall be reinstated.

              8.3 Acceleration. Upon the occurrence of any Event of Default described in the foregoing subsections 8.1(G) or 8.1(H), all Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the Commitments shall thereupon terminate. Upon the occurrence and during the continuance of any other Event of Default, Agent may, and upon demand by Requisite Lenders shall, by written notice to Borrower, (a) declare all or any portion of the Obligations to be, and the same shall forthwith become, immediately due and payable and the Commitments shall thereupon terminate and (b) demand that Borrower immediately deposit with Agent an amount equal to one hundred five percent (105%) of the Letter of Credit Reserve to enable Agent and Lenders to make payments under the Lender Letters of Credit when required and such amount shall become immediately due and payable.

              8.4 Remedies. If any Event of Default shall have occurred and be continuing, in addition to and not in limitation of any other rights or remedies available to Agent and Lenders at law or in equity, Agent may and shall upon the request of Requisite Lenders exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and may also (a) notify any or all obligors on the Accounts to make all payments directly to Agent; (b) require Borrower to, and Borrower hereby agrees that it will, at its expense and upon request of Agent forthwith, assemble all or part of the Collateral as directed by Agent and make it available to Agent at a place to be designated by Agent which is reasonably convenient to both parties; (c) withdraw all cash in the local bank accounts and concentration accounts referred to in subsection 5.6 and apply such monies in payment of the Obligations in the manner provided in subsection 8.7; (d) without notice or demand or legal process, enter upon any premises of Borrower and take possession of the Collateral; and (e) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent's offices or elsewhere, at such time or times, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as are commercially reasonable. Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Collateral, if





                                       73
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permitted by law, Agent or any Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of the Collateral or any portion thereof for the account of Agent or such Lender.
Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Borrower shall remain liable for any deficiency. Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, Borrower hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter enacted. Agent shall not be required to proceed against any Collateral but may proceed against Borrower directly.

              8.5 Appointment of Attorney-in-Fact. Borrower hereby constitutes and appoints Agent as Borrower's attorney-in-fact with full authority in the place and stead of Borrower and in the name of Borrower, Agent or otherwise, from time to time in Agent's discretion while an Event of Default is continuing to take any action and to execute any instrument that Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including: (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) to adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereunder or allow any credit or discount thereon; (c) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above; (d) to file any claims or take any action or institute any proceedings that Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Agent and Lenders with respect to any of the Collateral; and (e) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral. The appointment of Agent as Borrower's attorney and Agent's rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations and termination of the Revolving Loan Commitment.

              8.6 Limitation on Duty of Agent with Respect to Collateral. Beyond the safe custody thereof, Agent and each Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Agent accords its own property. Neither Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by Agent in good faith.

              8.7 Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower, and





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Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Agent may deem advisable notwithstanding any previous entry by Agent upon any books and records and (b) the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs and expenses incurred by Agent or any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to all fees due and owing to Agent and Lenders; third, to accrued and unpaid interest on the Obligations; fourth, to the principal amounts of the Obligations outstanding; and fifth, to any other Obligations owing to Agent or any Lender.

              8.8 License of Intellectual Property. Borrower hereby assigns, transfers and conveys to Agent, for the benefit of Agent and Lenders, effective both (i) upon the occurrence and during the continuance of any Event of Default hereunder or (ii) after the acceleration of the Obligations, the non-exclusive right and license to use all Intellectual Property owned or used by Borrower together with any goodwill associated therewith, all to the extent necessary to enable Agent to realize on the Collateral and any successor or assign to enjoy the benefits of the Collateral. This right and license shall inure to the benefit of all successors, assigns and transferees of Agent and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license is granted free of charge, without requirement that any monetary payment whatsoever be made to Borrower by Agent.

              8.9 Waivers, Non-Exclusive Remedies. No failure on the part of Agent or any Lender to exercise, and no delay in exercising and no course of dealing with respect to, any right, power or privilege under this Agreement or the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise by Agent or any Lender of any right, power or privilege under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights, powers and privileges in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other remedies provided by law.


                    SECTION 9.  ASSIGNMENT AND PARTICIPATION

              9.1    Assignments and Participations in Loans.

              (A) Any Lender may, with the written consent of Agent , assign and delegate to one or more assignees (each an "Assignee") (provided that no written consent of Agent shall be required in connection with any assignment and delegation by a Lender to an Affiliate of such Lender) that, in the case of an Assignee which is not an Affiliate of the assigning Lender, is an Eligible Institution all, or any ratable part of all, of its share of the Revolving Loan, the Revolving Loan Commitment and the other rights and obligations of such Lender hereunder related thereto, in a minimum amount of $5,000,000 or if less the entire amount of such Lender's share of the Revolving Loan and Revolving Loan Commitment; provided, however, that Borrower and the Agent





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may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Borrower and Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to Borrower and Agent an Assignment and Acceptance substantially in the form of Exhibit D ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and (iii) the assignor Lender or Assignee has paid to Agent a processing fee in the amount of $3,500.

              (B) From and after the date that Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations, including, but not limited to, the obligation to participate in Swingline Advances and Lender Letters of Credit, have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided, that such Lender shall continue to be entitled to the benefits of subsections 2.8, 2.9 and 10.1).

              (C) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document; (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any of its Subsidiaries or the performance or observance by Borrower or any of its Subsidiaries of any of its obligations under this Agreement or any other Loan Document; (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (5) such Assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto; (6) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender and (7) such Assignee (unless an Affiliate of the assigning Lender) represents and warrants that it is an Eligible Institution.





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
              (D) Within five Business Days after its receipt of notice by Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, Borrower shall execute and deliver to Agent a new Revolving Note evidencing such Assignee's assigned Loans and Revolving Loan Commitment and, if the assigning Lender has retained a portion of the Revolving Loan and its Revolving Commitment, a replacement Revolving Note in the principal amount of the portion of the Revolving Loan Commitment retained by the assignor Lender (such Notes to be in exchange for, but not in payment of, the Notes held by such Lender). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Revolving Loan Commitment allocated to each Assignee shall reduce the Revolving Loan Commitment of the assigning Lender pro tanto.

              (E) Any Lender may at any time, without consent of Agent or Borrower, sell to one or more commercial banks, financial institutions or other Persons not Affiliates of the Borrower (a "Participant") participating interests in any Loans, the Commitments of that Lender and the other interests of that Lender (the "originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender's obligations under this Agreement shall remain unchanged, provided, that the Participant shall be treated as a Lender for the purposes of subsections 2.8, 2.9, 9.4 and 10.2, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) such participation shall be in a minimum principal amount of $5,000,000 and (v) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document which amendment, consent or waiver requires the consent of all Lenders, other than Defaulting Lenders, and all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

              (F) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Notes held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

              (G) Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to Agent and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the portions of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive and Borrower, Agent and Lenders may treat each person whose name is recorded in the Register pursuant





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to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice to Agent.

              (H) Any Lender or originating Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this subsection 9.1, disclose to the Assignee or Participant or proposed Assignee or proposed Participant any information relating to Borrower and its Subsidiaries furnished to such Lender or originating Lender by or on behalf of Borrower; provided, that, prior to any such disclosure of information designated by Borrower as confidential, each such Assignee or Participant or proposed Assignee or proposed Participant shall execute an agreement whereby such Assignee or Participant or proposed Assignee or proposed Participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders under subsection 10.21.

              (I) Borrower will assist Agent and Heller in effectuating any such assignments, sales or participations by Heller in whatever manner Heller deems reasonably necessary, including, but not limited to, the preparation of offering memoranda and the participation of members of Borrower's management in meetings with prospective assignees and participants.

              9.2    Agent.

              (A) Appointment. Each Lender hereby designates and appoints Heller as its agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders' consent be obtained in certain instances as provided in this Agreement (including, without limitation, subsection 10.3). Agent agrees to act as such on the express conditions contained in this subsection 9.2. The provisions of this subsection 9.2 are solely for the benefit of Agent and Lenders and neither Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as an administrative representative of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Lenders, Borrower or any other Loan Party. Agent may perform any of its duties hereunder or under the other Loan Documents, by or through its agents or employees.

              (B) Nature of Duties. Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this





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Agreement a fiduciary relationship in respect of any Lender.  Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with the extension of credit hereunder and shall make its own appraisal of the credit worthiness of Borrower and its Subsidiaries, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter. If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the applicable percentage of Lenders have instructed Agent to act or refrain from acting pursuant hereto.

              (C) Rights, Exculpation, Etc. Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, except that Agent shall be obligated on the terms set forth herein for performance of its express obligations hereunder, and except that Agent shall be liable with respect to its own gross negligence or willful misconduct. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the other Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents Agent is permitted or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the other Loan Documents until it shall have received such instructions from the applicable percentage of the Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the applicable percentage of the Lenders and notwithstanding the instructions of Lenders, Agent shall have no obligation to take any action if it, in good faith believes that such action exposes Agent to any liability.

              (D) Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and





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to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

              (E) Indemnification. Each Lender, severally, agrees to reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent's gross negligence or willful misconduct. The obligations of Lenders under this subsection 9.2(E) shall survive the payment in full of the Obligations and the termination of this Agreement.

              (F) Heller Individually. With respect to its Commitments and the Loans made by it, and the Notes issued to it, Heller shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include Heller in its individual capacity as a Lender or one of the Requisite Lenders. Heller may lend money to, and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as Agent pursuant hereto.

              (G)    Successor Agent.

                     (1) Resignation. Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty
(30) Business Days' prior written notice to Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (2) below or as otherwise provided below.

                     (2) Appointment of Successor. Upon any such notice of resignation pursuant to clause (G)(1) above, Requisite Lenders shall, upon receipt of Borrower's prior consent which shall not unreasonably be withheld, appoint a successor Agent. If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent from among the Lenders (or if no Lenders shall accept such appointment, such successor Agent may be any other Person appointed by the retiring Agent) who shall serve as Agent until such time, as Requisite Lenders, upon receipt of Borrower's prior written consent which shall not be unreasonably withheld, appoint a successor Agent as provided above.

                     (3) Successor Agent. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to





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and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent's resignation as Agent under the Loan Documents, the provisions of this subsection 9.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

              (H)    Collateral Matters.

                     (1) Release of Collateral. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any property covered by this Agreement or the Loan Documents (i) upon termination of the Commitments and in connection therewith, the termination of all Lender Letters of Credit (or the provision of cash collateral in regard thereto, if required by subsection 2.4(C)) and the full payment and satisfaction of all Obligations; (ii) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry); or (iii) constituting property leased to Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not
intended by Borrower to be, renewed or extended.   In addition, Agent may
release Collateral as to which the applicable percentage of Lenders have consented to or otherwise authorized the release of the Lien of Agent in such property pursuant to subsection 10.3(A).

                     (2) Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by Lenders (as set forth in subsection 9.2(H)(1)), each Lender agrees to confirm in writing, upon request by Borrower, the authority to release any property covered by this Agreement or the other Loan Documents conferred upon Agent under subsection 9.2(H)(1). So long as no Event of Default is then continuing, upon receipt by Agent of confirmation from the requisite percentage of Lenders, of its authority to release any particular item or types of property covered by this Agreement or the other Loan Documents, and upon at least five (5) Business Days prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Agent and Lenders herein or pursuant hereto upon such Collateral; provided, however, that (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party, in respect of), all interests retained by any Loan Party, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the property covered by this Agreement or the Loan Documents.

                     (3) Absence of Duty. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by this Agreement or the other Loan Documents exists or is owned by Borrower or any other Loan Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent on behalf of Agent and Lenders





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herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this subsection 9.2(H) or in any of the other Loan Documents, it being understood and agreed that in respect of the property covered by this Agreement or the other Loan Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in property covered by this Agreement or the other Loan Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders; provided, that Agent shall exercise the same care which it would in dealing with loans for its own account.

              (I) Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Lenders' security interest in Collateral which, in accordance with Article 9 of the Uniform Commercial Code in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor, shall deliver such Collateral to Agent or in accordance with Agent's instructions.

              (J) Exercise of Remedies. Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Loan Document or to realize upon any collateral security for the Loans, it being understood and agreed that such rights and remedies may be exercised only by Agent.

              9.3    Consents.

              (A) In the event Agent requests the consent of a Lender and does not receive a written denial thereof within five (5) Business Days after such Lender's receipt of such request, then such Lender will be deemed to have given such consent.

              (B) In the event Agent requests the consent of a Lender and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Loans to another Lender willing to accept such assignment for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees will be paid when collected from Borrower. In the event that Agent elects to require any Lender to assign its interest to such other Lender, Agent will so notify such Lender in writing within forty-five (45) days following such Lender's denial, and such Lender will assign its interest to such other Lender no later than five (5) days following receipt of such notice.

              9.4 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower or to any other Person (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender or such holder at any of its





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offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender or such holder to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations which are not paid when due; except that no Lender or any such holder shall exercise any such right without the prior written consent of Agent. Any Lender which has exercised its right to set off shall, to the extent the amount of any such set off exceeds its Pro Rata Share of the Obligations, purchase for cash (and the other Lenders or holders shall sell) participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender or holder in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders and holders, and (b) any Lender or holder so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers' Lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of Loans and other Obligations in the amount of such participation.

              9.5 Dissemination of Information. Agent will provide Lenders with any information received by Agent from Borrower which is required to be provided to a Lender hereunder; provided, however, that Agent shall not be liable to Lenders for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct.

              9.6    Return of Payments.

              (1) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

              (2) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any solvency law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

              9.7 Discretionary Advances. Agent may, in its sole discretion, make Revolving Advances on behalf of Lenders in an aggregate amount of not more than $________ in excess of the limitations set forth in subsection
2.1 (A)(1)(b) (but not in excess of the limitations set forth in subsection 2.1(A)(1)(a)) for the purpose of preserving, protecting, collecting or enforcing the Collateral (including, without limitation, the preservation of the perfection and priority of the Agent's Lien therein) and/or rights and remedies of Agent and Lenders under the Loan Documents or applicable law (any advances described in this subsection 9.7 being herein referred to as "Agent Advances"). The Agent Advances shall be repayable on demand and secured by the Collateral, shall constitute Revolving Advances and Obligations hereunder, and shall bear interest at the rate applicable to the Revolving Advances from time to time. Agent shall require settlement by Lenders of Agent Advances upon demand by Agent. Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by Agent (whether before or after the occurrence of a Default or an Event of Default), each other Lender shall irrevocably and unconditionally purchase and receive from Agent, without recourse or warranty, an undivided interest and participation in such Agent Advance to the extent of such Lender's Pro Rata Share thereof by paying to Agent, in same day funds, an amount equal to such Lender's Pro Rata Share of such Agent Advance. From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Agent Advance as provided above, Agent shall promptly distribute to such Lender such Lender's Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Agent Advance.


                           SECTION 10.  MISCELLANEOUS

              10.1 Expenses and Attorneys' Fees. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to promptly pay all reasonable fees, costs and expenses incurred by Agent (and Lenders to the extent herein provided) in connection with any matters contemplated by or arising out of this Agreement or the other Loan Documents including the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand and secured by the Collateral: (a) reasonable fees, costs and expenses (including reasonable attorneys' fees, allocated costs of internal counsel and fees of accountants, auditors and other professionals retained by Agent) incurred by Agent in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (b) reasonable fees, costs and expenses (including reasonable attorneys' fees, allocated costs of internal counsel and fees of accountants, auditors and other professionals retained by Agent) incurred by Agent in connection with the review, negotiation, preparation, documentation, execution, syndication and administration of the Loan Documents, the Loans, and any amendments, waivers, consents, forbearances and other modifications relating thereto or any subordination or intercreditor agreements; (c) reasonable fees, costs and expenses incurred by Agent in creating, perfecting and maintaining perfection of Liens in favor of Agent, on behalf of Agent and Lenders; (d) reasonable fees, costs and expenses incurred by Agent in connection with forwarding to Borrower the proceeds of Loans including Agent's or any Lenders' standard wire transfer fee; (e) reasonable fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by Agent or any Lender in establishing, maintaining and handling lock box accounts, blocked accounts or other accounts for collection of the Collateral; (f) reasonable fees, costs, expenses (including reasonable attorneys' fees and allocated costs of internal counsel) of Agent or any Lender and costs of settlement incurred in collecting upon or enforcing rights against the Collateral or incurred in any action to enforce this Agreement or the other Loan Documents or to collect any payments due from Borrower or any other Loan Party under this Agreement or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a "workout" or in connection with any insolvency or bankruptcy proceedings or otherwise.

              10.2 Indemnity. In addition to the payment of expenses pursuant to subsection 10.1, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold Agent and each Lender and any holder of any Notes and the officers, directors, employees, agents, consultants, accountants, auditors, persons engaged by Agent or any Lender or holder of any Note to evaluate or monitor the Collateral, affiliates and attorneys of Agent, Lender and such holders (collectively called the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents, the consummation of the Recapitalization or the other transactions contemplated by this Agreement, the statements contained in the commitment letters, if any, delivered by Agent or any Lender, Agent's and each Lender's agreement to make the Loans hereunder, the use or intended use of the proceeds of any of the Loans or the exercise of any right or remedy hereunder or under the other Loan Documents (the "Indemnified Liabilities"); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction.

              10.3   Amendments and Waivers.

              (A) Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders or Agent, as applicable; provided, that no amendment, modification, termination or waiver shall, unless in writing and signed by all Lenders, do any of the following: (i) increase the Commitment of any Lender;
(ii) reduce the principal of, rate of interest on or fees payable with respect to any Loan or Lender Letter of Credit; (iii) extend the scheduled due date of all or any portion of principal of the Loans; (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the percentage of Lenders which shall be required for Lenders or any of them to take any action hereunder; (v) amend or waive this subsection 10.3 or the definitions of the terms used in this subsection 10.3 insofar as the definitions affect the substance of this subsection 10.3; (vi) consent to the assignment or other transfer by any Loan Party of any of its rights and obligations under any Loan Document; (vii) increase the percentages contained in the definition of Borrowing Base (viii) change the definition of Maximum Revolving Loan Amount or (ix) release all or substantially all of the Collateral or all or substantially all of the Guaranties, provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of Agent under any Loan Document shall in any event be effective, unless in writing and signed by Agent, in addition to the Lenders required herein above to take such action, and provided, even further, that no amendment, modification, termination or waiver of subsections 2.1(B), 2.1(F) (with respect to the Swingline Note), any provision expressly relating to application of payments to the Swingline Loan or the definition of Swingline Loan Commitment shall in any event be effective unless in writing and signed by Swingline Lender.

              (B) Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document.

              (C) No amendment, modification or waiver of any provision of any Lender Letter of Credit shall be applicable without the written concurrence of the issuer of such Lender Letter of Credit. No notice to or demand on Borrower or any other Loan Party in any case shall entitle Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.3 shall be binding upon each Lender, and, if signed by a Loan Party, on such Loan Party.

              10.4 Notices. Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Central time or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

    If to Borrower:           CHIEF AUTO PARTS INC.  One Lincoln
                              Centre, Suite 200 5400 LBJ Freeway Dallas, Texas
                              75240-6223 Attn:  Chief Financial Officer Telecopy
                              No.:  (972) 341-2310

    With a copy to:           Gibson, Dunne & Crutcher LLP 1717
                              Main St., Suite 5400 Dallas, Texas  75201 Attn:
                              Irwin F. Sentilles, III Telecopy No.:  (214)
                              698-3400

    If to Agent or to Heller: HELLER FINANCIAL, INC.
                              500 West Monroe
                              Chicago, Illinois,  60661
                              Attn:  HBC Portfolio Manager
                              Telecopy No.:  (___) ___-____

    With a copy to:           HELLER FINANCIAL, INC.
                              500 West Monroe
                              Chicago, Illinois  60661
                              Attn:  Legal Department/HBC
                              Telecopy No.:  (___) ___-____

If to any Lender: Its address indicated on the signature page hereto, in an Assignment and Acceptance or in a notice to Agent and Borrower or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this subsection 10.4.

              10.5 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 10.1 and 10.2 shall survive the payment of the Loans and the termination of this Agreement.

              10.6 Indulgence Not Waiver. No failure or delay on the part of Agent, any Lender or any holder of any Note in the exercise of any power, right or privilege hereunder or under Note shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

              10.7 Marshaling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Agent and/or any Lender or Agent and/or any Lender enforces its security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

              10.8 Entire Agreement. This Agreement, the Notes and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

              10.9 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

              10.10 Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement or the other Loan Documents or of such provision or obligation in any other jurisdiction.

              10.11 Lenders' Obligations Several; Independent Nature of Lenders' Rights. The obligation of each Lender hereunder is several and not joint and neither Agent nor any Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, provided Agent fails or refuses to exercise any remedies against Borrower after receiving the direction of the Requisite Lenders, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

              10.12 Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

              10.13 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

              10.14 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Borrower may not assign its rights or obligations hereunder without the written consent of Lenders.

              10.15  No Fiduciary Relationship; Limitation of Liabilities.

              (A) No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Agent or any Lender to Borrower.

              (B) Neither Agent nor any Lender, nor any affiliate, officer, director, shareholder, employee, attorney, or agent of Agent or any Lender shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue Agent or any Lender or any of Agent's or any Lender's affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the transactions contemplated hereby.

              10.16 CONSENT TO JURISDICTION. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE NOTES, THE OTHER LOAN DOCUMENTS OR THE OBLIGATIONS.

              10.17 WAIVER OF JURY TRIAL. BORROWER, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS. BORROWER, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, AGENT AND EACH LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

              10.18 Construction. Borrower, Agent and each Lender each acknowledge that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower, Agent and each Lender.

              10.19 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of a signature page to this Agreement, any amendments, waivers, consents or supplements, or to any other Loan Document by telecopier shall be as effective as delivery of a manually executed counterpart thereof.

              10.20 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Agent or any Lender shall have the right to act exclusively in the interest of Agent or such Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower or any of Borrower's shareholders or any other Person.

              10.21 Confidentiality. Agent and Lenders shall hold all nonpublic information obtained in connection herewith in accordance with such Person's customary procedures for handling confidential information of this nature and in accordance with safe and sound business practices and in any event may make disclosure to such of its respective Affiliates, officers, directors, employees, agents and representatives as need to know such information in connection with the Loans. If any Lender is otherwise a creditor of a Borrower, such Lender may use the information in connection with its other credits. Agent and Lenders may also make disclosure reasonably required by a bona fide offeree or assignee (or participation), or as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, or to its accountants, lawyers and other advisors, and shall require any such offeree or assignee (or participant) to agree (and require any of its offerees, assignees or participants to agree) to comply with this Section 10.21. In no event shall Agent or any Lender be obligated or required to return any materials furnished by Borrower;

provided, however, each Offeree shall be required to agree that if it does not become a assignee (or participant) it shall return all materials furnished to it by Borrower in connection herewith.

              Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

                            "BORROWER"

                            CHIEF AUTO PARTS INC.

                            By:
                                ------------------------------------------------
                            Name:
                                 -----------------------------------------------
                            Title:
                                  ----------------------------------------------
                            FEIN:
                                 -----------------------------------------------

                            "LENDERS"

                            HELLER FINANCIAL, INC.

                            By:
                                ------------------------------------------------
                            Name:
                                 -----------------------------------------------
                            Title:
                                  ----------------------------------------------


                            Revolving Loan Commitment:
                            $
                             ------------------------------------------------

                            Swing Loan Commitment
                            $
                             ------------------------------------------------

                            [Add other Lenders]
                            Address:

                            "AGENT"

                            HELLER FINANCIAL, INC., as Agent

                            By:
                               -------------------------------------------------
                            Name:
                                 -----------------------------------------------
                            Title:
                                  ----------------------------------------------

                                 EXHIBIT 5.1(D)

                 [TO BE RETYPED ON THE LETTERHEAD OF BORROWER]


                                 , 199   [200 ]
                -----------------     --     -

[Name and Address of
Borrower's Accountant]

----------------------------

----------------------------



Dear                        :
     -----------------------

              Reference is made to the Loan and Security Agreement dated as of May __, 1997 (as the same may hereafter be amended, supplemented or otherwise modified, the "Loan Agreement") among the undersigned ("Borrower"), the lenders party thereto from time to time (the "Lenders") and Heller Financial, Inc., as agent for the Lenders (in such capacity, the "Agent"). In connection with the Loan Agreement and other credit facilities which may from time to time be extended by Agent or any Lender to Borrower, Borrower hereby authorizes and directs you (i) to communicate directly with Agent and each Lender with respect to all matters pertaining to the financial condition, business and affairs of Borrower or any of its subsidiaries, if any, and (ii) to release to Agent and each Lender all management letters and internal control reports and, where the same are given orally, to advise Agent and each Lender of the substance thereof.

              Furthermore, Borrower acknowledges and hereby notifies you that
(i) a primary intent of Borrower is for your professional services, in preparing the audit report for Borrower's financial statements, to benefit and influence Agent and each Lender and its successors and assigns, and (ii) Agent and each Lender has relied on past financial statements, and will rely on future financial statements, of Borrower and its subsidiaries, and your audit report thereon, in making the loans and other credit accommodations under the Loan Agreement.


                            Very truly yours,

                            CHIEF AUTO PARTS INC.

                            By
                              ------------------------------

                            Its
                               -----------------------------

cc:  Heller Financial, Inc.





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